   As filed with the Securities and Exchange Commission on June 22, 2000

                                                 Registration No. 333-32628
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ----------

                              Amendment No. 1

                                    To
                                    Form S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                  ----------
                                  Cidera, Inc.
             (Exact name of registrant as specified in its charter)
                                  ----------

         Delaware                     7389                   52-2048092
 (State or jurisdiction of      (Primary Standard         (I.R.S. Employer
     incorporation or              Industrial          Identification Number)
       organization)           Classification Code
                                     Number)

                             8037 Laurel Lakes Ct.
                             Laurel, Maryland 20707
                                 (301) 598-0500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                  ----------
                              Douglas E. Humphrey

                           Chairman of the Board
                                  Cidera, Inc.
                             8037 Laurel Lakes Ct.
                             Laurel, Maryland 20707
                                 (301) 598-0500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ----------
                                   Copies to:
        MICHAEL R. LINCOLN, ESQ.                  BRENT B. SILER, ESQ.
         SIDNEY R. SMITH, ESQ.                     Hale and Dorr LLP
       DARREN K. DeSTEFANO, ESQ.              1455 Pennsylvania Ave., N.W.
           Cooley Godward LLP                     Washington, DC 20004
           One Freedom Square                        (202) 942-8400
           Reston Town Center                  (202) 942-8484 (facsimile)
          11951 Freedom Drive
            Reston, VA 20190

          (703) 456-8000

    (703) 456-8100 (facsimile)
                                  ----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 22, 2000

                             5,750,000 Shares

                                 [CIDERA LOGO]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $9.00 and $11.00 per share. We have applied to list the common stock on The Nasdaq Stock Market's National Market under the symbol "CIDR."

  The underwriters have an option to purchase a maximum of 862,500 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 7.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions     Cidera
                                            ------------  ------------- ------------
Per Share..................................     $             $             $
Total......................................     $             $             $

  Delivery of the shares of common stock will be made on or about      , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

            Deutsche Banc Alex. Brown

                                   Donaldson, Lufkin & Jenrette

                                                              Robertson Stephens

                   The date of this prospectus is     , 2000.

                             [Front cover foldout]

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   7
Special Note Regarding Forward-Looking Statements..........................  16
Use of Proceeds............................................................  17
Dividend Policy............................................................  17
Capitalization.............................................................  18
Dilution...................................................................  19
Selected Consolidated Financial Data.......................................  20
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.................................................  21
Business...................................................................  26

                                                                            Page
                                                                            ----
Management.................................................................  39
Related Party Transactions.................................................  49
Principal Stockholders.....................................................  52
Description of Capital Stock...............................................  54
Shares Eligible for Future Sale............................................  57
Underwriting...............................................................  59
Notice to Canadian Residents...............................................  61
Legal Matters..............................................................  63
Experts....................................................................  63
Where You Can Find More Information........................................  63
Index to Consolidated Financial Statements................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until       , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information about us and the common stock being sold in this offering and our financial statements and accompanying notes appearing elsewhere in this prospectus.

                                  Cidera, Inc.

   We provide satellite-based delivery of Internet content. Our satellite-based data delivery network and proprietary software enable the transmission of broadcast data to the edge of the Internet, with significantly reduced error rates and substantial bandwidth savings. Our satellite-based data delivery network can broadcast over 3.5 trillion bits of data per day at speeds of up to 45 megabits per second to each location equipped with one of our satellite dishes. Our customers include Internet service providers, or ISPs, content distributors and corporations.

   We currently deliver our customers' broadcast data to over 300 points-of-presence, or POPs, in North America and Europe. POPs are the access points where end users connect to the shared Internet infrastructure, or backbone, and we refer to all POPs collectively as the edge of the Internet. By installing more satellite dishes at the edge of the Internet, we are able to add customers within our current service areas without any increase in direct transmission costs.

   Internet use has grown rapidly in recent years. Broadcast traffic, characterized by multiple transmissions of identical data from one source to many end users, represents a significant portion of the demand for Internet transmission capacity, or bandwidth. Because of its point-to-point design, the land-based Internet does not handle broadcast data efficiently. As the volume of broadcast data being transmitted over the Internet has grown, the Internet backbone has become increasingly congested.

   To bypass congestion on the Internet backbone and better meet end user demand, high-bandwidth content is increasingly being stored at multiple servers located at the edge of the Internet. To do this, ISPs are installing cache servers at their POPs to temporarily store popular content. In addition, content distributors who store the Internet content generated by Web site operators and other third parties on their servers at the edge of the Internet have emerged. Both of these developments allow end users to access popular content directly from the POP, without having to traverse the Internet to retrieve it. ISPs and content distributors currently depend on the land-based network to move content to the edge of the Internet. However, the land-based network was designed for point-to-point traffic, not broadcast traffic, and as a result it suffers from transmission delays and lost data. The cost to ISPs and content distributors, both in bandwidth consumed and customer dissatisfaction, is significant.

   Our network, consisting of over 300 satellite dishes, leased satellite capacity and our proprietary software, bypasses the point-to-point land-based Internet infrastructure and broadcasts content directly to multiple locations at the edge of the Internet. Our satellite-based network complements the Internet by freeing land-based bandwidth for point-to-point applications. Our customers receive data through our satellite dishes located at POPs. Once the data is received at the POPs, our hardware and proprietary software located at the POPs enable our customers to deliver the data to their end users. Our network provides the following benefits:

  . enables customers to offer a higher quality of service;

  . reduces customer bandwidth costs;

  . delivers a solution compatible with existing Internet technologies; and

  . provides strong customer service and support.

   We currently provide ISPs with Cidera Cache Turbocharging and Cidera Usenet News Service. Through the first quarter of 2000, substantially all of our net revenue has come from ISPs who subscribe for these services. In the first half of this year, we launched Cidera Streaming Media Service and Cidera Big File Mover, which we are marketing to content distributors and corporations, and we plan to release Cidera Virtual Application Server Technology, or Cidera VAST, later this year. We expect that these services will account for a significant portion of our net revenue in the future. These services are summarized below.

  . Cidera Cache Turbocharging--identifies frequently accessed Web pages and delivers them directly to the cache servers of our ISP customers.

  . Cidera Usenet News Service--continuously feeds Usenet News to our ISP customers.

  . Cidera Streaming Media Service--delivers popular streaming media content directly to the edge of the Internet.

  . Cidera Big File Mover-- delivers large data files by broadcasting the data to many locations simultaneously.

  . Cidera VAST--will provide ISPs and content distributors with the ability to lease capacity on our servers located at the edge of the Internet to serve as their primary edge server or to meet event-based, peak or other demands.

   Our goal is to become the leading global satellite-based Internet data delivery service. To accomplish this goal, we are pursuing a strategy built on the following initiatives:

  . globally expand our network to provide our content provider customers with a wide distribution area;

  . expand and strengthen our customer relationships to promote the expansion of our network;

  . expand our service offerings to leverage our existing and planned infrastructure;

  . build deployment and marketing alliances to strengthen our market position;

  . provide services that complement those of content distributors; and

  . maintain technological compatibility.

                               Risk Factors

   We are in the early stage of development, have a limited operating history and have generated limited net revenue to date. In addition, you should consider the following:

  . we had significant operating losses in 1998, 1999 and for the three months ended March 31, 2000;

  .  we had an accumulated deficit of $29.3 million as of March 31, 2000;

  . we anticipate incurring substantial operating losses and negative cash flow for the foreseeable future;

  .  we operate in a highly competitive industry; and

  . our business plan depends on the market's acceptance of satellite-based delivery of Internet content.

                                  ------------

   We were incorporated in Delaware under the name SkyCache, Incorporated in July 1997. We changed our name to Cidera, Inc. in January 2000. Our principal executive offices are located at 8037 Laurel Lakes Court, Laurel, Maryland 20707 and our telephone number is (301) 598-0500. Our World Wide Web site address is www.cidera.com. The information on our Web site is not a part of this prospectus.

   Our logo is a federally registered trademark. We have filed U.S. federal applications to register Cidera, Cidera Cache Turbocharging, Cidera Big File Mover and Cidera Virtual Application Server Technology as trademarks and service marks. We have also filed applications to register Cidera as a trademark and service mark in the United Kingdom and the European Community, and as a service mark in Canada, Mexico and Japan.

                                  The Offering

Common stock offered............  5,750,000 shares
Common stock to be outstanding
 after this offering............ 34,405,021 shares
Use of proceeds................. For the continued expansion of our satellite-
                                 based network, and for working capital and
                                 general corporate purposes.
Proposed Nasdaq National Market
 symbol......................... CIDR

   The number of shares of common stock to be outstanding after this offering is based on shares of common stock outstanding as of May 31, 2000. This number excludes:

  . 8,996,242 shares authorized for issuance under our stock benefit plans, of which 6,858,385 shares were subject to outstanding options at a weighted average exercise price of $6.67; and

  . 1,051,125 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.85 per share.

   Unless otherwise indicated, all of the information in this prospectus:

  . reflects the exercise of warrants prior to the closing of this offering, resulting in the issuance of shares of series A mandatorily redeemable convertible preferred stock;

  . reflects the automatic conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock, including the preferred shares issued upon exercise of the warrants, into 21,401,905 shares of common stock upon completion of this offering; and

  . assumes no exercise of the underwriters' over-allotment option.

                             Summary Financial Data

   The following financial information should be read together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                           Period from
                            Inception
                          (July 7, 1997)                             Three Months
                             through     Year Ended December 31,    Ended March 31,
                           December 31,  -------------------------  ----------------
                               1997         1998          1999       1999     2000
                          -------------- -----------  ------------  -------  -------
                                   (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Net revenue.............      $    5     $         5  $        358  $    33  $   187
Gross profit (loss).....         --             (799)       (4,141)    (675)  (2,737)
Operating loss..........        (270)         (3,584)      (11,799)  (1,853)  (8,966)
Interest expense........         --             (109)         (163)     (27)    (151)
Interest income.........         --               94           356       19      155
Net loss................        (270)         (3,599)      (11,607)  (1,861)  (8,962)
Net loss applicable to
 common stockholders....        (270)         (3,663)      (12,906)  (1,888) (14,735)
Basic and diluted net
 loss applicable to
 common stockholders
 per share .............      $(0.05)    $     (0.64) $      (2.23) $ (0.33) $ (2.26)
Weighted average number
 of shares used in basic
 and diluted net loss
 applicable to common
 stockholders per
 share..................       5,769           5,769         5,793    5,770    6,511
Pro forma basic and
 diluted net loss
 applicable to common
 stockholders per
 share..................                              $      (0.62)          $ (0.36)
Weighted average number
 of shares used in pro
 forma basic and diluted
 net loss applicable to
 common stockholders per
 share..................                                    18,747            25,127

                                                        March 31, 2000
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments...................................  $34,097   $34,216    $85,966
Working capital................................   30,978    31,097     82,847
Total assets...................................   48,600    48,719    100,469
Long-term obligations, net of current portion..    4,790     4,790      4,790
Mandatorily redeemable convertible preferred
 stock.........................................   61,762       --         --
Total stockholders' (deficit) equity...........  (23,532)   38,350     90,100

   See note 2 to our consolidated financial statements included elsewhere in this prospectus for information regarding the calculation of basic and diluted net loss and pro forma basic and diluted net loss applicable to common stockholders per share.

   In the consolidated balance sheet data pro forma column, we have adjusted the actual numbers to reflect the following events:

  . the exercise prior to the closing of this offering of warrants resulting in the issuance of 132,699 shares of series A mandatorily redeemable convertible preferred stock and our receipt of $119,250 in aggregate exercise proceeds; and

  . the automatic conversion of all of the outstanding shares of our mandatorily redeemable convertible preferred stock, including the preferred shares issued upon exercise of the warrants, into 21,401,905 shares of common stock upon the closing of this offering.

   In the consolidated balance sheet data pro forma as adjusted column, we have further adjusted the pro forma numbers to give effect to our sale of 5,750,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share and to our receipt of $51.8 million in estimated net proceeds. See "Use of Proceeds."

                                  RISK FACTORS

   You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks occur, our business could be harmed, the price of our common stock could decline and you might lose all or part of your investment.

Our business is difficult to evaluate because we have a limited operating history.

   We were founded in July 1997 and began selling Cidera Cache Turbocharging and Cidera Usenet News Service in late 1998. We recently introduced Cidera Streaming Media Service and Cidera Big File Mover and plan to introduce additional services in 2000. Accordingly, we have limited meaningful historical financial data upon which you can evaluate us and our prospects. We expect to encounter risks and uncertainties often encountered by early stage companies in new and rapidly evolving markets. Many of these risks are described in detail in this "Risk Factors" section. To address these risks, we must, among other things:

  . make significant expenditures and incur significant expenses to develop our business and network;

  .  increase the number and types of businesses that use our network;

  . educate customers about the benefits of satellite-based delivery of Internet content;

  . keep pace with technological developments and emerging industry standards; and

  .  attract, integrate, retain and motivate qualified personnel.

   If we are unable to address these risks and uncertainties or we are unable to execute our strategy, our business would be harmed.

We have a history of losses, expect to incur future net losses and may never achieve profitability, which could result in the decline in our stock price.

   We have never been profitable and have incurred significant net losses since inception. In 1997, 1998 and 1999 and the first quarter of 2000, we incurred net losses of $270,000, $3.6 million, $11.6 million and $9.0 million, respectively. As of March 31, 2000, we had an accumulated deficit of $29.3 million. We expect to continue to incur net losses in the future. We cannot be certain that our net revenue will grow or that we will achieve sufficient net revenue to achieve profitability. Our operating expenses are largely based on anticipated net revenue trends and a high percentage of our expenses are and will continue to be fixed for the foreseeable future. We expect to continue to incur significant and increasing sales and marketing, research and development, administrative and other expenses. As a result, we will need to generate significantly higher net revenue to achieve and maintain profitability. If our net revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower net revenue, we may not achieve or maintain profitability.

We have high fixed costs relating to satellite capacity and we may be unable to generate sufficient net revenue to cover these expenses.

   The contracts with our satellite capacity providers require fixed periodic payments over their terms, typically from three to seven years, regardless of how much capacity we use. We anticipate that this will continue to be the case in the future. As we increase our customer base, we expect that the cost of obtaining satellite capacity will also increase. In 1999, we incurred expenses to our satellite providers of $1.3 million and generated only $358,000 in net revenue from our customers. Unless we are able to increase our net revenue to cover these fixed costs, we will not achieve profitability and would be unable to execute our business plan.

   Our net revenue and operating results may vary significantly from quarter to quarter, which could adversely affect our stock price.

   Our quarter-to-quarter net revenue and operating results may vary significantly due to a number of factors, many of which are beyond our control. These fluctuations may cause our operating results to be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall. Factors that could cause quarterly fluctuations include:

  .  variations in demand for our services;

  .  our ability to develop and attain market acceptance of new services;

  .  timing and size of sales of our services;

  . new product and service introductions and enhancements by us and our competitors; and

  . changes in our pricing policies or the pricing policies of our competitors.

   As a result of these factors, we believe that period-to-period comparisons of our net revenue and operating results are not necessarily meaningful.

The long sales cycle for some of our services may cause our net revenue and operating results to vary significantly, which could adversely affect our stock price.

   In many cases, a potential customer's decision to purchase our services involves an elaborate evaluation and testing process, which typically take six to twelve months. As a result, our sales cycle for these services is likely to be lengthy and could span several quarters. Throughout the sales cycle, we spend considerable time and expense educating and providing information to prospective customers about the use and benefits of our services. Therefore, while we incur significant expenses early in the sales cycle, we will likely not recognize revenue relating to these efforts for several quarters. Furthermore, if potential customers ultimately choose not to purchase our services, we could incur substantial costs that will not be offset by corresponding net revenue. These long sales cycles may also contribute to the variability of our net revenue and results of operations from quarter to quarter.

We have limited sales and marketing experience; if we do not expand our direct and indirect sales organizations, our business may not grow and we may never achieve profitability.

   We currently have limited sales and marketing experience. This limited experience may restrict our ability to commercialize our services. In addition, although we have historically marketed to ISPs, our new services are targeted primarily at content distributors and corporations, with whom we have more limited marketing experience. Our services require a sophisticated sales effort targeted at a limited number of key people within our prospective customers' organizations. This sales effort requires trained sales personnel. We need to expand our marketing and sales organization in order to increase market awareness of our services, accelerate deployment of our network and generate increased revenue.

   Hiring customer service and support personnel is very competitive in our industry because there are a limited number of people available with the necessary technical skills and understanding of our market. Once we hire these personnel, they require extensive training. If we are unable to expand our customer service and support organizations or train these personnel as rapidly as necessary, we may not be able to maintain satisfied existing customers, which would compromise our ability to achieve or maintain profitability.

   We are in the process of developing our direct sales force and plan to hire additional qualified sales personnel. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel we need. In international markets, where we rely largely on the services of independent agents, we may have difficulty locating qualified agents. In addition, we believe that the execution of our business plan will depend upon our ability to establish relationships with a variety of distribution partners. If we are unable to expand our direct and indirect sales operations, we may not be able to increase market awareness or sales of our services, which may prevent us from achieving and maintaining profitability.

If we fail to effectively manage the expansion of our operations, our revenue could be reduced and our business and financial results could suffer.

   Our ability to offer our services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have expanded our operations rapidly since our inception. The number of our employees has grown from 39 at December 31, 1998 to 223 at May 31, 2000. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force both domestically and internationally.

We are integrating new members of our senior management team and this could disrupt our operations.

   We have recently hired and plan to hire in the near future a number of key employees and executives. Edward D. Postal, our chief financial officer, and Richard J. Hanna, our chief executive officer, both joined us in March 2000. To be integrated into our company, these individuals will need to spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of these new personnel may result in some disruption to our ongoing operations. If we fail to complete this integration in an efficient manner, our business and financial results will suffer.

Our business will not grow unless the market accepts satellite-based data delivery services generally, and our services in particular.

   Our future growth depends on the commercial acceptance of our satellite-based data delivery services. The market for these services is new and unproven and these services may not achieve widespread market acceptance. Furthermore, we have only recently begun to commercially market Cidera Streaming Media Service and Cidera Big File Mover and we intend to release Cidera VAST in the near future. Our future revenue growth will depend, in large part, on customer acceptance of these services. Our current and prospective customers may require features and capabilities that our current service offerings do not have. To achieve market acceptance for our services, we must effectively and promptly anticipate and adapt to customer requirements and offer services that meet customer demands. Our failure to offer services that satisfy customer requirements would seriously harm our business and financial results. The development of new or enhanced services is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services as well as prevent enhancements to our existing services. If our target customers do not adopt or purchase our current and planned services, our net revenue will not grow significantly and our financial results will be seriously harmed.

Our business plan depends on the continued deployment of our satellite dishes at ISP POPs.

   A key element of our business plan is to expand our network by installing more satellite dishes at ISP POPs, both domestically and internationally. As of May 31, 2000, we had over 300 satellite dishes at locations on the edge of the Internet. By the end of 2000, our plans call for us to significantly increase that number. If we experience difficulties or delays in this deployment, our ability to expand our business and ultimately achieve profitability may be compromised.

   In order to accelerate deployment of our dishes at ISP POPs, we have pursued a strategy of offering services that are attractive to ISPs, such as Cidera Usenet News Service and Cidera Cache Turbocharging. Some of our existing and planned services are targeted to customers other than ISPs. Our ability to sell services to them will depend upon increased deployment of dishes at ISP POPs. For this reason, the successful introduction and growth of our services for non-ISP customers may depend upon continued demand for our ISP services. If the demand for ISP services does not continue, we could lose potential net revenues from our non-ISP customers, which represent a significant portion of our anticipated net revenues.

Our business strategy depends upon the continuation of several industry trends, including the increasing popularity of data distribution at the edge of the Internet and increasing demand for rich media content and services.

   Our services are designed to complement and enhance many existing content delivery technologies, such as caching and DSL and cable modem delivery. Thus, in large part, the increased use of our services depends on the continued trend to use these technologies. We have developed our satellite-based data delivery services in response to a number of other recent Internet industry trends. If any of these trends do not continue, demand for our services might not grow or could even decline. These trends include:

  . the emergence and continued growth of content distributors, who distribute content of third parties to servers located closer to end users; and

  . the increasing popularity of rich content, such as streaming video and audio, that is often of a broadcast nature, and is therefore conducive to satellite-based delivery.

   The Internet industry is subject to rapid and continuous evolution and is highly unpredictable. It is possible that new standards may emerge that would reverse some or all of these trends. This could have a negative impact on our business and financial performance.

Our business will suffer if we do not maintain compatibility with third-party technologies employed in streaming media and caching.

   A key element of our business strategy is to maintain the compatibility of our services with the most popular third-party technologies that our customers will use. Our target markets are likely to be characterized by rapid technological change, frequent new product and service introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. If new industry standards emerge for caching or streaming media that our services do not promote or support, and we are unable to create compatible services, our services may not achieve commercial acceptance. In this event, our business and financial results would be seriously harmed.

We rely on a limited number of third-party satellite providers.

   Our operations are dependent upon the transmission capacity of our third-party satellite providers. We obtain satellite capacity for our operations in North America from GE American Communications, Inc. and in Europe from GE Capital Europe Limited. Our contracts with these entities are for terms of seven years. In addition, we have recently obtained satellite capacity for our planned expansion into Latin America and Asia from Loral Skynet and PanAmSat, respectively. Our contracts with Loral Skynet and PanAmSat are for terms of three years.

   One or more of our satellite providers may decide to provide services that compete with ours, which might make them unwilling to renew our contracts upon their expiration. For example, an affiliate of Loral Skynet has recently announced that it intends to provide streaming media services using satellite. Additionally, PanAmSat recently announced its intention to provide services similar to ours. If our third-party satellite providers are unable or unwilling to provide us with satellite capacity for any reason, we may be unable to find replacement capacity on reasonable terms, if at all. If we fail to obtain necessary capacity, we could lose customers or revenue, our reputation could be harmed and our business and financial results could suffer.

Our satellite capacity needs may exceed our projections and it may be difficult to add capacity on reasonable terms, if at all.

   We may need additional satellite capacity as we take on additional customers or otherwise increase the amount of content broadcast through our network. We are currently using approximately 50% of our contracted-for capacity in North America. In addition, we have entered into agreements with content distributors which would require us to consume significantly more capacity in the near future. We may not be able to obtain additional capacity on reasonable terms, if at all. Failure to obtain required additional capacity would limit our growth.

Any disruption in our network could lead to significant costs, lost revenue and harm to our reputation.

   In order to provide our customers with fast, efficient and reliable Internet data delivery, we must protect our satellite-based network, particularly at the sites where we receive and transmit data to and from the network, against damage from:

  .  human error;

  .  physical or electronic security breaches;

  .  fire, earthquake, flood and other natural disasters;

  .  power loss;

  .  sabotage and vandalism; and

  .  similar events.

   Despite precautions we have taken, the occurrence of any of these events or other unanticipated problems at one or more of our uplink or downlink sites could result in service interruptions or significant damage to our equipment.

We do not have a back-up satellite network in place, which could increase the effects of disruptions in our network.

   If we lose access to satellite transmission capacity for an extended period of time, we could lose customers or net revenue, our reputation could be harmed and our business and financial results could suffer. To provide complete back-up service, we would require capacity on a second satellite over each continent and a second dish at each POP. We do not yet have back-up capacity in Europe and we do not have a second dish at any POP. Until we have both back-up satellites and installed back-up dishes in our service areas, any interruption in satellite transmission by our third-party satellite providers may adversely affect the operation of our network and our business generally.

The markets in which we operate are highly competitive and we may be unable to compete successfully against new entrants with greater resources.

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. Many of our potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we do. These potential competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Some of our potential competitors may bundle their services with other software or hardware in a manner that may discourage content distributors from purchasing any service we offer or ISPs from installing our systems.

   As competition in the Internet content delivery market continues to intensify, new solutions will emerge. We are aware of other companies that are focusing, or may in the future focus, significant resources on developing and marketing services that will compete with ours. We do not have exclusive contracts with our customers and our customers may shift from using our services to those of our competitors at any time without penalty. We are aware of three other companies, iBEAM Broadcasting Corp., PanAmSat and Loral CyberStar, that are providing, or have announced they will provide, delivery of streaming media through satellite networks.

   Increased competition could result in:

  .  price and net revenue reductions and lower profit margins;

  .  loss of customers; and

  .  loss of market share.

Our current customers could become competitors which would reduce our ability to generate revenue.

   Many of our current and potential customers whose Internet content distribution services we seek to enhance could attempt to eliminate the need for our services by developing competing technologies. Those entities include:

  . Internet content distributors that seek to accelerate delivery of Web pages, such as Akamai, Road Runner and Digital Island;

  . Internet webcasting companies that deliver streaming media through land-based networks, such as INTERVU, which was acquired by Akamai; and

  . Internet software vendors that reduce the cost of content distribution by storing content near the end user, such as Inktomi.

Direct competition from current customers would reduce the number of potential customers for our services, resulting in reduced revenues.

Our business will be adversely affected if we are unable to protect our intellectual property rights from third-party challenges.

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. These legal rights afford only limited protection. Despite our efforts to protect these rights, unauthorized parties may attempt to copy or otherwise use our technology. Policing unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent their unauthorized use or misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as laws in the United States.

   Although we have received a patent that provides limited protection for our cache management technology, we do not have patents covering the other technology we use that would preclude or inhibit competitors from entering our market. Cache management technology represents a small portion of our current and projected revenue. The balance of our intellectual property is protected by copyright trademark and trade secret laws. Our current patent, any future patents and patents licensed by us may be challenged or may not provide us with any competitive advantages. On May 25, 2000, we received a letter from a potential competitor notifying us that it intends to seek a re-examination of our patent by the U.S. Patent and Trademark Office. While we have no reason to believe that the patent will be invalidated, it is possible that the Patent and Trademark Office could invalidate the patent or force us to narrow the scope of the claims of the patent. To date, we have not have received notice of the filing of any such request for re-examination. Moreover, at present, none of our technology is patented abroad. We cannot be certain that any future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us. Finally, patent and copyright protection may be unavailable for much of our technology.

Our services use technology that may infringe upon the proprietary rights of others, and we may be liable for significant damages as a result.

   Other companies, including our competitors, may have or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to sell our services. As a result, we may be found to infringe on the proprietary rights of others. If an infringement claim against us is upheld, we may be unable to license the infringed technology. On April 7, 2000, we received a letter from a competitor which suggested that our technology might infringe an unidentified patent of the competitor. While we have no reason to believe that our technology infringes on the rights of others, companies in the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force us to do one or more of the following:

  . cease selling services that rely upon, are derived from or incorporate the challenged intellectual property;

  . obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms; and

  .  redesign our services.

   If we are forced to take any of these actions, our business may be seriously harmed.

If we are unable to retain our key employees, our ability to compete could be harmed.

   Execution of our business strategy depends upon the continued services of our management, including our chairman of the board, Douglas E. Humphrey, chief executive officer, Richard J. Hanna, chief operating officer, Robert Marggraf, chief financial officer, Edward D. Postal, and executive vice president of operations, Robert M. Dunham. Each of these individuals, together with our engineering staff, other key technology, sales, marketing, accounting, finance and support personnel, have critical industry experience and relationships that we rely on in implementing our business plan. None of our officers or key employees are bound by an employment agreement for any specific term. The loss of the services of any of our officers or other key employees could delay the development and introduction of and negatively impact our ability to sell our service.

We face risks associated with international operations that could harm our business.

   In 1999 and the three months ending March 31, 2000, we derived 29% and 36%, respectively, of our net revenue from customers located outside the United States. Of the more than 300 satellite dishes that we have installed, 81 are located in Canada and Europe. In addition to our Canadian and European operations, we expect to expand our network to Latin America, Asia and Australia in the future. We believe that we must continue to expand our international operations. We expect to commit significant resources to our international expansion, including the installation of satellite dishes and sales and marketing activities. Because our sales are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our services more expensive and, therefore, potentially less competitive in international markets, resulting in a decrease in our international sales. As we expand our international operations, we will be increasingly subject to a number of risks associated with international business activities which may increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

  .  general economic conditions in international markets;

  .  tariffs, export controls and other trade barriers;

  . potentially adverse tax consequences, including restrictions on the repatriation of earnings;

  .  political instability; and

  . limited ability to enforce agreements, intellectual property rights and other rights in some foreign countries.

If we are unable to obtain or renew licenses necessary to operate our satellite uplink facilities from the Federal Communications Commission and similar foreign governmental agencies, we will be unable to operate our network.

   In the United States, we require a license granted by the Federal Communications Commission to operate the facilities from which we transmit data to our leased satellites. This license expires on January 16, 2008. Similar licenses will be required in other countries as we expand our international operations. If we are not granted or fail to renew a license, then we would be unable to continue to operate our business in the affected areas unless we could make alternative arrangements.

Internet laws could adversely affect our business.

   Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent, including laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could restrict the type and amount of data we may deliver over our network. This could have the effect of reducing the number of potential customers for our services which would adversely affect our business and results of operations.

We could be liable for the content broadcast over our network by our customers.

   We have no control over the nature of the content broadcast over our network on behalf of our customers, and the data may be encrypted in a way that makes it impossible for us to review. The transmission of this data may violate laws of the United States or other countries in which we operate or plan to do business, such as laws prohibiting the distribution of child pornography. For this reason, we could incur legal or criminal liability for the content we transmit on behalf of our customers, which could hurt our business and reputation.

We may be subject to regulation, taxation, enforcement or other liabilities in unexpected jurisdictions.

   We provide our services to customers located throughout the United States and in several foreign countries. Because of the nature of satellite transmissions, we may broadcast data into additional foreign countries where we do not have customers. As a result, we may be required to qualify to do business, or be subject to tax or other laws and regulations, in these jurisdictions even if we do not have a physical presence, employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could harm our business and financial results.

Our stock price may be volatile which could result in litigation against us and substantial losses for investors purchasing shares in this offering.

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The market for technology stocks has been extremely volatile. Factors that could cause the price of our common stock in the public market to fluctuate significantly from the price paid by investors in this offering include:

  .  the addition or departure of key personnel;

  .  variations in our quarterly operating results;

  . announcements by us or our competitors of significant contracts, new products or services offerings or enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

  .  changes in financial estimates by securities analysts;

  .  our sales of common stock or other securities in the future;

  . changes in market valuations of networking, Internet and telecommunications companies; and

  .  fluctuations in stock market prices and volumes, generally.

   Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above our initial public offering price. In addition, volatility or a prolonged decline in our common stock price could reduce our liquidity and capital resources and limit our ability to execute our business plan, including the ability to attract and retain employees.

   In the past, class action litigation has often been brought against companies following periods of volatility in the market price of their common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and consumes management's attention and resources, which could materially harm our business and results of operations.

Our executive officers, directors and entities affiliated with them will together control 62% of our voting stock and will have the ability to control matters requiring stockholder approval.

   The executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 62% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Provisions of our charter documents and Delaware law may make it difficult for a third party to acquire our company and could depress the price of our common stock.

   Delaware corporate law, our certificate of incorporation and our bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions include:

  . classifying the board of directors into three groups serving staggered terms;

  .  authorizing the board of directors to issue additional preferred stock;

  .  prohibiting cumulative voting in the election of directors;

  .  limiting the persons who may call special meetings of stockholders;

  .  prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Future sales of our common stock may depress our stock price.

   Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. Based upon shares of common stock outstanding on May 31, 2000, after this offering, we will have 34,405,021 shares of common stock outstanding. All the shares sold in this offering will be freely tradable. The remaining shares of common stock will be eligible for sale in the public market beginning upon the expiration of lock-up agreements with our underwriters, subject to the restrictions of Rule 144. These lock-up agreements expire 180 days after the date of this prospectus, although the underwriters could release some or all of the shares subject to the lock-up agreements prior to that time without any notice. Additionally, holders of 27,170,554 shares have rights that would require us to register their shares for sale beginning as soon as the lock-up agreements expire. After this offering we also intend to register up to approximately 10,000,000 additional shares of our common stock for sale upon exercise of outstanding options issued pursuant to compensatory benefit plans or reserved for future issuance pursuant to our stock option plans.

We do not intend to pay dividends.

   We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

Investors purchasing stock in our offering will experience immediate and substantial dilution.

   The initial public offering price of our common stock is expected to be substantially higher than the pro forma book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate dilution of approximately $7.43 in the pro forma book value per share of our common stock from the price you pay for our common stock, assuming an the initial public offering price of $10.00 per share.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "predict," "potential," "continue" or "would," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity performance or achievements.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the offering will be approximately $51.8 million, after deducting the estimated underwriting discount and commissions and estimated offering expenses. Our net proceeds from the offering will be approximately $59.8 million if the underwriters exercise their over-allotment option in full.

   We currently expect to use the net proceeds primarily for the continued expansion of our satellite-based network, and for working capital and general corporate purposes. We expect to spend approximately $12 million of the net proceeds for expansion of our network and the remainder for working capital and general corporate purposes. The amount of net proceeds that we actually expend will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. Thus, we will have significant discretion in applying the net proceeds of this offering.

   Pending our use of the net proceeds, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000:
  . on an actual basis;

  . on a pro forma basis to give effect to the exercise of warrants prior to the closing of this offering, resulting in the issuance of 132,699 shares of series A mandatorily redeemable convertible preferred stock and our receipt of $119,250 in aggregrate exercise proceeds; and the automatic conversion of all the outstanding shares of mandatorily redeemable convertible preferred stock, including the shares issued upon exercise of the warrants, into 21,401,905 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to give effect to the sale of 5,750,000 shares of common stock in this offering, at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                                     As of March 31, 2000
                                                  -----------------------------
                                                             Pro     Pro Forma
                                                  Actual    Forma   As Adjusted
                                                  -------  -------  -----------
                                                        (in thousands)
Long-term portion of capital lease obligations... $ 3,979  $ 3,979    $ 3,979
                                                  -------  -------    -------
Mandatorily redeemable convertible preferred
 stock:
  Series A, $.01 par value; 7,500,000 shares
   authorized; 7,267,282 shares issued and
   outstanding, actual; no shares authorized,
   issued or outstanding, pro forma and pro forma
   as adjusted...................................   6,594      --         --
  Series B, $.01 par value; 9,887,403 shares
   authorized, issued, and outstanding, actual;
   no shares authorized, issued or outstanding,
   pro forma and pro forma as adjusted...........  21,287      --         --
  Series C, $.01 par value; 4,114,521 shares
   authorized, issued and outstanding, actual; no
   shares authorized, issued or outstanding pro
   forma and pro forma as adjusted...............  33,881      --         --
                                                  -------  -------    -------
    Total mandatorially redeemable convertible
     preferred stock.............................  61,762      --         --
                                                  -------  -------    -------
Stockholder's equity (deficit):
  Undesignated preferred stock, $0.01 par value,
   30,000,000 shares authorized; no shares issued
   or outstanding, actual, pro forma and pro
   forma as adjusted.............................     --       --         --
  Common stock, $0.01 par value, 100,000,000
   shares authorized; 7,166,087 shares issued and
   outstanding, actual; 28,567,992 shares issued
   and outstanding, pro forma; 34,317,992 shares
   issued and outstanding, pro forma as
   adjusted......................................      72      286        343
  Additional paid-in capital.....................  16,802   78,470    130,163
  Deferred compensation..........................  (3,154)  (3,154)    (3,154)
  Note receivable - stockholder..................  (7,980)  (7,980)    (7,980)
  Accumulated other comprehensive income.........      40       40         40
  Accumulated deficit............................ (29,312) (29,312)   (29,312)
                                                  -------  -------    -------
    Total stockholders' equity (deficit)......... (23,532)  38,350     90,100
                                                  -------  -------    -------
      Total capitalization....................... $42,209  $42,209    $94,079
                                                  =======  =======    =======

   This table excludes the following shares:

  . 5,729,214 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans and stock option agreements as of March 31, 2000 at a weighted average exercise price of $5.82 per share.

  . 1,051,125 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2000, at a weighted-average exercise price of $2.85 per share; and

  . 3,354,057 common shares available for future grant or issuance under our stock option plans as of March 31, 2000.

 From March 31, 2000 to May 31, 2000, options have been exercised to purchase an aggregate of 87,029 shares of common stock and we have issued additional options to purchase an aggregate of 1,216,200 shares, net of option cancellations.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was $36.6 million, or approximately $1.28 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 28,567,992 shares of common stock outstanding, after giving effect to:

  . the exercise of warrants prior to the closing of this offering, resulting in the issuance of 132,699 shares of series A mandatorily redeemable convertible preferred stock and our receipt of $119,250 in aggregate exercise proceeds; and

  . the automatic conversion of all of the outstanding shares of our mandatorily redeemable convertible preferred stock, including the preferred shares issued upon exercise of the warrants, into shares of common stock upon the closing of this offering.

   After giving effect to the sale of 5,750,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value as of March 31, 2000 would have been $88.3 million, or $2.57 per share. This represents an immediate increase in pro forma net tangible book value of $1.29 per share to existing stockholders and an immediate dilution of $7.43 per share to purchasers of common stock in the offering. The following table illustrates this per share dilution:

Initial public offering price per share...........................       $10.00
  Pro forma net tangible book value per share as of March 31,
   2000........................................................... $1.28
  Pro forma increase in net tangible book value per share
   attributable to this offering..................................  1.29
                                                                   -----
Pro forma net tangible book value per share after this offering...         2.57
                                                                         ------
Pro forma dilution per share to new investors.....................       $ 7.43
                                                                         ======

   The following table sets forth on the pro forma basis discussed above, as of March 31, 2000, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing stockholders and by the new investors, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $10.00 share.

                                      Shares Purchased  Total Consideration
                                     ------------------ --------------------
                                       Number   Percent    Amount    Percent
                                     ---------- ------- ------------ -------
Existing stockholders............... 28,567,992   83.2% $ 71,380,799   55.4%
New investors.......................  5,750,000   16.8    57,500,000   44.6
                                     ----------  -----  ------------  -----
  Total............................. 34,317,992  100.0% $128,880,799  100.0%
                                     ==========  =====  ============  =====

   If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will increase to 6,612,500 shares, or 18.8% of the total shares of common stock outstanding, and the number of shares held by existing stockholders will be 81.2% of the total shares of common stock outstanding after this offering.

   The table above assumes no exercise of stock option or warrants outstanding at March 31, 2000, except for the warrants whose exercise is assumed in the pro forma calculation. As of March 31, 2000, there were options and additional warrants outstanding to purchase 6,780,339 shares of common stock at a weighted average exercise price of $5.36 per share. To the extent that all of these outstanding options or warrants had been exercised as of March 31, 2000, net tangible book value per share would have been $3.03 and total dilution per share to new investors would have been $6.97.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated statement of operations data for the period
July 7, 1997 (Inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated balance sheet data as of March 31, 2000 and the consolidated statement of operations data for the three months ended March 31, 1999 and 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited statements include all adjustments, consisting only of normal recurring adjustments, that we believe are necessary for a fair presentation. The consolidated balance sheet data at December 31, 1997 are derived from our audited consolidated financial statements not included in this prospectus. Our historical results,including those for the three months ended March 31, 2000, are not necessarily indicative of results to be expected for any future period. The data set forth below should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. See note 2 to our consolidated financial statements appearing elsewhere in this prospectus for information regarding shares used in computing net loss and pro forma basic and diluted net loss applicable to common stockholders per share.

                              Period from
                              July 7, 1997
                              (Inception)     Year Ended        Three Months
                                through      December 31,     Ended March 31,
                              December 31, -----------------  -----------------
                                  1997      1998      1999     1999      2000
                              ------------ -------  --------  -------  --------
                                  (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Net revenue.................     $    5    $     5  $    358  $    33  $    187
Cost of services............          5        804     4,499      709     2,924
                                 ------    -------  --------  -------  --------
Gross profit (loss).........        --        (799)   (4,141)    (676)   (2,737)
                                 ------    -------  --------  -------  --------
Research and development....         83        731     1,278      195       970
Sales and marketing.........        106      1,259     3,794      577     3,390
General and administrative..         81        795     2,586      405     1,869
                                 ------    -------  --------  -------  --------
Operating loss..............       (270)    (3,584)  (11,799)  (1,853)   (8,966)
Interest expense............        --        (109)     (163)     (27)     (151)
Interest income.............        --          94       356       19       155
                                 ------    -------  --------  -------  --------
Net loss....................       (270)    (3,599)  (11,606)  (1,861)   (8,962)
Dividends and accretion on
 Series A, B and C
 Mandatorily Redeemable
 Convertible Preferred
 Stock......................        --         (64)   (1,299)     (27)   (5,773)
                                 ------    -------  --------  -------  --------
Net loss applicable to
 common stockholders........     $ (270)   $(3,663) $(12,905) $(1,888) $(14,735)
                                 ======    =======  ========  =======  ========
Basic and diluted net loss
 applicable to common
 stockholders per share....      $(0.05)   $ (0.64) $  (2.23) $ (0.33) $  (2.26)
                                 ======    =======  ========  =======  ========
Weighted average number of
 shares used in basic and
 diluted net loss applicable
 to common stockholders per
 share......................      5,769      5,769     5,793    5,770     6,511
                                 ======    =======  ========  =======  ========
Pro forma basic and diluted
 net loss applicable to
 common stockholders per
 share......................                        $  (0.62)          $  (0.36)
                                                    ========           ========
Weighted average number of
 shares used in pro forma
 basic and diluted net loss
 applicable to common
 stockholders per share.....                          18,747             25,127
                                                    ========           ========

                             As of December 31,
                            ----------------------  As of March 31,
                            1997  1998      1999         2000
                            ---- -------  --------  ---------------
                                       (in thousands)
Consolidated Balance Sheet
 Data:
Cash, cash equivalents and
 short-term investments...  $ 47 $ 2,369  $  8,581     $ 34,097
Working capital...........    30   1,814     6,790       30,978
Total assets..............   112   3,786    16,306       48,600
Long-term obligations, net
 of current portion.......   --      589     2,773        4,790
Mandatorily redeemable
 convertible preferred
 stock....................   --    5,865    27,127       61,762
Total stockholders equity
 (deficit)................    80  (3,349)  (15,948)     (23,532)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read together with our financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ from those indicated in forward-looking statements.

Overview

   We provide satellite-based delivery of Internet content. ISPs, content distributors and corporations engage us to deliver Internet data such as streaming media, Usenet News and other popular Web content directly to the edge of the Internet. We currently deliver this content to more than 300 POPs in North America and Europe.

   We commenced operations in July 1997 and initially focused our efforts on developing our proprietary software and then on marketing our services to ISPs in order to establish an installed base of our satellite dishes. We began offering Cidera Cache Turbocharging and Cidera Usenet News Service to ISPs in September 1998. When an ISP signs up for either of these services, we install one of our satellite dishes at its POP, which allows the ISP to receive the service. In this way, we used Cidera Cache Turbocharging and Cidera Usenet News Services as a method to accelerate the deployment of our network of satellite dishes. Since our inception, we have incurred significant net losses, and as of March 31, 2000, we had an accumulated deficit of $29.3 million.

   Once we had deployed a sufficiently large network of our satellite dishes at ISP POPs, we began offering our services to content distributors and corporations. These services currently include Cidera Streaming Media Service and Cidera Big File Mover. We began commercially offering Cidera Streaming Media Service on January 1, 2000. To date, we have agreements with three content distributors to use this service: Akamai, Road Runner and Digital Island. We commercially introduced Cidera Big File Mover in April 2000 and we expect to have customers for this service by the end of 2000. We also intend to offer Cidera VAST to content distributors and corporations by the end of 2000.

   To date, we have derived substantially all of our net revenue from Cidera Cache Turbocharging and Cidera Usenet News Service. ISPs subscribe for these services under contracts which typically range from six months to one year. Cidera Cache Turbocharging is currently available to ISPs on a yearly subscription basis for $350 to $400 per month. Cidera Usenet News Service is currently available on a yearly subscription basis for $350 to $800 per month. We bill these subscription fees one month in advance, but recognize net revenues in the month in which we provide the services.

   While Cidera Streaming Media Service and Cidera Big File Mover have not generated any net revenue to date, we expect that they will begin doing so by the fourth quarter of 2000 and that, in the future, they will account for a significant portion of our net revenue. We price Cidera Streaming Media Service based upon the content distributor's usage frequency and required amount of bandwidth. We price Cidera Big File Mover based upon a number of factors, including the size of the file the customer wants to transfer, the number of downlink sites to which we are asked to deliver the file, and other customer-specified delivery requirements. In the future, we may also derive net revenue from our Cidera VAST service.

   During 1999 and the three months ended March 31, 2000, 29% and 36%, respectively, of our net revenue was derived from customers based outside the United States. We expect that customers based outside the United States will account for a larger proportion of our net revenue in future periods.

   Cost of services consists of fees paid to satellite providers for use of satellite bandwidth, fees paid to ISPs for terrestrial bandwidth, depreciation of network hardware and personnel costs associated with the installation, management and maintenance of the network. We enter into contracts for satellite capacity with third-party providers with terms typically ranging from three years to seven years. These contracts commit us to monthly service fees for use of a fixed amount of satellite capacity, regardless of usage. We expect that our cost of services per customer will decrease in the future as we spread these fixed costs over an expanding customer base.

   Research and development expenses consist primarily of salaries and related personnel costs and costs related to the design, development, testing, deployment and enhancement of our services, and depreciation of hardware associated with these efforts. To date, we have expensed our research and development costs as incurred. We believe that research and development is critical to our strategic product development objectives and intend to enhance our technology to meet the changing requirements of the market demand. As a result, we expect our research and development expenses to increase in the future.

   Sales and marketing expenses consist primarily of salaries and related costs of sales and marketing personnel, recruiting expenses and professional fees. We expect that sales and marketing expenses will increase in the future as we hire additional personnel, initiate additional marketing programs, establish sales offices in new locations and incur costs related to the expansion of our product lines and territories.

   General and administrative expenses consist primarily of salaries and related costs of executive, administrative and finance personnel and recruiting expenses, professional fees and legal and accounting services. We expect that general and administrative expenses will increase in the future as we hire additional personnel, expand our operations and incur additional costs related to the growth of our business and our operations as a public company.

   Interest income (expense), net consists of interest earned on our cash, cash equivalents and short-term investments, net of interest expense on equipment leases and short-term borrowings.

   Equity-related compensation charges, while not specifically displayed on our operating statement, are a significant component of our net loss. At December 31, 1999, deferred stock compensation, which is a component of stockholders' equity (deficit), was $2.4 million. This amount is being amortized ratably over the vesting periods of the applicable stock options and restricted shares, typically four years. These charges will be applied to the appropriate operating statement line item on a case-by-case basis. We expect to incur equity-related compensation expense relating to options outstanding on December 31, 1999 of at least $500,000 annually from 2000 to 2003.

Results of Operations

 Comparison of the three months ended March 31, 2000 to the three months ended March 31, 1999

   Net Revenue. Net revenue increased $154,000 from $33,000 for the three months ended March 31, 1999 to $187,000 for the three months ended March 31, 2000. The increase in net revenue was primarily attributable to growth in our customer base from approximately 40 billed customers at March 31, 1999 to approximately 190 billed customers at March 31, 2000. We do not expect that we will be able to sustain this net revenue growth rate in future periods.

   Cost of Services. Cost of services increased $2.2 million from $709,000 for the three months ended March 31, 1999 to $2.9 million for the three months ended March 31, 2000. The increase in cost of services was primarily attributable to an increase in North American satellite communication costs, representing $640,000 of the increase, the implementation of our service offering in Europe, representing $533,000, the establishment of a continuously staffed network operations center, representing $104,000, the acquisition of land-based bandwidth to support operations, representing $214,000, and an increase in personnel, payroll and related expenses, representing $285,000, as well as depreciation of additional equipment, representing $357,000.

   Research and Development. Research and development expenses increased $774,000 from $196,000 for the three months ended March 31, 1999 to $970,000 for the three months ended March 31, 2000. The increase in research and development expenses was primarily attributable to an increase in personnel, payroll and related expenses, representing $319,000 of the increase, as well as depreciation of additional equipment of $105,000.

   Sales and Marketing. Sales and marketing expenses increased $2.8 million from $577,000 for the three months ended March 31, 1999 to $3.4 million for the three months ended March 31, 2000. The increase in sales and marketing expenses was primarily attributable to an increase in sales and marketing personnel, accounting for $771,000 of the increase, and increased marketing expenses to support the deployment of our services, accounting for $1.7 million.

   General and Administrative. General and administrative expenses increased $1.5 million from $405,000 for the three months ended March 31, 1999 to $1.9 million for the three months ended March 31, 2000. The increase in general and administrative expenses was primarily attributable to increases in personnel and related expenses of $440,000 and an increase in professional fees of $600,000.

   Interest Income (Expense), Net. Interest income (expense), net was $(8,000) for the three months ended March 31, 1999 and was $4,000 for the three months ended March 31, 2000. The change in interest income (expense), net was primarily attributable to interest income earned on the proceeds from the issuance of our Series B mandatorily redeemable convertible preferred stock, partially offset by increased interest expense on capital lease borrowings.

 Comparison of the year ended December 31, 1999 to the year ended December 31, 1998

   Net Revenue. Net revenue increased $353,000 from $5,000 for the year ended December 31, 1998 to $358,000 for the year ended December 31, 1999. The increase in net revenue was attributable to growth in our customer base from 20 billed customers at the close of 1998 to 150 billed customers at the close of 1999. We do not expect that we will be able to sustain this net revenue growth rate in future years.

   Cost of Services. Cost of services increased $3.7 million from $805,000 for the year ended December 31, 1998 to $4.5 million for the year ended December 31, 1999. The increase in cost of services was primarily attributable to the implementation of our service offering in Europe, representing $944,000 of the increase, the establishment of a continuously staffed network operations center, representing $582,000, the acquisition of additional land-based bandwidth to support operations, representing $367,000, and an increase in personnel, payroll and related expenses, representing $989,000, as well as depreciation of additional equipment, representing $707,000.

   Research and Development. Research and development expenses increased $547,000 from $731,000 for the year ended December 31, 1998 to $1.3 million for the year ended December 31, 1999. The increase in research and development expenses was primarily attributable to an increase in personnel, payroll and related expenses, accounting for $316,000 of the increase, as well as depreciation of additional equipment, accounting for $209,000.

   Sales and Marketing. Sales and marketing expenses increased $2.5 million from $1.3 million for the year ended December 31, 1998 to $3.8 million for the year ended December 31, 1999. The increase in sales and marketing expenses was primarily attributable to an increase in sales and marketing personnel, representing $1.1 million of the increase, as well as increased marketing expenses of $626,000 to support the deployment of our services.

   General and Administrative. General and administrative expenses increased $1.8 million from $795,000 for the year ended December 31, 1998 to $2.6 million for the year ended December 31, 1999. The increase in general and administrative expenses was primarily attributable to increases in personnel and related expenses of $581,000 and an increase in professional fees for recruitment services of $494,000.

   Interest Income (Expense), Net. Interest income (expense), net was $(15,000) for the year ended December 31, 1998 and was $193,000 for the year ended December 31, 1999. Interest income (expense), net improved due to the increase in interest income earned on the proceeds from the issuance of our series B mandatorily redeemable convertible preferred stock.

 Comparison of the period from July 7, 1997 (Inception) to December 31, 1997 to the year ended December 31, 1998

   Net Revenue. Net revenue remained relatively stable at $5,000 both for the period from July 7, 1997 to December 31, 1997 and for the year ended December 31, 1998. Net revenue for the 1997 period was attributable to consulting income related to various efforts undertaken on behalf of other start-up companies. These efforts ended on December 31, 1997. Revenue for the year ended December 31, 1998 resulted from the initiation of our Cache Turbocharging and Usenet News Service offerings.

   Cost of Services. Cost of services increased $800,000 from $5,000 for the period from July 7, 1997 to December 31, 1997 to $805,000 for the year ended December 31, 1998. Cost of services for the 1997 period were related to the consulting engagements discussed above. The increase in cost of services for the year ended December 31, 1998 was primarily attributable to our initial acquisition of land-based bandwidth and satellite capacity, which accounted for $442,000 of the increase, as well as increased personnel and related expenses of $202,000.

   Research and Development. Research and development expenses increased $648,000 from $83,000 for the period from July 7, 1997 to December 31, 1997 to $731,000 for the year ended December 31, 1998. The increase in research and development expenses was due primarily to increased payroll and associated expenses due to increased staffing, accounting for $444,000 of the increase, and payments for satellite bandwidth to conduct our research and development, accounting for $204,000.

   Sales and Marketing. Sales and marketing expenses increased $1.2 million from $106,000 for the period from July 7, 1997 to December 31, 1997 to $1.3 million for the year ended December 31, 1998. The increase in sales and marketing expenses was primarily attributable to the increase in sales and marketing personnel of approximately $420,000, as well as increased marketing expenses of $506,000 to develop marketplace recognition and conduct basic market research.

   General and Administrative. General and administrative expenses increased $714,000 from $81,000 for the period from July 7, 1997 to December 31, 1997 to $795,000 for the year ended December 31, 1998. The increase in general and administrative expenses was primarily attributable to increases in personnel and related expenses, accounting for $379,000 of the increase, as well as depreciation of additional equipment, representing $168,000.

   Interest Income (Expense), Net. Interest income (expense), net was $250 for the period from July 7, 1997 through December 31, 1997 and was $(15,000) for the year ended December 31, 1998. The change in interest income (expense), net was primarily attributable to increased interest expense associated with equipment leases for long term purchase of hardware at our network operations center and uplink facilities.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of our capital stock. We have also financed our purchase of capital equipment through borrowings on long-term debt agreements totalling approximately $4.1 million. At March 31, 2000, cash, cash equivalents and short-term investments totaled $34.1 million.

   We have had significant negative cash flows from our operating activities since our inception. Cash used in operating activities was $267,000 for the period from July 7, 1997 to December 31, 1997, $3.4 million for the year ended December 31, 1998, $9.9 million for the year ended December 31, 1999 and $7.5 million for the three months ended March 31, 2000. Net cash flows from operating activities in each period reflect increasing net losses and, to a lesser extent, receivables and other current assets, offset in part by increased accounts payable and accrued expenses.

   Cash used in investing activities was $36,000 for the period from July 7, 1997 to December 31, 1997, $126,000 for the year ended December 31, 1998, $8.3 million for the year ended December 31, 1999 and $9.2 million for the three months ended March 31, 2000. Cash used for investing activities reflects purchases of short-term investments in 1999 and purchases of property and equipment in all years, primarily computers, receivers and other hardware associated with the deployment of our network.

   Cash provided by financing activities was $350,000 for the period from July 7, 1997 to December 31, 1997, $5.9 million for the year ended December 31, 1998, $20.5 million for the year ended December 31, 1999 and $36.2 million for the three months ended March 31, 2000. Cash provided by financing activities for these periods was derived primarily from private sales of convertible preferred stock.

   We currently expect that the equipment to build out our network over the next twelve months will cost between $50 and $60 million and we expect to finance this expansion primarily through the proceeds of this offering and equipment lease transactions. We have equipment lines of credit aggregating approximately $7.5 million collateralized by the property and equipment. At March 31, 2000, approximately $6.6 million was outstanding under these lines of credit. Borrowings under these equipment lines of credit have maturities of three years and a weighted average interest rate of approximately 9%. We do not plan to repay amounts outstanding under these agreements with the proceeds of the offering.

   During 1998, we signed a line of credit with a financial institution for borrowings of up to $750,000. The interest rate on borrowings is prime plus 1.5% and the financial institution has a lien on all corporate assets. As of March 31, 2000, we have no borrowings outstanding on the line.

   On February 28, 2000, we issued an aggregate of 3,445,916 shares of series C mandatorily redeemable convertible preferred stock for aggregate proceeds of $30.1 million. On March 15, 2000, we issued an additional 668,605 shares of series C mandatorily redeemable convertible preferred stock for aggregate proceeds of $5.9 million. We issued these shares to Investor AB, GE Capital Equity Investments, Dell USA, MCI Worldcom Venture Fund, PSINet Strategic Investments, Edward D. Postal, John and Adam Landry, Wayne Correia, Arno Penzias, Thom and Diane Degnan and John Sidgmore. The series C stock has cumulative preferred dividends of 8% per year. Each share of series C stock will automatically convert into one share of common stock upon the closing of this offering.

   At our present level of operations, we believe that the net proceeds from this offering, together with our current cash, cash equivalents and marketable securities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We do not expect to generate cash from operations in the next twelve months or for the foreseeable future. Therefore it is likely that we will need to sell additional equity or debt securities before cash generated from operations is sufficient to meet our liquidity requirements. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to those accruing to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned technology, services or product development and sales and marketing efforts, which could harm our business, financial condition and operating results.


Market Risk

   We do not use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material to our results of operations, financial position or cash flows for any period presented in this prospectus. In future periods, we may be subject to market risk primarily from interest rate and foreign currency exchange risk.

Impact of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133." We are required to adopt SFAS 133 for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities. Because we currently hold no derivative financial instruments as defined by SFAS 133 and do not currently engage in hedging activities, we do not expect that adoption of SFAS 133 will have a material effect on our financial condition and results of operations.

   In December 1999, the Securities and Exchange Commission issued SAB 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued SAB 101A, "Revenue Recognition in Financial Statements," which defers the effective date of SAB 101 from January 1, 2000 to April 1, 2000. Our revenue recognition policies are consistent with SAB 101.

   In March 2000, the FASB issued FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." The intepretation clarifies the application of Opinion 25 for certain issues. The interpretation is effective July 1, 2000, but some conclusions may be applied earlier. We do not believe the adoption of the interpretation will have a material effect on our financial condition and results of operations.

                                    BUSINESS

Overview

   We deliver Internet data such as streaming media, Usenet News and other popular Web content through our satellite-based distribution network directly to the edge of the Internet. Our customers include ISPs, content distributors and corporations. We currently deliver this content to more than 300 POPs in North America and Europe. The number of locations to which a satellite can broadcast data within its service area is unlimited. For this reason, we are able to add locations within our current service areas without any increase in direct transmission costs by installing more satellite dishes.

   We currently use our satellite-based network to deliver popular Internet content through our four service offerings. Through the first quarter of 2000, substantially all of our revenue has come from ISPs who subscribe for Cidera Usenet News Service and Cidera Cache Turbocharging. To date, we have not received significant revenue from content distributors or corporations as we have only recently released our service offerings targeting these entities, Cidera Streaming Media Service and Cidera Big File Mover. However, we expect that content distributors and corporations will account for a significant portion of our revenue in the future.

Industry Background

   The Internet is a network of thousands of interconnected computer networks. The Internet can be divided into three primary components: Internet points-of-presence, or POPs, which are the physical locations where a group of end users connect to the Internet; the Internet backbone, which is the infrastructure linking these POPs together; and the local loop, which is the connection between end users and a POP. POPs are typically maintained by Internet service providers, or ISPs, and an ISP may operate one or more POPs. We refer to all POPs collectively as the edge of the Internet.

 Growth in Broadcast Data

   Internet use has grown rapidly in recent years as a result of increases in the number of Internet users, the proliferation of PCs and other Internet-enabled devices and the availability of faster and cheaper Internet access. International Data Corporation, or IDC, estimates that the number of Internet users worldwide will grow from approximately 196 million in 1999 to approximately 502 million by 2003 and that 65% of these users will be located outside of the United States by 2003. Growth in the amount and variety of content and service offerings available on the Web has further increased Internet use. IDC estimates that the amount of data transmitted over the Internet will increase from 56 trillion bits per day in 1998 to 2,507 trillion bits per day in 2002, a compounded annual growth rate of 158%.

   The Internet is a point-to-point network through which each end user establishes a connection between a personal computer and the computer that contains the desired content. The Internet was originally designed for email, file transfer and other point-to-point traffic. However, an increasing amount of Internet traffic is of a broadcast nature, characterized by multiple transmissions of identical data from one source to many end users. Examples of broadcast data include live streaming media and highly popular Web pages that are accessed by many users over a short period of time. According to Jupiter Communications, page views on the top 10 content sites will increase from 12.2 million page views per day to 27.9 million over the next four years. As the volume of broadcast data being transmitted over the Internet has grown, the Internet backbone has become increasingly congested.

   Because of the strain being placed on the Internet backbone, ISPs are increasingly experiencing difficulties in providing high quality service. These difficulties include longer response times, poor quality audio and video streaming and less-satisfied end users. According to a survey conducted by Jupiter Communications, 75% of high traffic Web sites were criticized by their end users for slow page delivery, and 42% were criticized for pages failing to load.

   In an attempt to improve the end user's experience, a number of technologies have emerged to improve performance of the local loop, such as digital subscriber lines, or DSL, and cable modem connections. These technologies, which are commonly referred to as broadband technologies, provide end users with faster connections to their local POP. Forrester Research estimates that 47% of end users will access the Internet through broadband connections by 2004. While faster local Internet connections improve performance between the end user and the POP, they do not alleviate the congestion on the Internet backbone. As a result, the ability of these technologies to deliver improved performance remains limited by the bottleneck on the Internet backbone. In fact, the deployment of broadband access has resulted in further congestion on the backbone by increasing the demand by end users for high-bandwidth, rich media content, particularly streaming media.

 Content Distribution from the Edge of the Internet

   To bypass the congestion on the Internet backbone and better meet end user demand, high-bandwidth content is increasingly being stored at multiple servers located at the edge of the Internet. One method of storing this content at the edge of the Internet is called caching. ISPs are installing cache servers at their POPs, which temporarily store popular Internet content. This allows ISPs' subscribers to access this content from the POP without having to traverse the Internet to retrieve it. In addition to improving the end user's experience, caching has the added benefit of reducing ISPs' bandwidth costs. While caching is an effective means to store popular static content at the POP, it provides little improvement to live streaming content since this content is delivered in real time to end users and therefore is not capable of being stored.

   In addition, content distributors have emerged to assist in locating content at the edge of the Internet. Content distributors are entities that place their servers at many locations across the Internet. Web site operators and other Internet content generators engage these content distributors to assemble their Internet content and store it on the distributors' dispersed networks of servers. This content is then readily accessible to end users in much the same way as the content that is stored in ISP caches. In addition to storing static content on their servers, content distributors also deliver live streaming media from these servers. This emergence of caching and content distributors has helped to bypass the congestion on the Internet backbone.

 Transporting Content to the Edge of the Internet

   In order to move content to servers at the edge of the Internet, content distributors and ISPs still rely on the land-based Internet backbone. In doing so, they must use significant amounts of costly bandwidth. Content distributors' bandwidth consumption is increased by the need to send copies of the same data over the land-based Internet backbone to each of their distributed servers.

   Not only does land-based distribution of content to the edge of the Internet consume significant bandwidth, but it also results in the degradation of the content quality. When this data is transmitted over the Internet, it is divided into many packets. As those packets traverse the land-based Internet backbone, each packet typically crosses multiple networks that are connected to each other at a limited number of connections called peering points. These peering points are frequently congested, which often results in transmission delays and lost data. According to a study by Dataquest, streaming media travels through an average of 20 routers and experiences average packet loss of 25%. When data is lost, either the data transmission process is repeated until all of the data is transmitted successfully, or the data arrives corrupted. As content distributors increasingly attempt to distribute live streaming media, these difficulties are magnified. Packet loss and transmission delays are particularly problematic with live streaming media because lost data cannot be resent and packets arriving out of sequence due to transmission delays may not be accessed in their original sequence. Packet loss and transmission delays cause video images to be jerky and often cause the transmission to stop and start while the end user's computer is waiting for the necessary packets to arrive. This degradation in quality is among the fundamental causes of unsatisfactory performance of many Internet-based applications.

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

The Cidera Solution

   We operate an international satellite-based network that delivers high-bandwidth Internet content to the edge of the Internet. We currently deliver this content on behalf of ISPs and content distributors to more than 300 POPs in North America and Europe. Our network provides an alternative to the land-based Internet backbone for the delivery of broadcast content to the edge of the Internet.

   Satellite technology enables a single transmission of data to be simultaneously broadcast to an unlimited number of sites within the satellite's service area. This eliminates the need to send separate copies of broadcast content to each POP over the land-based Internet backbone. Satellite transmission of Internet content also bypasses the multitude of routers that characterize the land-based Internet backbone, thereby significantly reducing packet loss and improving the quality of data delivery. We believe our network is complementary to the existing Internet backbone because, by lifting broadcast content from the land-based backbone, our services free up capacity for the point-to-point transmissions that the Internet was originally designed to handle.

   The principal components of our network are our uplink sites, which are the places where we transmit content to the satellites; the satellites upon which we lease capacity from third-party commercial satellite providers; and our downlink equipment, located at the POPs, where the transmitted content is received and distributed. Content distributors deliver content to our uplink sites through either wireline connections dedicated to this purpose or high-speed traditional Internet connections. We then transmit this data from our uplink satellite dishes to geostationary satellites on which we lease transmission capacity. These satellites, in turn, broadcast the content to all downlink satellite dishes located within their satellite footprints. When the data is received at the downlink sites, our hardware and proprietary software sorts the content and delivers it to the appropriate server within the POP, such as an ISP's cache or a content distributor's server. Once the content has reached the proper server at the edge, ISPs can distribute it over the local loop to the their subscribers.

   Our solution provides benefits to both ISPs and content distributors that subscribe to our satellite-based delivery service. These benefits include:

  . Enabling our Customers to Offer a Higher Quality of Service. Both ISPs and content distributors can reduce network overloads by using our satellite-based network to transmit data to the edge. By avoiding the congestion problems and packet loss associated with the existing land-based network, our customers can increase the speed of access to the data and quality of the data provided to the end user. Our solution is designed to permit content distributors to deliver graphics, video, audio, animation, software downloads and other high-bandwidth content that cannot be effectively delivered through the existing land-based networks. This enhances the quality of the end user's experience.

  . Reducing Customer Bandwidth Costs. Our satellite-based delivery service allows content distributors and ISPs to reduce their bandwidth costs by eliminating the need to transmit separate copies of the same data to each POP via the land-based Internet. Content distributors who use our service need to broadcast only one copy of their data over our network to reach POPs at the edge of the Internet. Additionally, ISPs who use our network avoid having to consume land-based bandwidth to repeatedly retrieve broadcast content, since we deliver this content directly to the POP via satellite. In bypassing the existing land-based networks, our services free up the bandwidth that was previously devoted to delivering and receiving this data.

  . Delivering a Solution Compatible with Existing Internet Technologies. We have designed our network and technology to be compatible with leading Internet hardware, software, protocols, formats and standards. For example, our network is compatible with cache servers from leading hardware providers, including Cisco, Entera, Inktomi, Network Appliance and Novell. In addition, we support all major

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

   streaming formats, including RealNetworks G2, Microsoft Windows Media Technology and Apple QuickTime. This technical neutrality makes our data delivery solution easy and efficient for ISPs and content distributors to implement.

  . Providing Strong Customer Service and Support. To assist our clients with installation, integration and maintenance issues, we maintain a staff of consulting engineers and customer support personnel. In addition, we have an advanced network operations center which enables us to continuously monitor the performance of our network.

The Cidera Strategy

   Our goal is to become the leading global satellite-based Internet data delivery service. To accomplish this goal, we are pursuing a strategy built on the following initiatives:

  . Globally Expand our Network. We have deployed more than 300 satellite dishes throughout North America and Europe. We intend to expand our network in both North America and Europe by deploying additional satellite dishes. Further expansion of our network will make our services more valuable to content distributors by enabling them to reach more end users at the edge of the Internet. In addition, we intend to expand our data delivery network in emerging high-growth Internet markets in Latin America, Asia and the Pacific Region by establishing a direct sales force, retaining independent sales agents, and leasing satellite capacity for each region. We have recently contracted for satellite capacity in Latin America and Asia and hired a channel manager for Latin America. We believe that our satellite-based services will be attractive to international customers given the limited availability and high costs of bandwidth in these regions.

  . Expand and Strengthen our Customer Relationships. Our target customers are currently ISPs, content distributors and corporations. We intend to aggressively pursue additional customers through the use of an expanded sales force and targeted advertising. We believe that ISPs will be reluctant to install more than one dish at their POPs to accommodate multiple satellite-based providers. Therefore, we believe there is a significant first-mover advantage in the satellite delivery of Internet content. By quickly securing additional customers, deploying our physical network, and securing placement of our satellite dishes in the facilities of ISPs and business enterprises, we believe that we will be able to establish ourselves as the leader in satellite-based data delivery. In addition, we intend to provide extensive customer support services to create customer loyalty and to market new services as they become available.

  . Expand our Service Offerings. We believe that our network can be easily expanded to provide a variety of value-added services for the delivery of additional classes of broadcast data. By extending our service offerings to include Cidera VAST, we believe we can address additional needs of ISPs, content distributors and corporations. We also believe our satellite-based network will be attractive to corporations seeking to host and deliver applications from a distributed network of servers at the edge of the Internet. We intend to continue to focus on identifying new applications for our satellite broadcast data delivery network and aggressively market those applications.

  . Build Deployment and Marketing Alliances to Strengthen Market
    Position. We have entered into agreements with leading Internet companies, including Akamai, Exodus, bCandid, Road Runner and Digital Island, to promote the deployment of our satellite dishes and to jointly market our services. We intend to continue to pursue relationships with other technology leaders, including Internet software and hardware companies, application service providers and network providers. We believe these relationships will accelerate the deployment of our technology and services, increase our brand recognition and improve our access to our target customer base.

  . Provide Services that Complement those of Content Distributors. We provide content distributors with a cost-effective means to deliver content to the edge of the Internet. We plan to continue to serve as an

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

   integral delivery vehicle for content distributors, thereby enhancing their service offerings. By maintaining our focus on content delivery, we believe that our services will continue to complement, rather than compete with, those of content distributors.

  . Maintain Technological Compatibility. We have designed our network and technology to be compatible with the prevailing Internet hardware, software, protocols, formats and standards. As new technologies and standards are developed, we intend to ensure that our network architectures are designed to support major emerging technologies. By maintaining technological compatability, we believe that our service will be attractive to a wide variety of potential customers.

Cidera Services

   We currently offer four services over our satellite-based network. We provide ISPs with Cidera Cache Turbocharging and Cidera Usenet News Service. We recently launched Cidera Streaming Media Service and Cidera Big File Mover, which we market to content distributors and corporations. We plan to release Cidera VAST later this year.

   Cidera Cache Turbocharging

   Caches are servers that temporarily store popular Internet content at a POP, thereby allowing an ISP's subscribers to access this content from the POP without having to traverse the Internet to retrieve it. When an Internet user requests particular content, if this content is presently stored in the ISP's cache, it is delivered to the end user directly from the cache server. If the requested content is not stored in the cache server, the request is then directed onto the Internet backbone to the origin of the content. ISPs may choose from a number of sophisticated cache management software systems that determine which content should be stored in the cache server and how long the content should be stored. These systems rely on the land-based Internet backbone to update the content stored in the cache, forcing the ISP to consume significant amounts of bandwidth.

   Cidera Cache Turbocharging is a service that delivers content directly to caches over our satellite-based data delivery network, rather than using land-based Internet bandwidth. Cidera Cache Turbocharging dynamically identifies popular Web content based on the combined requests of all of our ISP customers' subscribers. This content is then automatically broadcast in real time over our satellite-based network directly into the caches of our ISP subscribers. Because these cache updates are broadcast directly to the POP, our ISP customers do not have to consume any bandwidth in this process.

   We work with major Web cache vendors to insure compatibility between Cidera Cache Turbocharging and the vendors' product offerings. As of May 31, 2000, we have certified ten Web cache vendors, including Cisco, Entera, Inktomi, Network Appliance and Novell, as Cidera compatible.

   Cidera Cache Turbocharging is currently available to ISPs on a yearly subscription basis for $350 to $400 per month.

   Cidera Usenet News Service

   Usenet News is an Internet-based bulletin board in the public domain that allows individuals to post messages to forums grouped loosely by topic of interest. Usenet News operates in a broadcast fashion. When an end user posts a message to a forum, that posting is then transmitted over the Internet until all Usenet News servers receive the message. These Usenet News servers are typically located at ISP POPs. Because every Usenet News message is eventually delivered to every Usenet News server, it is a more efficient use of bandwidth to broadcast this data over a satellite-based network than over the land-based Internet.

   Cidera Usenet News Service delivers a continuous satellite-based Usenet News feed that our ISP customers can use to stock their news servers. By receiving this feed from Cidera, ISPs are able to save bandwidth that they previously devoted to retrieving Usenet News from the land-based Internet backbone. As of May 31, 2000, the Cidera Usenet News Service feed averaged 12 million bits per second, or Mbps, the equivalent of eight T1 lines.

   Cidera Usenet News Service is currently available to ISPs on a yearly subscription basis for $350 to $800 per month.

   Cidera Streaming Media Service

   Cidera Streaming Media Service delivers popular live streaming media content directly to the edge of the Internet. Cidera Streaming Media Service supports the most popular streaming media formats, including RealNetworks' RealSystem G2, Microsoft's Windows Media Technology and Apple QuickTime 4, as well as native IP multicast. We have licensed technologies from Real Networks and Microsoft, as well as developed our proprietary software and methods to enable the effective use of one-way satellite broadcasting to deliver live streaming media.

   Content distributors and corporations use Cidera Streaming Media Service by delivering a live audio or video stream to our uplink facility, either through an existing high-speed Internet connection or a dedicated leased line. Next, the stream is encoded with our proprietary software for satellite delivery and broadcast over our satellite-based network. When the transmission is received at the POP, it is decoded into the appropriate format and fed into a media server. The media server, typically supplied by a content distributor, provides the live stream for viewing by end users.

   Cidera Streaming Media Service became commercially available on January 1, 2000 and we currently have three customers: Akamai, Road Runner and Digital Island. Because the service is new, we have agreed to a test phase for each of these content distributors. Akamai has completed its initial test phase of the service and the implementation phase has now begun. We expect that we will recognize revenue from Akamai by the end of the fourth quarter of 2000. Road Runner and Digital Island have also begun the test phases under their agreements.

   We price Cidera Streaming Media Service based upon usage frequency and the amount of bandwidth consumed.

   Cidera Big File Mover

   Cidera Big File Mover is a file delivery service that uses our satellite-based delivery network. It is designed for customers who repetitively deliver data files to many geographically diverse locations. We released the service for general availability in April 2000. While we do not yet have any customers for Cidera Big File Mover, we expect that we will by the end of 2000.

   Cidera Big File Mover customers transfer information to our uplink facility using a high-speed connection. The file is then encoded and broadcast over our satellite-based network. Our hardware and software at the remote locations receive and decode the file, then pass it directly into a file server, where it can be accessed by the end user.

   Information that can be delivered using Cidera Big File Mover includes software updates and upgrades, video on demand files and corporate applications requiring the delivery of large data files. We expect that users of Cidera Big File Mover will include content distributors and corporations that want to distribute large data files ranging from tens of megabytes to several gigabytes per day.

   We price Cidera Big File Mover service based upon a number of factors, including the size of the file, the number of downlink sites and other customer-specified delivery requirements.

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


   Cidera VAST (Anticipated General Availability by End of 2000)

   Cidera Virtual Application Server Technology, or Cidera VAST, is a flexible solution to the problems associated with locating servers at the edge of the Internet. Cidera VAST is currently in development, with beta trials expected in the fourth quarter of 2000 and general availability expected by the end of 2000. Cidera VAST will allow customers to lease space on servers owned by us and located at the edge of the Internet. Currently, each content distributor must procure, install and manage its servers and arrange for back-up server capacity in the event of primary server failure.

   We will implement Cidera VAST by installing an expandable unit in the data centers of our customers, with direct connections to their local networks and a Cidera satellite dish installed on the premises. The unit will contain up to 12 available processors, each of which can function as a server for a content distributor or ISP customer. The inherent flexibility of Cidera VAST will permit a customer to use a processor in a Cidera VAST unit as its primary server, as well as lease additional processors as needed to meet event-based and peak demands. Customers leasing space on Cidera VAST will also have the ability to relocate a function to a spare Cidera VAST processor in the event that its primary processor fails. Cidera VAST is designed to allow our customers to outsource the ownership and maintenance of a large number of distributed servers while providing for the security of data and applications required by our customers.

Network Architecture

   Our network architecture is illustrated below. The shaded area indicates our equipment. The three principal components of the network are the master uplink, capacity on the satellite and the satellite receiving dish, or downlink.




               [GRAPHIC DEPICTION OF CIDERA NETWORK ARCHITECTURE]

 Data Receipt and Uplinking

   We receive data to be distributed through our network at our uplink facility. This facility provides the ability to transmit data to satellites covering our service area for broadcast to our dishes located at the edge of the Internet. We use our proprietary software to assemble and package the data for satellite transmission. The uplink transmitter is currently capable of transmitting 45 Mbps of data to the satellite, and can be upgraded to transmit additional data.

 Satellite Transmission

   We lease satellite capacity on the GE-4 Satellite for broadcasting data to North America and the GE-1E Satellite for broadcasting data to Europe. The satellites receive and continuously broadcast data at up to 45 Mbps throughout North America and Europe. We have contracted for similar capabilities using satellites that cover Latin America and Asia. The number of downlink locations to which the satellite can broadcast the data is effectively unlimited within the area covered by the satellite.

 Data Delivery

   Each downlink facility is configured to receive data from a satellite and deliver that data to servers located at the POP. A service adapter that contains our proprietary software separates the data according to its content type and delivers it to the appropriate servers. End users can then access the data through their connections to the POP. At the current 45 Mbps rate, each downlink is capable of receiving 3.9 trillion bits of data per day. This would otherwise be delivered using the terrestrial Internet backbone.

 Proprietary Software

   Our proprietary software is a key element of our solution. The software:

  .manages the flow of data through
  our network;

  .converts data between Internet and broadcast protocols; and

  .manages the delivery of Internet
  services.

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

Customers

   Our primary customers are ISPs and content distributors. Additionally, we intend to target large corporations with widely distributed facilities.

 Internet Service Providers

   We provide ISPs with the capability to leverage their existing bandwidth, thereby increasing their revenues and operating margins. In 1999, ISPs accounted for all of our revenue. As of June 15, 2000, 295 ISPs were subscribing for at least one of our services. Of this number, 216 were located in North America and 79 were located in Europe. The following is a representative sample of our ISP customers:

  North America                      Europe
                                     Comunitel Global SA (Spain)
  Bell Atlantic

  ComNet                             DeKooi Systeemhuis (Netherlands)
                                     LF Net (Germany)
  CTS Network Services

  DBS Technologies                   Lince TeleCommunications (Spain)

                                     Netline SA (Luxembourg)
  Erol's Internet
  Internet Ventures Inc.             Profinet (Germany)

  MGC Communications                 Telecom Italia (Italy)

                                     Videotex (Netherlands)
  Micron

                                     Vitosha Software and Communications
  Oceanic Cable (Affiliate of Road   (Netherlands)
  Runner)

  Primus Telecommunications Canada

  TCA Communications (Subsidiary of
  Fox)
  Telocity


 Content Distributors

   Content distributors are entities that place their servers at POPs along the edge of the Internet. They then assemble third party-generated Internet content and store it on their dispersed network of servers. By storing content closer to end users, content distributors reduce delays and packet loss that end users experience when they request the content. In addition to storing static content on their servers, content distributors also deliver live streaming media from these servers.

   Our satellite-based network gives content distributors a means to cost-effectively distribute content to their servers located at the edge of the Internet. Our first service offering to content distributors, Cidera Streaming Media Service, became commercially available on January 1, 2000 and to date we have not recognized any revenue from content distributors. Currently, Akamai, Road Runner and Digital Island are the only content distributors subscribing to our services. Akamai has completed its test phase and is in the implementation phase of its agreement. We expect to recognize revenues from Akamai beginning in the fourth quarter of 2000. Road Runner and Digital Island are currently in the test phases of their agreements. Other content distributors are currently evaluating our services. We expect that content distributors will account for an increasing proportion of our net revenue in the future.

Sales and Marketing

   We focused our initial sales and marketing efforts on ISPs in the United States. In January 1999, we expanded those efforts into Europe. Our initial sales effort was aimed at creating an installed base of satellite dishes. Securing that base was necessary to permit us to market our services to content distributors because this provides them with access to POPs through our satellite-based network. In August 1999, we started marketing efforts targeted at content distributors.

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


   We sell our services in the United States through our direct sales force. We have separate dedicated sales forces for national ISPs, regional/local ISPs, and content distributors in the United States. We currently have two national account managers responsible for sales to content distributors and corporations. As of May 31, 2000, we had 48 employees in our domestic sales department, 33 of whom were in direct sales.

   Internationally, we sell our services through independent agents with regional expertise. Each independent agent is responsible for marketing and sales of our services in its respective country or region. The activities of the agents are closely monitored by channel managers who are our employees. To date, our international sales are limited to Europe and Canada. We expect to enter Latin America, Asia and the Pacific Region in the future. As of May 31, 2000, we had eight channel managers and used eight independent agents.

   We believe that a high level of customer service and support is critical to the successful marketing and sale of our services. Accordingly, we are building a comprehensive service and support organization to meet the needs of our customers. As of May 31, 2000, we had 74 employees in our customer service and support organization. We are seeking to hire additional customer service and support personnel as our customer base grows and as we introduce new services. We maintain a staff of consulting engineers who directly support our sales and distribution efforts by providing technical consulting and integration assistance to our prospective customers. As of May 31, 2000, we employed eight consulting engineers.

   We conduct a comprehensive marketing program to support our sales efforts and actively promote the Cidera brand name. Our marketing strategies include an active public relations campaign, print advertisements, direct mail, online advertisements, trade shows, and customer communications programs. We have informal arrangements with leading Internet companies, such as Cisco, Inktomi, Network Appliance, Novell, CacheFlow and Enterra, to co-market services. As of May 31, 2000, we had 29 employees in our marketing organization.

Deployment and Marketing Alliances

   We have entered into a number of alliances with leading technology companies to accelerate the deployment of our network or to jointly market our services We believe deployment and marketing alliances can accelerate market acceptance of our technology and services, increase our brand recognition and improve access to our target customer base.

   bCandid. bCandid provides Usenet News server management and discussion group software to organizations that operate and manage their own Usenet News servers. We entered into an agreement with bCandid under which each company uses the other's technology in providing a comprehensive solution for Usenet News management. To this end, we have developed a joint marketing effort with bCandid to promote Cidera Usenet News Service and bCandid's Usenet News server management and discussion group software. Through this marketing effort, each company's sales force encourages its existing ISP customers to use the services of the other. Additionally, when marketing its services to potential new customers, each company's sales force encourages the ISP to subscribe for both services. This agreement expires on July 21, 2000, but is renewable on an annual basis.

   Akamai Technologies. Akamai provides delivery services for Internet content, streaming media and applications through a distributed server network that locates content geographically closer to users. In May 2000, we entered into an agreement with Akamai to use our satellite-based network to deliver this content to Akamai's widely dispersed servers. Under the agreement, Akamai has committed to initiate delivery of its services using our satellite-based network to a minimum of 350 of its locations by the end of 2000, 750 of its locations by June 30, 2001 and 1,500 of its locations by the end of 2001. Akamai's obligation to reach the latter two of these commitments is contingent upon our having achieved designated levels of deployment of our satellite dishes at non-Akamai locations. The agreement also provides that, following the completion of the initial test and integration phase of the project, Akamai will encourage its ISP customers to install our satellite dishes and related equipment at their POPs. Likewise, we have agreed to use our best efforts to encourage our ISP customers to locate Akamai servers at their POPs.

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


   During the first two and one half years of the agreement, Akamai may, for a fee, designate one or more sites as dedicated Akamai locations. If Akamai designates a site as a dedicated location, we may only deliver Akamai content, streaming media and applications, as well as Cidera Usenet News Service, Cidera Cache Turbocharging and Cidera Big File Mover content, to that facility. However, if another content distributor enters into an agreement with us to deliver its streaming content to a dedicated Akamai location, we may do so by installing an additional set of equipment and initiating service to that content distributor at that site. Once we have done this, we may remove the site's designation as a dedicated Akamai site.

   The initial test phase has been completed and the implementation phase is currently underway. To date, we have not recognized any revenue from Akamai, although we expect to begin recognizing revenue from this agreement by the end of the fourth quarter of 2000. This agreement expires on May 22, 2004.

   Road Runner. Road Runner is a content distributor that delivers Internet content to its servers located across the Internet. On March 15, 2000, we entered into an agreement with Road Runner to use our satellite-based network to distribute this content to Road Runner's widely dispersed network of servers. The agreement also provides that, following the completion of the initial test phase of the project, we will install our satellite dishes and related equipment, as requested by Road Runner, at locations where its servers are located. The initial test phase is currently underway. Assuming successful completion of the test phase, we expect deployment of our satellite dishes across Road Runner's network to begin in the third quarter of 2000. In connection with this agreement, we issued Road Runner a warrant to acquire 100,000 shares of our common stock at a price of $8.75 per share.

   Digital Island. Digital Island is a content distributor that delivers Internet content to its servers located across the Internet. On March 15, 2000, we entered into an agreement with Digital Island to use our network to distribute this content to Digital Island's widely dispersed network of servers. The agreement also provides that, following the completion of the initial test phase of the project, we will install our satellite dishes and related equipment, as requested by Digital Island, at locations where its servers are located. Both parties have also agreed to use their best efforts to deploy each other's equipment at future locations. The initial test phase is currently underway. Assuming successful completion of the test phase, we expect deployment of our satellite dishes across Digital Island's network to begin in the third quarter of 2000. In connection with this agreement, we issued Digital Island a warrant to acquire 200,000 shares of our common stock at a price of $8.75 per share.

   Exodus. Exodus is one of the largest Web hosting and co-location companies in the United States. Co-location is the means by which a number of ISPs locate their POPs at the same facility. This allows the multiple ISPs to reduce expenses associated with operating their POPs. We have entered into a marketing agreement with Exodus, under which each company has trained the other's sales team on their respective services. We have placed our equipment at seven of Exodus's eight locations and we make Cidera Usenet News Service and Cidera Cache Turbocharging available to ISPs who locate their POPs at these Exodus facilities.

   RealNetworks. We have entered into a software distribution agreement with RealNetworks under which we developed a software package to allow Real-encoded streaming media to be broadcast over our satellite-based network. This agreement allows us to deploy this software we developed using data from RealNetworks' software development kit. We pay a license fee to RealNetworks for each instance of RealNetworks' software installed by us as part of a streaming media enabled uplink site. This agreement expires on February 3, 2002.

   Microsoft. Microsoft granted us a license to use one of its proprietary protocols to develop a software package that allows Microsoft-encoded streaming content to be delivered over our network. This agreement expires on March 31, 2001. Additionally, we are one of over 100 participants in Microsoft's broadband initiative. As a participant in this initiative, we will cooperate with Microsoft in development of programs to support the expansion, development, implementation and sale of broadband capabilities for streaming media.

Research and Development

   We believe that our future success will depend in large part on our ability to enhance our services, expand our service offerings, maintain technological leadership, maintain the compatibility of our services with industry-prevailing caches and streaming media protocols, and satisfy an evolving range of customer requirements for

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


Internet content distribution. Our development team is responsible for product architecture, core technology, testing, quality assurance, documentation and expanding the ability of our hardware and software to meet our customers needs. As of May 31, 2000, we had 21 employees on our development team.

Competition

   The market for the delivery of high-bandwidth content to the edge of the Internet is new and rapidly evolving. We expect that competition will increase and that our primary competitors may not yet have entered the market. Many of our potential competitors may have much greater name recognition, longer operating histories, larger customer bases and significantly greater financial resources. Increased competition could result in price reductions, fewer customer orders, reduced gross margin and loss of market share, any of which could cause our operating results to suffer. We believe that the primary competitive factors in our market are:

  . reliability of performance;

  . installed base of satellite dishes;

  . scalability of service;

  . compatibility with prevailing major industry caching systems;

  . cost effectiveness;

  . technological expertise; and

  . dedication to customer service.

   At present, we believe that we compete favorably in each of these areas. Our primary competition to date has come from the providers of traditional land-based networks for the distribution of Internet content. These entities do not provide satellite-based networks and none have publicly announced any intention to enter this segment of the market. We also believe that, in the future, we may experience competition from traditional satellite companies, which could choose to provide Internet content delivery services. While these entities have historically not directly engaged in the distribution of Internet content, they generally have the resources to provide services similar to ours. For example, PanAmSat and Loral CyberStar, two providers of global satellite broadcasting services, have recently announced their intentions to provide streaming media services similar to ours. Loral CyberStar and PanAmSat are affiliates of the satellite providers with whom we have recently entered into agreements to provide us with satellite capacity in Latin America and Asia, respectively.

Intellectual Property

   Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We recently received a patent from the United States Patent and Trademark Office, titled "Comprehensive Global Information Broadcast System and Implementation Thereof" which covers elements of our process for Cidera Cache Turbocharging. Otherwise, we hold no other patents and we have not filed any patent applications with the United States Patent and Trademark Office. We seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

   On May 25, 2000, we received a letter from a potential competitor notifying us that it intends to seek a re-examination of our patent by the U.S. Patent and Trademark Office. While we have no reason to believe that the patent will be invalidated, it is possible that the Patent and Trademark Office could invalidate the patent or force us to narrow the scope of the claims of the patent. To date, we have not received notice of the filing of any such request for re-examination.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any litigation could result in substantial costs and diversion of resources and could cause our business and financial results to suffer. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure to meaningfully protect our property could cause our business and financial results to suffer. On April 7, 2000, we received a letter from a competitor which suggested that our technology might infringe an unidentified patent of the competitor. To date, we have been unsuccessful in determining the nature of the alleged patent and we have no reason to believe that our technology infringes on the intellectual property rights of others.

Employees

   As of May 31, 2000, we had a total of 223 employees. Of these employees, 21 were in software development, 97 were in sales, marketing and business development, 74 were in customer support and 31 were in finance and administration. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. We believe our relations with our employees is good. None of our employees are represented by a collective bargaining unit.

Facilities

   Our headquarters are currently located in approximately 26,000 square feet of leased office space located in Laurel, Maryland. The lease for this space terminates on December 31, 2006.

   We also own or lease, under long-term capital leases, over 300 satellite dishes and the associated hardware that we have installed at the POPs of our ISP customers throughout North America and Europe.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, and their ages as of June 15, 2000, are as follows:

Name                            Age                     Position
----                            ---                     --------
Douglas E. Humphrey............  40 chairman of the board
Richard J. Hanna...............  44 president and chief executive officer and director
Robert Marggraf................  57 executive vice president and chief operating officer
Edward D. Postal...............  44 executive vice president and chief financial officer
Robert M. Dunham...............  40 executive vice president, operations and development, and secretary
Thom F. Degnan.................  47 senior vice president, business development
Thomas R. Kloster..............  40 senior vice president and controller
Brian W. Hayhurst..............  35 director
John B. Landry.................  51 director
Peter Barris...................  48 director
Suzanne H. King................  35 director
J. Mitchell Reese..............  40 director
Robert M. Stewart..............  45 director

   Douglas E. Humphrey. Mr. Humphrey founded Cidera and has served as our chairman since our inception in July 1997. From inception to March 2000, Mr. Humphrey also served as our president and chief executive officer. Prior to founding Cidera, Mr. Humphrey founded DIGEX, a national ISP that was acquired by Intermedia Communications in July 1997. During his tenure at DIGEX, Mr. Humphrey served as chief executive officer and chief technology officer from 1991 to 1997.

   Richard J. Hanna. Mr. Hanna has served as our president and chief executive officer since March 2000. In April 2000, Mr. Hanna was also appointed as a director. From May 1999 to March 2000, he served as president of Teligent International, a division of Teligent, Inc., a broadband communications company. From April 1997 to May 1999, he was president of field operations for Teligent, where he was responsible for broadband infrastructure deployment in the United States. From January 1994 to April 1997, Mr. Hanna served as president and chief executive officer of MFS Intelenet, a competitive local exchange carrier division of MFS Communications.

   Robert Marggraf. Mr. Marggraf has served as our executive vice president and chief operating officer since July 1998. From June 1994 to February 1998, he served as executive vice president and chief operating officer for Novadyne Computer Systems, a network integration and support organization focused on the Internet and enterprise markets.

   Edward D. Postal. Mr. Postal has served as our executive vice president, chief financial officer and assistant secretary since March 2000. From October 1996 to March 2000, Mr. Postal served as chief financial officer of PSINet, Inc., a global ISP. Prior to joining PSINet, Mr. Postal served as senior vice president, chief financial officer and a director of The Hunter Group, Inc., a systems integration consulting firm, from March 1995 to October 1996. Mr. Postal is a certified public accountant.

   Robert M. Dunham. Mr. Dunham has served as our executive vice president of operations and development since March 2000 and our secretary since our inception in July 1997. Also, from our inception to March 2000, he served as our chief financial officer, with additional responsibilities for operations, including infrastructure deployment and our network operating center. From January 1996 to June 1997, he served as director of operations for the eastern region of HHL Financial Services, a healthcare receivables management company. From April 1992 to December 1995, Mr. Dunham served as HHL Financial Services' controller.

   Thom F. Degnan. Mr. Degnan has served as our senior vice president of business development since November 1999. Prior to joining us, Mr. Degnan served from August 1994 until November 1999 in a variety of positions with QUALCOMM, a provider of wireless technology, most recently as vice president, wireless carrier investments.

   Thomas R. Kloster. Mr. Kloster has served as our senior vice president and controller since May 2000. From May 1996 to May 2000, Mr. Kloster served in various capacities with Primus Telecommunications Group, Incorporated, a global data, Internet and voice telecommunications provider, most recently as chief financial officer of North American operations and prior to that as vice president and corporate controller. Prior to joining Primus, Mr. Kloster served as senior manager of corporate accounting for MCI Communications, Inc. from July 1994 to May 1996. Mr. Kloster is a certified public accountant.

   Brian W. Hayhurst. Mr. Hayhurst has served as a director since June 1998. Since September 1997, Mr. Hayhurst has served as a vice president at Carlyle Venture Partners, L. P., a private investment firm. From June 1995 to September 1997, Mr. Hayhurst was vice president of Morgan Keegan, Inc.'s venture capital division. From June 1987 to June 1995, Mr. Hayhurst served in various capacities with Deloitte & Touche, LLP. Mr. Hayhurst is a certified public accountant.

   John B. Landry. Mr. Landry has served as a director since July 1998. Since 1995, Mr. Landry has served as vice president of technology strategy for IBM. From December 1990 to June 1995, he was senior vice president of development and chief technology officer at Lotus Development Corporation until Lotus' acquisition by IBM. Mr. Landry also serves as a director of Lante Corporation, GIGA Information Group, MCK Communications, Inc. and Interliant, Inc.

   Peter Barris. Mr. Barris has served as a director since June 1999. Mr. Barris is the managing general partner of New Enterprise Associates L.P., a private investment firm, which he joined in 1992. Mr. Barris serves as a director of CareerBuilder, Inc., Mobius Management Systems, Inc. and pcOrder.com, Inc.

   Suzanne H. King. Ms. King has served as a director since June 1999. Ms. King has been with New Enterprise Associates L.P., a private investment firm, since July 1995, serving as a partner since April 1999. Prior to joining NEA, Ms. King was a student at Northwestern University's Kellogg School of Business. Prior to that, she worked as controller of XcelleNet, Inc. (now Sterling Commerce), a developer of system management software for remote access from October 1988 to June 1994. Prior to joining XcelleNet, she worked as a senior auditor for Arthur Andersen & Co. from September 1986 to September 1988.
Ms. King is a certified public accountant.

   J. Mitchell Reese. Mr. Reese has served as a director since June 1998. Mr. Reese is a managing director for The Carlyle Group, where he has been since September 1997. Prior to joining Carlyle, Mr. Reese was employed by Morgan Keegan, Inc., an investment banking firm, from October 1990 until August 1997, where he was president of its venture capital division and co-head of its investment banking group.

   Robert M. Stewart. Mr. Stewart has served as a director since February 1998. Since January 1999, Mr. Stewart has served as a co-founder and general partner of Spring Capital Partners L.P., a mezzanine capital fund. Prior to forming Spring Capital, he was a managing director of CrossHill Financial Group LLC, a private investment banking firm, from November 1995 to December 1998. Prior to joining CrossHill Financial Group, Mr. Stewart was a principal with Armata Partners L.P., a private investment banking firm, from April 1993 to October 1995.

   Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of the directors or executive officers. Mr. Hayhurst, Mr. Barris, Mr. Reese and Ms. King serve on the board of directors pursuant to arrangements we made with New Enterprise Associates and Carlyle Ventures in connection with our Series A and Series B preferred stock financings. These arrangements will terminate upon the closing of this offering.

Our Advisory Board

   In February 2000, we established an advisory board to assist our management team in addressing strategic issues as we position ourselves as an international leader in satellite-based delivery of Internet content. While the advisory board has no formal authority, we expect to benefit from the experience and contacts that the advisors have within the technology community. To date, the advisory board has not convened a meeting. Our advisory board currently consists of the following members:

  . Wayne Correia, chief executive officer of Capulus, a digital media distribution company focused on the business-to-business market, and founder and former chief technology officer of Critical Path;

  . Peter Lothberg, network architecture consultant for Sprint and founder of Stupi, Inc.;

  . Mike McCurry, former White House press secretary and president of Public Strategies Group, LLC ;

  . Arno Penzias, vice president and chief scientist of Bell Laboratories and 1978 Nobel Prize winner in physics; and

  .  John Sidgmore, vice chairman of MCI WorldCom and chairman of UUNET.

   Each advisor is expected to attend three annual strategy sessions and to be available to meet regularly, but no more than quarterly, with other advisory board members to provide strategic, marketing and technical support and advice for our management team. Each advisor serves for an initial one year term. We have granted each advisor an option to purchase 30,000 shares of our common stock at an exercise price of $8.75 under our 2000 Equity Incentive Plan on the date they joined the advisory board.

Election of Directors

   Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Mr. Reese and Mr. Landry will serve in the class whose term expires in 2000;
Mr. Hanna, Ms. King and Mr. Stewart will serve in the class whose term expires in 2001; and Mr. Humphrey, Mr. Hayhurst and Mr. Barris will serve in the class whose term expires in 2002. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

Board Committees

   Audit Committee. Our audit committee consists of Mr. Hayhurst, Mr. Landry and Mr. Stewart. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and evaluates our internal accounting procedures.

   Compensation Committee. Our compensation committee consists of Mr. Humphrey, Mr. Reese and Mr. Barris. The compensation committee reviews and approves compensation and benefits for our executive officers. The compensation committee also administers our compensation and stock plans and makes recommendations to the board of directors regarding such matters.

Compensation of Directors

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. We will make non-discretionary grants of stock options to our non-employee directors from time to time pursuant to our 2000 non-employee directors plan. The number of options, and the timing of these grants are more fully described under "2000 Non-Employee Directors' Stock Option Plan."

Compensation Committee Interlocks and Insider Participation

   During 1999, Mr. Humphrey, our chairman and former chief executive officer, served as a member of our compensation committee. The other members of the compensation committee were: Mr. Hayhurst, Mr. Landry, who resigned from the committee in July 1999, and Mr. Barris who replaced Mr. Landry on the committee for the remainder of 1999. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve as a member of our board or compensation committee. For a discussion of transactions between us and Mr. Humphrey and his affiliates, see "Related Party Transactions."

Executive Compensation

   The following table sets forth the compensation we paid to our chief executive officer and our three other most highly compensated executive officers whose salary and bonus exceeded $100,000 during 1999.

                           Summary Compensation Table

                                                 Annual Compensation  Securities
                                                 -------------------- Underlying
Name and Principal Position                        Salary     Bonus    Options
---------------------------                      ---------- --------- ----------
Douglas E. Humphrey,
 Chairman of the board of directors and former
  president, chief executive officer ...........   $114,615   $20,000      --
Robert Marggraf,
 Executive vice president and chief operating
  officer.......................................    165,000    33,000      --
Robert M. Dunham,
 Executive vice president, secretary and former
  chief financial officer and treasurer.........    108,462    18,000   30,000
Steven W. Sweeney,
 Former vice president--international
  operations....................................    150,000       --       --

Option Grants in 1999

   The following table sets forth information regarding options granted to the named executive officers during 1999.

                                                                           Potential Realizable
                                                                             Value at Assumed
                                    Percent of                             Annual Rates of Stock
                                   Total Options                            Price Appreciation
                         Number of  Granted to   Exercise                   for Option Term (1)
                          Options  Employees in    Price                   ---------------------
Name                      Granted      1999      ($/Share) Expiration Date     5%        10%
----                     --------- ------------- --------- --------------- ---------- -----------
Douglas E. Humphrey.....     --         -- %       $ --            --      $      --  $      --
Robert Marggraf.........     --         --           --            --             --         --
Robert M. Dunham........  30,000       2.60         1.25      08/05/09        451,168    740,623
Steven W. Sweeney.......     --         --           --            --             --         --

---------------------

(1) Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $10.00 per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our prediction of our stock price.

   The percent of total options granted to employees in the above table is based on 1,155,750 total options granted in 1999. Our board of directors may reprice options under the terms of our stock option plans.

   Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant. In making this determination, the board of directors considered a number of factors, including:

  . our historical and prospective future revenue and profitability;

  . our cash balance and rate of cash consumption;

  . the development and size of the market for our services;

  . the status of our financing activities;

  . the stability of our management team; and

  . the breadth of our service offerings.

1999 Option Exercises and Year-End Option Values

   The following table sets forth information concerning the value realized upon exercise of options during 1999 and the number and value of unexercised options held by each of the named executive officers at December 31, 1999.

                                                    Number of Unexercised     Value of Unexercised
                                                         Options at          In-the-Money Options at
                           Shares                     December 31, 1999       December 31, 1999 (1)
                         Acquired on    Value     ------------------------- -------------------------
Name                      Exercise   Realized (1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------ ----------- ------------- ----------- -------------
Douglas E. Humphrey.....      --       $   --           --           --      $     --     $     --
Robert Marggraf.........      --           --       242,500      242,500     2,376,500    2,376,500
Robert M. Dunham........      --           --       216,324       66,054     2,150,261      620,877
Steven W. Sweeney.......   33,333      326,663          --        66,667           --       653,337

---------------------

(1) Based on the assumed initial public offering price of $10.00 per share, minus the per share exercise price, multiplied by the number of shares issued or issuable upon exercise of the option.

Benefit Plans

   1998 Founders Stock Incentive Plan. We adopted the 1998 Founders Stock Incentive Plan on January 1, 1998, which we amended and restated on August 14, 1998. Our board of directors terminated this plan on February 24, 2000; however, the plan remains effective with respect to options granted prior to the termination date.

   The plan provided for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to our employees, including officers and employee directors, and nonstatutory stock options to employees, including officers and employee directors, directors and consultants. In addition, the plan permitted the granting of stock bonuses and rights to purchase restricted stock.

   An aggregate of 1,370,052 shares of common stock were authorized for issuance under the plan. We have granted options to purchase an aggregate of 1,370,052 shares under the plan. No further awards have been granted under the plan since the date of termination. We have issued 307,590 shares of common stock upon exercise of options granted under the plan. As of May 31, 2000, options to purchase an aggregate of 1,062,462 shares of common stock were outstanding under the plan at an exercise price of $0.06 per share. We are not authorized to issue any more options under the plan. The plan is administered by an administrator designated by our board of directors.

   1998 Employee Stock Incentive Plan. We adopted the 1998 Employee Stock Incentive Plan on May 29, 1998. Our board of directors terminated the plan on February 24, 2000; however, the plan remains effective with respect to options or other stock awards granted prior to the termination date.

   The plan provided for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to our employees, including officers and employee directors, and nonstatutory stock options to employees, including officers and employee directors, directors and consultants. In addition, the plan permitted the granting of stock bonuses and rights to purchase restricted stock.

   An aggregate of 3,804,332 shares of common stock were authorized for issuance under the plan. We have granted an aggregate of 2,223,345 options or other awards, net of cancellations, under the plan as of May 31, 2000. At the time we terminated the plan, the remaining shares that were not subject to outstanding option grants or other awards were removed from the plan's share reserve and were committed to our 2000 Equity Incentive Plan.

   No further awards have been granted under the plan since the date of termination. As of May 31, 2000, we had issued 420,552 shares of common stock upon exercise of options granted under the plan. As of May 31, 2000, options to purchase an aggregate of 1,802,793 shares of common stock were outstanding under the plan at exercise prices ranging from $0.20 to $13.00 per share. The plan is administered by an administrator designated by our board of directors. We are not authorized to issue any more options under the plan.

   2000 Equity Incentive Plan. Our board of directors adopted the 2000 Equity Incentive Plan on February 24, 2000 and it became effective on that date. The plan was approved by our stockholders on February 24, 2000. Under the plan, the board may award incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, including officers and employee directors and nonstatutory stock options to employees, including officers and employee directors, directors and consultants, including non-employee directors. In addition, the plan permits the granting of stock bonuses and rights to purchase restricted stock. There are 5,580,987 shares of common stock reserved for issuance under the plan. No person is eligible to be granted options covering more than 2,000,000 shares of common stock in any calendar year. The maximum term of options granted under the plan is ten years. As of May 31, 2000, options to purchase 4,643,130 shares have been granted and are outstanding under the plan at exercise prices ranging from $8.75 to $10.00 per share. In addition, on March 6, 2000, we sold 620,000 shares to Edward Postal at a purchase price of $13.00 per share pursuant to an award of restricted stock under this plan.

   The plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the plan, the board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of stock awards.

   The exercise price of options granted under the plan is determined by the board of directors in accordance with the guidelines set forth in the plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plan vest at the rate specified in the option agreement and the grant notice. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the grant date and the term of such incentive stock option cannot exceed five years.

   Stock options granted under the plan generally are non-transferable. Options expire three months after the termination of an optionee's service. However, if the optionee's service ends as a result of his or her disability, or because of death, then the period for exercising his or her options is extended to twelve and eighteen months, respectively. The board may deviate from those time periods and may provide for shorter or longer periods to exercise options. These periods may also be extended if the optionee is unable to exercise his or her stock options because of securities law restrictions.

   Any stock bonuses or restricted stock purchase awards granted under the plan will be in the form and will contain the terms and conditions that the board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the plan are transferable if the grant allows the transfer, which will be determined by our board of directors on a case-by-case basis.

   Upon specified changes in control, all outstanding stock awards under the plan must either be assumed or substituted for by the surviving entity. If the surviving entity does not assume or substitute for the stock awards, the stock awards will be accelerated in full and then terminated to the extent not exercised prior to the change in control.

   2000 Non-Employee Directors' Stock Option Plan. Our board of directors adopted the 2000 non-employee directors' stock option plan on February 24, 2000. Our stockholders approved the directors' plan on February 24, 2000. The plan will become effective immediately following this offering. We have reserved a total of 400,000 shares of common stock for issuance under the directors' plan.

   The eligible participants in the directors' plan are the members of our board of directors who are not employed by us or affiliates of us. The directors' plan provides for the issuance of non-statutory stock options.

   The directors' plan provides for the non-discretionary award of stock options at various times. Each member of the board at the time of this offering will be issued an option for 40,000 shares of our common stock. Individuals who become directors after this offering, will also receive an option for 40,000 shares. At the time of each annual meeting of our stockholders, each director will receive an option to purchase 10,000 shares of our common stock. In the case of a director who has not served on the board for the full year preceding this annual grant, the amount of shares subject to his or her option will be reduced on a pro rata basis for each full quarter during that year in which the director did not serve on the board.

   Options granted under the directors' plan will have a term that is no longer than ten years from the date of grant. The exercise price for an option will be at least 100% of the fair market value of our common stock on the date of grant. Options granted under the directors' plan are not transferable, and may only be exercised by a director during his or her lifetime. The option may be transferred, at the time of a director's death, by will or by the laws of descent and distribution. Under the directors' plan, a director may designate the recipient of the option on the director's death.

   Options vest and become exercisable in accordance with an established schedule. For the initial grant, 50% of the options vest one year after the date of grant, and the remaining 50% of the shares vest two years after the date of grant. In the case of the annual grants, 100% of the options vest and become exercisable on the first anniversary of the date of grant.

   Upon specified changes in control, all outstanding stock options under the directors' plan must either be assumed or substituted for by the surviving entity. If the surviving entity does not assume or substitute for the stock awards, the stock awards will be accelerated in full and then terminated to the extent not exercised prior to the change in control.

   The directors' plan expires on the day before the tenth anniversary of its adoption by the board or approval by stockholders, whichever is earlier. The board may amend or terminate the directors' plan at any time in its sole discretion. No amendment or termination may adversely affect the rights of any director.

   2000 Employee Stock Purchase Plan. On February 24, 2000, we adopted the 2000 Employee Stock Purchase Plan. A total of 800,000 shares of common stock have been reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code. Under the purchase plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the purchase plan.

   Unless otherwise determined by the board, employees are eligible to participate in the purchase plan only if they are customarily employed by us, or an affiliate designated by our board, for over 20 hours per week and more than five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

   In the event of a merger, reorganization, consolidation or liquidation, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board has the authority to amend or terminate the purchase plan, but may not adversely affect any outstanding rights to purchase common stock.

   401(k) Plan. On January 1, 1998, we established a tax-qualified employee savings and retirement plan. Our 401(k) plan provides that each participant may contribute up to the statutorily prescribed annual limit, which is $10,500 in 2000. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

Agreements with Executive Officers

   In June 1998, we entered into two year employment agreements with Douglas Humphrey and Robert Dunham. Under the terms of the agreements, we agreed to pay Mr. Humphrey an annual salary of $100,000 and Mr. Dunham an annual salary of $90,000. The board of directors subsequently approved annual salaries for Mr. Humphrey of $250,000 and Mr. Dunham of $200,000 effective February 27, 2000. Also, in June 1998, we entered into a three year employment agreement with Robert Marggraf. Under the terms of the agreement, we agreed to pay Mr. Marggraf an annual salary of $165,000. The board of directors subsequently approved an annual salary for Mr. Marggraf of $230,000 on February 27, 2000. These agreements allow for annual bonuses targeted at 20% of base compensation. The employment agreements prohibit Mr. Humphrey, Mr. Dunham and Mr. Marggraf, respectively, from competing with us and soliciting our customers or employment during the term of their respective employment agreements and the 12-month period after the date of termination.

   The employment agreements provide that Mr. Humphrey, Mr. Dunham and Mr. Marggraf are employed at will, and their employment relationship may be terminated for any reason at any time. However, if we terminate employment under any of these agreements without cause, as defined in the agreement, then the terminated employee will receive a severance payment equal to six months of his base salary as of the date of termination. In addition, 50% of any unvested options granted under the 1998 Founders Equity Incentive Plan then held by Mr. Dunham will accelerate and vest. Notwithstanding the foregoing, if Mr. Dunham's employment is terminated 90 days prior to or within 180 days following a change of control, 100% of any unvested options held by him under the 1998 Founders Equity Incentive Plan will accelerate and vest. If any of Mr. Humphrey, Mr. Dunham or Mr. Marggraf voluntarily terminates his employment with cause, then we must pay him a severance payment equal to six months of his base salary as of the date of termination.

   In February 2000, we entered into a two year employment agreement with Edward D. Postal. Under the terms of the agreement, we agreed to pay Mr. Postal an annual salary of $250,000. The agreement provides for an annual bonus of $100,000. In addition, the board of directors agreed to sell and Mr. Postal agreed to purchase 620,000 shares of our common stock on March 6, 2000 at $13.00 per share, which is subject to time-based vesting over a four-year period. Mr. Postal paid for these shares with a combination of cash and a promissory note. The employment agreement prohibits Mr. Postal from competing with us and soliciting our customers or employees during the term of the employment agreement and the 12-month period after the date of termination. In the event Mr. Postal is terminated without cause or upon a change of control, 100% of any unvested shares or unvested options then held by Mr. Postal will accelerate and vest. If we terminate Mr. Postal's employment without cause or if Mr. Postal voluntarily terminates his employment with cause, we must pay Mr. Postal a severance payment equal to up to 100% of his annual salary.

   In March 2000, we entered into a four year employment agreement with Richard
J. Hanna. Under the terms of the agreement, we agreed to pay Mr. Hanna an annual salary of $350,000. The agreement provides for an annual bonus of 50% of Mr. Hanna's base salary. In addition, the board of directors approved the grant to Mr. Hanna of options to acquire 2,000,000 shares of our common stock at a price of $10.00 per share. The employment agreement prohibits Mr. Hanna from competing with us and soliciting our customers or employees during the term of the agreement and the 12-month period after the date of termination. In the event that Mr. Hanna is terminated without cause, all options held by Mr. Hanna which are scheduled to vest during the immediately following twelve month period will accelerate and vest. If Mr. Hanna is terminated upon a change of control, 100% of any unvested options then held by Mr. Hanna will accelerate and vest. If we terminate Mr. Hanna's employment without cause or if Mr. Hanna terminates his employment with cause, we must pay him a severance payment equal to 100% of his annual salary and bonus.

                           RELATED PARTY TRANSACTIONS

Series C Financing

   On February 28, 2000, we issued 3,445,916 shares of series C mandatorily redeemable convertible preferred stock for aggregate proceeds of $30.2 million. On March 15, 2000, we issued an additional 668,605 shares of series C stock for $5.8 million. We sold these shares to the following entities, which include two officers, director and three members of our advisory board:

                                                        Number of   Aggregate
Purchaser                                                Shares   Purchase Price
---------                                               --------- --------------
Investor (Guernsey) Ltd................................ 1,371,507  $12,000,000
GE Capital Equity Investments, Inc..................... 1,142,923   10,000,005
Dell USA, L.P..........................................   571,462    5,000,007
MCI Worldcom Venture Fund, Inc.........................   571,462    5,000,007
PSINet Strategic Investments, Inc......................   228,585    2,000,004
Edward D. Postal.......................................    57,147      500,008
John B. Landry.........................................    40,003      350,006
Adam J. Landry.........................................    17,144      150,001
Wayne Correia..........................................    51,425      449,943
Arno Penzias...........................................    34,288      300,003
Thom Degnan............................................    12,573      110,007
Diane Degnan...........................................     4,572       40,003
John Sidgmore..........................................    11,430      100,007

   John B. Landry is a director. Adam J. Landry is the son of John B. Landry. Messrs. Postal and Degnan are officers of Cidera. Mrs. Degnan is Mr. Degnan's wife. Messrs. Correia, Penzias and Sidgmore are members of our advisory board.

   Each share of series C stock will convert automatically into one share of common stock upon the closing of this offering.

Series B Financing

   On June 9, 1999, we issued 9,887,403 shares of series B mandatorily redeemable convertible preferred stock for aggregate proceeds of $20.0 million. We sold 9,754,783 of these shares to the following entities, who are 5% stockholders and a director, for an aggregate purchase price of approximately $19.7 million:

                                                        Number of   Aggregate
Purchaser                                                Shares   Purchase Price
---------                                               --------- --------------
New Enterprise Associates VIII, L.P.................... 4,847,299   $9,805,000
NEA Presidents' Fund, L.P. ............................    44,493       90,000
NEA Ventures 1999, L.P. ...............................     2,472        5,000
Carlyle Venture Partners, L.P.......................... 1,391,268    2,814,223
C/S Venture Investors, L.P.............................   184,518      373,239
Carlyle U.S. Venture Partners, L.P. ...................   112,165      226,884
Carlyle Venture Coinvestment, L.L.C....................   289,530      585,654
Institutional Venture Partners VIII, L.P............... 1,244,600    2,517,547
IVP Broadband Fund, L.P. ..............................   140,896      285,001
IVM Investment Fund VIII, L.L.C........................    23,459       47,452
Intel Corporation...................................... 1,408,955    2,850,000
John Landry............................................    65,128      131,739

   New Enterprise Associates VIII, L.P., Carlyle Venture Partners, L.P., Institutional Venture Partners VIII, L.L.C. and Intel Corporation are each 5% stockholders. Mr. Landry is a director. The remaining entities are affiliates of New Enterprise Associates, Carlyle Ventures and Institutional Venture Partners.

   Each share of series B preferred stock will automatically convert into one share of common stock upon the closing of this offering.

Series A Financing

   On June 4, 1998, we issued 7,066,147 shares of series A mandatorily redeemable convertible preferred stock for aggregate proceeds of $6.4 million. We sold 6,760,133 of these shares to the following entities, who are 5% stockholders, an officer and a director, for an aggregate purchase price of approximately $6.1 million:

                                                        Number of   Aggregate
Purchaser                                                Shares   Purchase Price
---------                                               --------- --------------
Carlyle Venture Partners, L.P.......................... 4,710,822   $4,233,385
C/S Venture Investors, L.P.............................   962,056      864,553
Carlyle U.S. Ventures Partners, L.P....................   624,778      561,457
Carlyle Venture Coinvestment, L.L.C....................   379,018      340,605
Robert M. Stewart......................................    55,640       50,000
Robert M. Dunham.......................................    27,819       25,000

   Carlyle Venture Partners, L.P. is a 5% stockholder. Mr. Dunham is our executive vice president and secretary. Mr. Stewart is a director. The remaining entities are affiliates of Carlyle Ventures.

   Each share of series A preferred stock will automatically convert into one share of common stock upon the closing of this offering.

   In addition, we issued warrants to purchase 333,834 shares of series A preferred stock for $0.90 per share to affiliates of Anchor Financial Group, Inc., then an affiliate of Mr. Stewart, in consideration for their services in connection with the closing of the series A preferred stock financing. These warrants expire upon the closing of this offering. Mr. Stewart received 100,150 of these warrants.

Bridge Financing

   In February 1998, we issued promissory notes in the aggregate principal amount of $400,000 bearing simple interest at a rate of 8% per annum to Mr. Dunham, Mr. Stewart and other non-affiliated investors. We also issued, to the purchasers of the notes, warrants to purchase an aggregate of 801,200 shares of common stock at an exercise price of $.50 per share exercisable on or prior to February 16, 2005. Messrs. Dunham and Stewart received 50,075 and 100,150 warrants, respectively. Immediately upon the closing of the series A preferred stock financing, purchasers of the notes, including Messrs. Dunham and Stewart, converted them into shares of series A preferred stock at $0.90 per share.

Arrangements with Phase1 Incubator, Inc.

   On June 1, 1998, we entered into a sublease for office space with Phase1 Incubator, Inc., an affiliate of Mr. Humphrey. This agreement was amended on March 7, 2000. The sublease expires on August 31, 2004, although we may terminate it on 30 days notice. Monthly rent due under the sublease is $2,244. We have the option to extend the sublease for an additional two years upon expiration of the initial term, with monthly rent equal to the fair market rental rate at that time.

   Concurrently with the sublease, we also entered into a license agreement with Phase1 to install, operate, maintain, repair, replace and remove up to three satellite dishes on the rooftop of the building. The license is for a five year term, although we may terminate it on 30 days notice. The monthly fee due under the license is $2,000. In 1999 and the three months ended March 31, 2000, Cidera paid $111,720 and $30,054, respectively, to Phasel for rent and associated services.

Agreement with The Colocation Corporation

   On March 7, 2000, we entered into a colocation agreement to lease machine space in the facilities of The Colocation Corporation, an affiliate of Mr. Humphrey. The agreement expires on August 31, 2004. In 1999 and the three months ended March 31, 2000, Cidera paid $78,279 and $42,397, respectively, to the Colocation Corporation for rent and associated services.

Loan from officer

   In February 1998, Mr. Humphrey loaned Cidera $300,000 pursuant to an unsecured promissory note. This amount was repaid with 8% interest in June 1998 from the proceeds of the Series A financing.


Loan to officer

   On March 6, 2000, in connection with his employment agreement to serve as our chief financial officer, Mr. Postal acquired 620,000 shares of our common stock at $13.00 per share. He purchased this stock by paying $80,000 in cash and executing a promissory note for the balance of $7,980,000. The note has a nine- year term and accrues interest at 6.2% per year. The note is a full recourse obligation of Mr. Postal and is secured by the shares.

   We agreed to the material terms of each of the preferred stock issuances, the bridge financing and the loan to Mr. Postal described above after arm's-length negotiations with previously unaffiliated persons. We believe that the loan from Mr. Humphrey was, and that the agreements with Phase1 Incubator and The Colocation Corporation are, on terms no less favorable than we could obtain from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of our board of directors, including a majority of our independent and disinterested directors, and will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of May 31, 2000, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person or group who beneficially owns more than 5% of our common stock;

  . each of our directors and executive officers; and

  . all of our directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. Unless otherwise indicated, the address of each person listed below is c/o Cidera, Inc., 8037 Laurel Lakes Court, Laurel, Maryland 20707.

                                                                 Percentage
                                                                  Ownership
                                                    Shares    -----------------
                                                 Beneficially  Before   After
         Name and Address                           Owned     Offering Offering
         ----------------                        ------------ -------- --------
Entities affiliated with The Carlyle Group(1)..    8,654,155    30.2%    25.2%
Brian W. Hayhurst(2)...........................    8,654,155    30.2     25.2
J. Mitchell Reese(3)...........................    8,654,155    30.2     25.2
Douglas E. Humphrey and Lisa M. Losito(4)......    5,768,649    20.1     16.8
Entities affiliated with New Enterprise
 Associates(5).................................    4,894,264    17.1     14.2
Peter Barris(6)................................    4,894,264    17.1     14.2
Suzanne H. King(7).............................    4,894,264    17.1     14.2
Edward D. Postal(8)............................      683,397     2.4      2.0
Robert Marggraf(9).............................      323,333     1.1        *
Richard J. Hanna(10)...........................      312,500     1.1        *
Robert M. Dunham(11)...........................      294,218     1.0        *
Robert M. Stewart(12)..........................      255,940       *        *
John B. Landry(13).............................      159,472       *        *
Steven W. Sweeney..............................       50,000       *        *
Thom F. Degnan(14).............................       17,145       *        *
Thomas R. Kloster..............................            -       -        -
All executive officers and directors as a group
 (13 persons)(15)..............................   21,413,073    73.9     61.7

---------------------
  *  Less than 1%

 (1) Consists of 6,102,090 shares held by Carlyle Venture Partners, L.P., 1,146,574 shares held by C/S Venture Investors, L.P., 736,943 shares held by Carlyle U.S. Ventures Partners, L.P. and 668,548 shares held by Carlyle Venture Coinvestment, L.L.C. The Carlyle Group is located at 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, DC 20004.
 (2) Consists of the shares described in footnote 1 above. Mr. Hayhurst is a Vice President of Carlyle Venture Partners, L.P. Mr. Hayhurst disclaims beneficial ownership of shares held by these entities.
 (3) Consists of the shares described in footnote 1 above. Mr. Reese is a managing director of The Carlyle Group. Mr. Reese disclaims beneficial ownership of shares held by these entities.
 (4) Douglas E. Humphrey and Lisa M. Losito are husband and wife. Consists of 2,884,325 shares held by Mr. Humphrey and 2,884,324 held by Ms. Losito. Mr. Humphrey holds a proxy to vote Ms. Losito's shares. This proxy terminates by its terms on the closing of this offering.

 (5) Consists of 4,847,299 shares held by New Enterprise Associates VIII, L.P., 44,493 shares held by NEA Presidents' Fund, L.P. and 2,472 shares held by NEA Ventures 1999, L.P. New Enterprise Associates is located at One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, VA 20190.

 (6) Consists of the shares described in footnote 5 above. Mr. Barris is a partner of New Enterprise Associates. Mr. Barris disclaims beneficial ownership of shares held by these entities.
 (7) Consists of the shares described in footnote 5 above. Ms. King is a partner of New Enterprise Associates. Ms. King disclaims beneficial ownership of shares held by these entities.


 (8) Includes 620,000 shares of restricted stock subject to a repurchase right in favor of Cidera and 6,250 shares which are subject to options exercisable within 60 days.

 (9) Includes 80,833 shares that are subject to options exercisable within 60 days.

(10) Includes 112,500 shares that are subject to options exercisable within 60 days.

(11) Includes 116,324 shares subject to options that are exercisable within 60 days and 50,075 shares underlying currently exercisable warrants.

(12) Includes 200,300 shares underlying currently exercisable warrants. Also includes 19,775 shares held in an irrevocable trust for the benefit of Mr. Stewart's children, of which Mr. Stewart disclaims beneficial ownership.

(13) Includes 17,144 shares registered in Mr. Landry's name that he holds as custodian for his minor child. Mr. Landry disclaims beneficial ownership of these shares. Also includes 6,790 shares subject to options held by Mr. Landry that are exercisable within 60 days.

(14) Includes 4,572 shares registered in the name of Mr. Degnan's wife as custodian for his minor children. Mr. Degnan disclaims beneficial ownership of these shares.

(15) Includes 322,697 shares that are subject to options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

   After this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, and 30,000,000 shares of preferred stock. As of May 31, 2000, there were outstanding:

  . 7,253,116 shares of common stock held by 27 stockholders of record;

  . 21,401,905 shares of mandatorily redeemable convertible preferred stock held by 53 stockholders of record, all of which will automatically convert into 21,401,905 shares of common stock upon the closing of this offering. This number includes 100,150 shares of series A mandatorily redeemable convertible preferred stock issuable upon exercise of warrants that will expire if not exercised prior to the closing of this offering; and

  . options and other warrants to purchase an aggregate of 7,909,510 shares of our common stock.

   Upon completion of this offering and the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into common stock, there will be 34,405,021 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

   Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive their proportionate share of our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are, and the shares of common stock to be issued by us in this offering will be, fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   Following the offering, our board of directors will be authorized, without further stockholder approval, to issue up to an aggregate of 30,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, pre-emptive rights and liquidation preferences. The issuance of preferred stock could:

  . adversely affect the voting power of holders of common stock;

  . adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation; and

  . delay, defer or prevent a change in control.

   We have no present plans to issue any shares of preferred stock.

Warrants

   In connection with our bridge financing in February 1998, we issued 801,200 warrants to acquire our common stock at an exercise price of $0.50 per share, of which 751,125 were outstanding as of May 31, 2000. The warrants expire on February 16, 2005. The warrants contain customary provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations and other similar corporate actions.

   In connection with service implementation agreements with Road Runner and Digital Island, we have issued to these entities warrants to acquire 100,000 and 200,000 shares of our common stock, respectively. These warrants have an exercise price of $8.75 per share and become exercisable in March 2005. However, the exercisability will be accelerated on the achievement of specified milestones, which generally relate to increases in the level of service that these content distributors use. The warrants expire in March 2005. As of the date of this prospectus, none of these warrants have been exercised.

Anti-takeover Effects Delaware Law and Our Certificate of Incorporation and
Bylaws

   Following the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware corporate statute. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. Business combinations include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statue could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   The following provisions of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering may have an anti-takeover effect. They may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price for our common stock:

  . our board of directors will be divided into three classes with staggered three-year terms and may be removed only for cause;


  . a majority of our directors will be entitled to fill any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board;

  . special meetings of the stockholders may only be called by the chief executive officer, the chairman, or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

  . any action required or permitted to be taken by the stockholders at an annual meeting or a special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . in order for any matter to be considered properly brought before a meeting, a stockholder must provide us with advance notice of the matter as required in our bylaws.

   Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation requires the vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our bylaws may be amended or repealed by a majority vote of the board of directors or the holders of 66 2/3% of the shares of our capital stock issued and outstanding and entitled to vote. This stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding.

Limitation of Liability and Indemnification

   Our certificate of incorporation provides that our directors and officers shall be indemnified by us except to the extent prohibited by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or to our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Securities Transfer and Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have 34,405,021 shares of common stock outstanding, assuming no exercise of outstanding options. Of these shares, the 5,750,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 28,655,021 shares of common stock are restricted securities under Rule 144. Generally, restricted securities that have been owned for at least two years may be sold immediately after the completion of this offering and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering.

Lock-Up Agreements

   Our executive officers, directors and other stockholders, who will hold
approximately     shares of common stock following this offering, have entered into lock-up agreements with the underwriters under which they have agreed not to sell, dispose of, loan, pledge or grant any rights to any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation, which could occur at any time and without notice, although there is no current plan or understanding as to early release of the lock-up agreements.

Rule 144

   In general, under Rule 144, stockholders, including our affiliates, who have beneficially owned shares for at least one year are entitled to sell, within any three-month period, a number of these shares that does not exceed the greater of one percent of the then outstanding shares of common stock and the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed. These sales must also comply with requirements concerning availability of public information, manner of sale and notice of sale. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, except for the one-year holding period requirement, in order to sell nonrestricted shares.

Rule 144(k)

   Under Rule 144(k), a stockholder who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may sell these shares without compliance with the requirements of Rule 144. In meeting these holding periods, a stockholder can include the holding periods of a prior owner who was not an affiliate. The holding periods do not begin until the stockholder pays the full purchase price or other consideration for the shares.

Rule 701

   Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans, or shares issuable upon the exercise of currently outstanding stock options, may be sold beginning 90 days after the date of this prospectus by non-affiliates, subject only to the manner-of-sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Stock Options

   At May 31, 2000, 886,943 shares of common stock were issuable pursuant to vested options granted under our stock plans. The holders of substantially all of these options are subject to 180-day lock-up agreements with the underwriters as described above.

   We intend to file a registration statement on Form S-8 under the Securities Act within 180 days after the dates of this prospectus, to register approximately 10,000,000 shares of common stock issuable under our stock plans, including the 6,858,385 shares of common stock subject to outstanding options as of May 31, 2000. We expect this registration statement to become effective upon filing.

Registration Rights

   After this offering, the holders of 27,170,554 shares of common stock and the holders of warrants to acquire 751,125 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act.

   Piggyback Rights. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include shares of their common stock in the registration.

   Demand Rights and Form S-3 Rights. After this offering, holders of approximately 21,401,905 shares of common stock will also be entitled to demand registration rights under which they may require us, on up to four occasions, to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect these registrations.

   These holders may also require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within six months following a firm commitment underwritten public offering of our securities.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated       2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and FleetBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
                                                                       of Shares
              Underwriter                                              ---------
   Credit Suisse First Boston Corporation.............................
   Deutsche Bank Securities Inc. .....................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   FleetBoston Robertson Stephens Inc. ...............................
                                                                       ---------
     Total............................................................ 5,750,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 862,500 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay. The underwriting discount will be determined based on our negotiation with the underwriters at the time the initial public offering price of our common stock is determined. We do not expect the underwriting discount per share of common stock to exceed 7% of the initial public offering price per share of common stock.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have an agreement with Credit Suisse First Boston under which they provide financial advisory and investment banking services to us. In connection with the closing of our offering of series C preferred stock, Credit Suisse First Boston received a cash fee equal to 6% of the proceeds of the offering, or $2.2 million. Credit Suisse First Boston does not have any other material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission its registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition of filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or grants of options or issuances of shares pursuant to our 2000 Equity Incentive Plan, and issuances pursuant to our 2000 Employee Stock Purchase Plan.

   Our officers, directors and other stockholders, who will hold an an
aggregate of    shares of common stock after the offering, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to    shares of common stock for employees, directors and other
persons who have a business relationship with us or are otherwise associated with us. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market, subject to official notice of issuance, under the symbol "CIDR."

   Before this offering, there has been no public market for our common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the representatives and us. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial status, market valuations of companies that we and the representatives believe to be comparable to us, estimates of our business potential and our present state of development.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the underwriters on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws; (ii) where required by law, that such purchaser is purchasing as principal and not as agent; and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Reston, Virginia. Hale and Dorr LLP, Washington, D.C., is serving as counsel to the underwriters.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1998 and 1999 and for the periods from July 7, 1997 (Inception) and for each of the two years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act relating to the common stock we are proposing to sell in this offering. This prospectus constitutes a part of the registration statement but does not contain all of the information included in the registration statement. For further information about us and the common stock we propose to sell in this offering, please refer to the registration statement.

   You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filing, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

   As of this offering, we will become subject to the information and reporting requirements of the Securities and Exchange Act. In accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
     Report of Independent Accountants................................... F-2
     Consolidated Statements of Operations............................... F-3
     Consolidated Balance Sheets......................................... F-4
     Consolidated Statement of Stockholders' Equity (Deficit) and
      Mandatorily Redeemable Convertible Preferred Stock................. F-5
     Consolidated Statements of Cash Flows............................... F-8
     Notes to Consolidated Financial Statements.......................... F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Cidera, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and mandatorily redeemable convertible preferred stock and of cash flows present fairly, in all material respects, the consolidated financial position of Cidera, Inc. (formerly SkyCache Incorporated) and its subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from July 7, 1997 (Inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

March 7, 2000

                                  CIDERA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           Period from
                           July 7, 1997         Year Ended             Three Months Ended
                          (Inception) to       December 31,                March 31,
                           December 31,  -------------------------  -------------------------
                               1997         1998          1999         1999          2000
                          -------------- -----------  ------------  -----------  ------------
                                                                          (unaudited)
Net revenue.............    $    5,407   $     5,471  $    358,210  $    33,217  $    187,097
Cost of services........         5,114       804,680     4,499,232      708,514     2,923,843
                            ----------   -----------  ------------  -----------  ------------
Gross profit (loss).....           293      (799,209)   (4,141,022)    (675,297)   (2,736,746)
                            ----------   -----------  ------------  -----------  ------------
Research and
 development............        82,965       730,837     1,277,781      195,897       970,334
Sales and marketing.....       106,204     1,259,365     3,793,881      576,601     3,390,475
General and
 administrative.........        81,434       795,219     2,586,526      405,100     1,868,756
                            ----------   -----------  ------------  -----------  ------------
Operating loss..........      (270,310)   (3,584,630)  (11,799,210)  (1,852,895)   (8,966,311)
Interest expense........           --       (108,548)     (163,488)     (26,732)     (151,043)
Interest income.........           253        93,889       356,041       18,740       154,897
                            ----------   -----------  ------------  -----------  ------------
Net loss................      (270,057)   (3,599,289)  (11,606,657)  (1,860,887)   (8,962,457)
Dividends and accretion
 on mandatorily
 redeemable convertible
 preferred stock........           --        (64,129)   (1,299,143)     (27,103)   (5,772,672)
                            ----------   -----------  ------------  -----------  ------------
Net loss applicable to
 common stockholders....    $ (270,057)  $(3,663,418) $(12,905,800) $(1,887,990) $(14,735,129)
                            ==========   ===========  ============  ===========  ============
Basic and diluted net
 loss applicable to
 comon stockholders
 per share..............    $    (0.05)  $     (0.64) $      (2.23) $     (0.33) $      (2.26)
                            ==========   ===========  ============  ===========  ============
Weighted average number
 of shares used in basic
 and diluted net loss
 applicable to common
 stockholders per
 share..................     5,768,649     5,768,649     5,793,324    5,770,243     6,510,510
                            ==========   ===========  ============  ===========  ============
Pro forma basic and
 diluted net loss
 applicable to common
 stockholders per share
 (unaudited) (See
 Note 2)................                              $      (0.62)              $      (0.36)
                                                      ============               ============
Weighted average number
 of shares used in pro
 forma basic and diluted
 net loss applicable to
 common stockholders per
 share (unaudited)......                                18,746,504                 25,127,202
                                                      ============               ============

   The accompanying notes are an integral part of these financial statements.

                                  CIDERA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                               December 31,                         Equity at
                         -------------------------   March 31,      March 31,
                            1998          1999          2000          2000
                         -----------  ------------  ------------  -------------
                                                    (unaudited)    (unaudited)
                                     ASSETS
Current assets:
  Cash and cash
   equivalents.......... $ 2,368,651  $  4,622,284  $ 24,159,270
  Marketable
   securities...........         --      3,958,779     9,937,230
  Accounts receivable...      15,589        28,199        25,981
  Other current assets..     110,718       536,015     2,435,928
                         -----------  ------------  ------------
    Total current
     assets.............   2,494,958     9,145,277    36,558,409
Property and equipment,
 net....................   1,037,603     6,647,503     9,817,138
Other assets............     253,451       513,623     2,224,575
                         -----------  ------------  ------------
    Total assets........ $ 3,786,012  $ 16,306,403  $ 48,600,122
                         ===========  ============  ============

                 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
                    STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
  Accounts payable...... $   206,026  $    540,539  $  1,325,821
  Accrued expenses......     133,606       417,546     1,656,544
  Current portion of
   capital lease
   obligations..........     341,031     1,397,015     2,597,608
                         -----------  ------------  ------------
    Total current
     liabilities........     680,663     2,355,100     5,579,973
Long-term portion of
 capital lease
 obligations............     589,357     2,368,208     3,979,286
Other long-term
 liabilities............         --        404,643       810,579
                         -----------  ------------  ------------
    Total liabilities...   1,270,020     5,127,951    10,369,838
                         -----------  ------------  ------------
Commitments and
 contingencies (Note 4)
Mandatorily redeemable
 convertible preferred
 stock:
  Series A, $.01 par
   value, 7,500,000
   shares authorized,
   7,066,147 shares
   issued and
   outstanding at
   December 31, 1998 and
   1999 and 7,267,282
   (unaudited) issued
   and outstanding at
   March 31, 2000,
   respectively
   (liquidation
   preference
   $6,768,020)
   (unaudited), none
   outstanding pro
   forma................   5,864,548     6,259,778     6,594,145  $        --
  Series B, $.01 par
   value, 9,887,403
   shares authorized,
   issued, and
   outstanding at
   December 31, 1999 and
   March 31, 2000
   (liquidation
   preference
   $21,316,604)
   (unaudited), none
   outstanding pro
   forma................         --     20,866,931    21,287,215           --
  Series C, $.01 par
   value, 4,114,521
   (unaudited) shares
   authorized, issued,
   and outstanding at
   March 31, 2000
   (liquidation
   preference
   $36,032,686)
   (unaudited), none
   outstanding pro
   forma................         --            --     33,880,873           --
                         -----------  ------------  ------------
    Total mandatorily
     redeemable
     convertible
     preferred stock....   5,864,548    27,126,709    61,762,233           --
                         -----------  ------------  ------------
Stockholder's (deficit)
 equity:
  Preferred stock, $0.01
   par value, 30,000,000
   shares authorized;
   7,500,000, 17,387,403
   and 21,501,924
   (unaudited) shares
   designated at
   December 31, 1998,
   and 1999 and March
   31, 2000,
   respectively. No
   shares designated
   issued or outstanding
   pro forma............         --            --            --            --
  Common stock, $.01 par
   value, 100,000,000
   shares authorized,
   5,768,649, 5,916,296
   and 7,166,087 shares
   issued and
   outstanding in
   December 31, 1998,
   and 1999 and March
   31, 2000,
   respectively;
   28,435,293 unaudited
   shares issued and
   outstanding pro
   forma................      57,686        59,162        71,660       284,353
  Additional paid-in
   capital..............     193,047     1,571,371    16,802,579    78,352,119
  Deferred
   compensation.........         --     (2,408,987)   (3,154,498)   (3,154,498)
  Note receivable-
   stockholder..........         --            --     (7,980,000)   (7,980,000)
  Accumulated other
   comprehensive
   income...............         --         36,143        39,864        39,864
  Accumulated deficit...  (3,599,289)  (15,205,946)  (29,311,554)  (29,311,554)
                         -----------  ------------  ------------  ------------
    Total stockholders'
     (deficit) equity...  (3,348,556)  (15,948,257)  (23,531,949) $ 38,230,284
                         -----------  ------------  ============  ============
    Total liabilities,
     mandatorily
     redeemable
     convertible
     preferred stock and
     stockholders'
     (deficit) equity... $ 3,786,012  $ 16,306,403  $ 48,600,122
                         ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                  CIDERA, INC.

         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
             AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

                     Mandatorily Redeemable Convertible Preferred Stock
                  ----------------------------------------------------------
                       Series A               Series B           Series C
                  --------------------  --------------------- --------------
                   Shares     Amount     Shares     Amount    Shares Amount
                  --------- ----------  --------- ----------- ------ -------
Initial issuance
of common stock
to Company
founders for
cash............        --  $      --         --  $       --   --    $   --
Net loss........        --         --         --          --   --        --
                  --------- ----------  --------- -----------  ---   -------
Balance,
December 31,
1997............        --         --         --          --   --        --
Conversion to C
Corporation from
S Corporation...        --         --         --          --   --        --
Issuance of
Series A
mandatorily
redeemable
convertible
preferred
stock...........  6,676,674  6,000,000        --          --   --        --
Conversion of
notes payable to
Series A
mandatorily
redeemable
convertible
preferred
stock...........    389,473    350,000        --          --   --        --
Offering costs
related to the
issuance of
Series A
mandatorily
redeemable
convertible
preferred
stock...........        --    (362,734)       --          --   --        --
Issuance of
warrants in
connection with
the issuance of
notes payable...        --         --         --          --   --        --
Issuance of
warrants in
connection with
Series A
mandatorily
redeemable
convertible
preferred
stock...........        --    (186,847)       --          --   --        --
Accretion
related to
Series A
mandatorily
redeemable
convertible
preferred stock
liquidation
preference......        --      64,129        --          --   --        --
Net loss........        --         --         --          --   --        --
                  --------- ----------  --------- -----------  ---   -------
Balance,
December 31,
1998............  7,066,147 $5,864,548        --  $       --   --    $   --
                  --------- ----------  --------- -----------  ---   -------
                                                      Stockholders' Deficit
                  -------------------------------------------------------------------------------------------------
                                                                                         Accumulated
                     Common Stock    Additional                  Note                       Other
                  ------------------  Paid-in      Deferred   Receivable- Accumulated   Comprehensive
                   Shares    Amount   Capital    Compensation Stockholder   Deficit        Income        Total
                  --------- -------- ----------- ------------ ----------- ------------- ------------- -------------
Initial issuance
of common stock
to Company
founders for
cash............  5,768,649 $ 57,686 $ 292,314      $ --         $--      $        --       $ --      $    350,000
Net loss........        --       --        --         --          --          (270,057)       --          (270,057)
                  --------- -------- ----------- ------------ ----------- ------------- ------------- -------------
Balance,
December 31,
1997............  5,768,649   57,686   292,314        --          --          (270,057)       --            79,943
Conversion to C
Corporation from
S Corporation...        --       --   (270,057)       --          --           270,057        --               --
Issuance of
Series A
mandatorily
redeemable
convertible
preferred
stock...........        --       --        --         --          --               --         --               --
Conversion of
notes payable to
Series A
mandatorily
redeemable
convertible
preferred
stock...........        --       --        --         --          --               --         --               --
Offering costs
related to the
issuance of
Series A
mandatorily
redeemable
convertible
preferred
stock...........        --       --        --         --          --               --         --               --
Issuance of
warrants in
connection with
the issuance of
notes payable...        --       --     48,072        --          --               --         --            48,072
Issuance of
warrants in
connection with
Series A
mandatorily
redeemable
convertible
preferred
stock...........        --       --    186,847        --          --               --         --           186,847
Accretion
related to
Series A
mandatorily
redeemable
convertible
preferred stock
liquidation
preference......        --       --    (64,129)       --          --               --         --           (64,129)
Net loss........        --       --        --         --          --        (3,599,289)       --        (3,599,289)
                  --------- -------- ----------- ------------ ----------- ------------- ------------- -------------
Balance,
December 31,
1998............  5,768,649 $ 57,686 $ 193,047      $ --         $--      $ (3,599,289)     $ --      $ (3,348,556)
                  --------- -------- ----------- ------------ ----------- ------------- ------------- -------------

   The accompanying notes are an integral part of these financial statements.

                                 CIDERA, INC.

         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

   AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK--(Continued)

                        Mandatorily Redeemable Convertible Preferred Stock
                     ----------------------------------------------------------
                          Series A              Series B            Series C
                     -------------------- ---------------------   -------------
                      Shares     Amount    Shares     Amount      Shares Amount
                     --------- ---------- --------- -----------   ------ ------
Balance, December
31, 1998...........  7,066,147 $5,864,548       --  $       --     --    $  --
Issuance of Series
B mandatorily
redeemable
convertible
preferred stock....        --         --  9,887,403  20,000,000    --       --
Offering costs
related to the
issuanceof Series B
mandatorily
redeemable
convertible
preferred stock....        --         --        --      (36,981)   --       --
Accretion related
to Series A and B
mandatorily
redeemable
convertible
preferred stock
liquidation
preference.........        --     109,916       --        5,281    --       --
Dividends related
to the issuance of
Series A and B
mandatorily
redeemable
convertible
preferred stock....        --     285,314       --      898,631    --       --
Option exercises...        --         --        --          --     --       --
Common stock and
common stock
options issued for
consulting
services...........        --         --        --          --     --       --
Deferred
compensation
related to option
grants.............        --         --        --          --     --       --
Amortization of
deferred
compensation.......        --         --        --          --     --       --
Comprehensive loss:
 Net loss..........        --         --        --          --     --       --
 Other
 comprehensive
 income:
 Unrealized gain
 on marketable
 securities........        --         --        --          --     --       --
   Total
   comprehensive
   loss............        --         --        --          --     --       --
                     --------- ---------- --------- -----------    ---   ------
Balance, December
31, 1999...........  7,066,147 $6,259,778 9,887,403 $20,866,931    --    $  --
                     --------- ---------- --------- -----------    ---   ------
                                                         Stockholders' Deficit
                     --------------------------------------------------------------------------------------------------
                                                                                            Accumulated
                       Common Stock    Additional                   Note                       Other
                     -----------------  Paid-in      Deferred    Receivable- Accumulated   Comprehensive
                      Shares   Amount   Capital    Compensation  Stockholder   Deficit        Income        Total
                     --------- ------- ----------- ------------- ----------- ------------- ------------- --------------
Balance, December
31, 1998...........  5,768,649 $57,686 $  193,047  $       --      $  --     $ (3,599,289)    $   --     $ (3,348,556)
Issuance of Series
B mandatorily
redeemable
convertible
preferred stock....        --      --         --           --         --              --          --              --
Offering costs
related to the
issuanceof Series B
mandatorily
redeemable
convertible
preferred stock....        --      --         --           --         --              --          --              --
Accretion related
to Series A and B
mandatorily
redeemable
convertible
preferred stock
liquidation
preference.........        --      --    (115,197)         --         --              --          --         (115,197)
Dividends related
to the issuance of
Series A and B
mandatorily
redeemable
convertible
preferred stock....        --      --  (1,183,946)         --         --              --          --       (1,183,946)
Option exercises...     91,398     914     17,504          --         --              --          --           18,418
Common stock and
common stock
options issued for
consulting
services...........     56,249     562    196,838          --         --              --          --          197,400
Deferred
compensation
related to option
grants.............        --      --   2,463,125   (2,463,125)       --              --          --              --
Amortization of
deferred
compensation.......        --      --         --        54,138        --              --          --           54,138
Comprehensive loss:
 Net loss..........        --      --         --           --         --      (11,606,657)        --
 Other
 comprehensive
 income:
 Unrealized gain
 on marketable
 securities........        --      --         --           --         --              --       36,143
   Total
   comprehensive
   loss............        --      --         --           --         --              --          --      (11,570,514)
                     --------- ------- ----------- ------------- ----------- ------------- ------------- --------------
Balance, December
31, 1999...........  5,916,296 $59,162 $1,571,371  $(2,408,987)    $  --     $(15,205,946)    $36,143    $(15,948,257)
                     --------- ------- ----------- ------------- ----------- ------------- ------------- --------------

  The accompanying notes are an integral part of these financial statements.

                                 CIDERA, INC.

         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

   AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK--(Continued)

                            Mandatorily Redeemable Convertible Preferred Stock
                     ----------------------------------------------------------------
                          Series A              Series B              Series C
                     -------------------- --------------------- ---------------------
                      Shares     Amount    Shares     Amount     Shares     Amount
                     --------- ---------- --------- ----------- --------- -----------
 Balance, December
 31, 1999..........  7,066,147 $6,259,778 9,887,403 $20,866,931       --  $       --
 Issuance of Series
 C mandatorily
 redeemable
 convertible
 preferred stock*..        --         --        --          --  4,114,521 $36,006,570
 Offering costs
 related to the
 issuance of Series
 C mandatorily
 redeemable
 convertible
 preferred stock*..        --         --        --          --        --   (2,204,996)
 Accretion related
 to Series A, B and
 C mandatorily
 redeeemable
 convertible
 preferred stock
 liquidation
 preference*.......        --      20,911       --        2,311       --       53,183
 Dividends related
 to the issuance of
 Series A, B and C
 mandatorily
 redeemable
 convertible
 preferred Stock*..        --     132,706       --      417,973       --       26,116
 Deemed dividend
 related to
 issuance of Series
 C mandatorily
 redeemable
 convertible
 preferred stock*..        --         --        --          --        --          --
 Option
 exercises*........        --         --        --          --        --          --
 Warrant
 exercises*........    201,135    180,750       --          --        --          --
 Common stock
 purchased by a
 related party for
 cash and note*....        --         --        --          --        --          --
 Deferred
 compensation
 related to option
 grants*...........        --         --        --          --        --          --
 Amortization of
 deferred
 compensation*.....        --         --        --          --        --          --
 Issurance of
 warrants*.........        --         --        --          --        --          --
 Comprehensive
 loss:
 Net loss*.........        --         --        --          --        --          --
 Other
 comprehensive
 income:
  Unrealized gain
  on marketable
  securities*......        --         --        --          --        --          --
   Total
   comprehensive
   loss*...........        --         --        --          --        --          --
                     --------- ---------- --------- ----------- --------- -----------
 Balance, March 31,
 2000*.............  7,267,282 $6,594,145 9,887,403 $21,287,215 4,114,521 $33,880,873
                     ========= ========== ========= =========== ========= ===========
                                                         Stockholders' Deficit
                     ----------------------------------------------------------------------------------------------------
                                                                                              Accumulated
                       Common Stock    Additional                    Note                        Other
                     -----------------   Paid-in      Deferred    Receivable-  Accumulated   Comprehensive
                      Shares   Amount    Capital    Compensation  Stockholder    Deficit        Income        Total
                     --------- ------- ------------ ------------- ------------ ------------- ------------- --------------
 Balance, December
 31, 1999..........  5,916,296 $59,162 $ 1,571,371  $(2,408,987)  $       --   $(15,205,946)    $36,143    $(15,948,257)
 Issuance of Series
 C mandatorily
 redeemable
 convertible
 preferred stock*..        --      --          --           --            --            --          --              --
 Offering costs
 related to the
 issuance of Series
 C mandatorily
 redeemable
 convertible
 preferred stock*..        --      --          --           --            --            --          --              --
 Accretion related
 to Series A, B and
 C mandatorily
 redeeemable
 convertible
 preferred stock
 liquidation
 preference*.......        --      --      (76,405)         --            --            --          --          (76,405)
 Dividends related
 to the issuance of
 Series A, B and C
 mandatorily
 redeemable
 convertible
 preferred Stock*..        --      --    (576,795)          --            --            --          --         (576,795)
 Deemed dividend
 related to
 issuance of Series
 C mandatorily
 redeemable
 convertible
 preferred stock*..        --      --    5,143,151          --            --     (5,143,151)        --              --
 Option
 exercises*........    579,716   5,797      74,183          --            --            --          --           79,980
 Warrant
 exercises*........     50,075     501      24,499          --            --            --          --           25,000
 Common stock
 purchased by a
 related party for
 cash and note*....    620,000   6,200   8,053,800          --     (7,980,000)          --          --           80,000
 Deferred
 compensation
 related to option
 grants*...........        --      --      951,675     (951,675)          --            --          --              --
 Amortization of
 deferred
 compensation*.....        --      --          --       206,164           --            --          --          206,164
 Issurance of
 warrants*.........        --      --    1,637,100          --            --            --          --        1,637,100
 Comprehensive
 loss:
 Net loss*.........        --      --          --           --                   (8,962,457)        --
 Other
 comprehensive
 income:
  Unrealized gain
  on marketable
  securities*......        --      --          --           --                          --        3,721
   Total
   comprehensive
   loss*...........        --      --          --           --                          --          --       (8,958,736)
                     --------- ------- ------------ ------------- ------------ ------------- ------------- --------------
 Balance, March 31,
 2000*.............  7,166,087 $71,660 $16,802,579  $(3,154,498)  $(7,980,000) $(29,311,554)    $39,864    $(23,531,949)
                     ========= ======= ============ ============= ============ ============= ============= ==============

-------------

* Amounts as of and for the three months ended March 31, 2000 are unaudited

  The accompanying notes are an integral part of these financial statements.

                                  CIDERA, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        Period from July                                   Three Months
                        7, 1997 (date of  Year Ended December 31,        Ended March 31,
                          inception) to   -------------------------  -------------------------
                        December 31, 1997    1998          1999          1999         2000
                        ----------------- -----------  ------------  ------------  -----------
                                                                           (unaudited)
Cash flows from
 operating activities:
  Net loss.............     $(270,057)    $(3,599,289) $(11,606,657) $(1,860,887)  $(8,962,457)
  Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities:
   Depreciation........         2,441         170,015       994,279       123,676      624,969
   Non-cash interest
    expense related to
    notes payable......           --           48,072           --            --           --
   Writedown of
    property and
    equipment..........           --              --        192,163           --           --
   Gain on the sale of
    short-term
    investments........           --              --        (48,585)          --       (50,079)
   (Gain) loss on sale
    of property and
    equipment..........        (4,400)          9,978        (1,110)          --           --
   Stock based
    compensation
    expense............           --              --        251,538           --       206,166
   Change in operating
    assets and
    liabilities:
    Accounts
     receivable........        (5,357)        (10,232)      (12,610)       14,454        2,218
    Other current
     assets............        (9,148)       (101,570)     (425,297)       63,828   (1,345,077)
    Accounts payable...         7,803         198,223       334,513       200,507      785,282
    Accrued expenses...        23,772         109,834       283,940        29,351    1,238,998
    Other assets ......       (12,113)       (241,338)     (260,172)      (38,953)    (401,272)
    Other long-term
     liabilities.......           --              --        404,643       565,500      405,936
                            ---------     -----------  ------------  ------------  -----------
     Net cash used in
      operating
      activities.......      (267,059)     (3,416,307)   (9,893,355)     (902,524)  (7,495,316)
                            ---------     -----------  ------------  ------------  -----------
Cash flows from
 investing activities:
  Purchase of
   marketable
   securities..........           --              --     (7,068,052)          --   (10,894,651)
  Proceeds from the
   sale of marketable
   securities..........           --              --      3,194,000           --     4,970,000
  Expenditures for
   property and
   equipment...........       (45,254)       (126,259)   (4,461,656)      (17,244)  (3,240,934)
  Proceeds from sale of
   property and
   equipment...........         9,400             --         14,145           --           --
                            ---------     -----------  ------------  ------------  -----------
     Net cash used in
      investing
      activities.......       (35,854)       (126,259)   (8,321,563)      (17,244)  (9,165,585)
                            ---------     -----------  ------------  ------------  -----------
Cash flows from
 financing activities:
  Proceeds from sale of
   common stock........       350,000             --            --            --           --
  Proceeds from sale of
   common stock to a
   related party.......           --              --            --            --        80,000
  Proceeds from sale of
   mandatorily
   redeemable
   convertible
   preferred stock, net
   of offering costs...           --        5,637,266    19,968,300           --    33,801,574
  Principal payments on
   capital lease
   obligations.........                      (123,136)     (849,078)      (90,723)    (119,660)
  Proceeds from notes
   payable.............           --          738,900           --            --           --
  Repayment of notes
   payable.............           --         (388,900)          --            --           --
  Proceeds from sale-
   leaseback...........           --              --      1,336,192        43,920    2,150,243
  Proceeds from
   exercise of options
   and warrants........           --              --         13,137           667      285,730
                            ---------     -----------  ------------  ------------  -----------
     Net cash provided
      by (used in)
      financing
      activities.......       350,000       5,864,130    20,468,551       (46,136)  36,197,887
                            ---------     -----------  ------------  ------------  -----------
Net increase in cash...        47,087       2,321,564     2,253,633      (965,904)  19,536,986
Cash at the beginning
 of period.............           --           47,087     2,368,651     2,368,651    4,622,284
                            ---------     -----------  ------------  ------------  -----------
Cash at the end of
 period................     $  47,087     $ 2,368,651  $  4,622,284  $  1,402,747  $24,159,270
                            =========     ===========  ============  ============  ===========
Supplemental
 disclosures:
  Cash paid for
   interest............     $     --      $    60,476  $    163,488  $     26,732  $   151,043
                            =========     ===========  ============  ============  ===========
Non-cash investing and
 financing activities:
  Capital lease
   obligations to
   acquire property and
   equipment...........     $     --      $ 1,053,524  $  3,683,913  $    376,108  $ 2,377,659
                            =========     ===========  ============  ============  ===========
  Conversion of notes
   payable to
   mandatorily
   redeemable
   convertible
   preferred stock.....     $     --      $   350,000  $        --   $        --   $       --
                            =========     ===========  ============  ============  ===========
  Issuance of common
   stock for services
   rendered............     $     --      $       --   $    168,750  $        --   $       --
                            =========     ===========  ============  ============  ===========
  Issuance of warrants
   in exchange for
   contract rights.....     $     --      $       --   $        --   $        --   $ 1,637,100
                            =========     ===========  ============  ============  ===========
  Accretion and
   dividends on Series
   A, Series B and
   Series C mandatorily
   redeemable
   convertible
   preferred stock.....     $     --      $    64,129  $  1,299,143  $     27,478  $ 5,772,672
                            =========     ===========  ============  ============  ===========
  Issuance of note-
   receivable to
   stockholder.........     $     --      $       --   $        --   $        --   $ 7,980,000
                            =========     ===========  ============  ============  ===========  ===

   The accompanying notes are an integral part of these financial statements.

                                  CIDERA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of business and financing of operations

   Cidera Inc., formerly SkyCache Incorporated, (the "Company") a Delaware corporation, was formed on July 7, 1997. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, SkyCache Europe Ltd. All intercompany accounts and transactions have been eliminated in the consolidated financial statements. Cidera is engaged in satellite-based delivery of Internet content. The Company delivers Internet data such as streaming media, Usenet News and other popular Web content through its satellite-based distribution network directly to the edge of the Internet. The Company currently operates in one business segment.

   The Company has experienced substantial net losses since its inception and, as of March 31, 2000, had an accumulated deficit of $29.3 million (unaudited). Such losses and accumulated deficit resulted from the Company's lack of substantial revenue and the costs incurred in the development of the Company's service and the establishment of the Company's network.

   Through March 31, 2000, the Company raised total gross proceeds of $62 million (unaudited) through private placement offerings of Series A mandatorily redeemable convertible preferred stock at approximately $0.90 per share, Series B mandatorily redeemable convertible preferred stock at approximately $2.02 per share and Series C mandatorily redeemable convertible preferred stock at approximately $8.75 per share.

   For the foreseeable future, the Company expects to continue to experience significant growth in its operating expenses in order to execute its current business plan. The Company believes it is likely that it will have to raise additional financing before cash generated from operations is sufficient to meet the Company's liquidity requirements.

2. Summary of significant accounting policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and accounts are eliminated in consolidation.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and investments with maturities of three months or less from the date of acquisition.

 Marketable Securities

   The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company's marketable securities are categorized as available-for-sale.

   Available-for-sale securities consist of bonds and certificates of deposit with contractual maturities of one year or less not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount as a component of accumulated other

                                  CIDERA, INC.

comprehensive loss in stockholders' (deficit) equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

   The historical cost, gross unrealized gains, gross unrealized losses, and fair value of available-for-sale securities are as follows as of:

                                                   December 31,
                                                 -----------------   March 31,
                                                  1998     1999        2000
                                                 ------ ----------  -----------
                                                                    (unaudited)
     Historical cost............................ $ --   $3,922,636  $9,897,366
     Gross unrealized gains.....................   --       36,928      39,881
     Gross unrealized losses....................   --         (785)        (17)
                                                 ------ ----------  ----------
     Fair value................................. $ --   $3,958,779  $9,937,230
                                                 ====== ==========  ==========

   Proceeds from sales of available-for-sale securities were approximately $3,194,000 for 1999, and $4,970,000 (unaudited) for the three months ended March 31, 2000. During 1998 and the three months ended March 31, 1999, no sales of such securities occurred.

   During the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, gross realized gains on the sale of securities available-for-sale amounted to $48,585, $0 (unaudited), and $50,079 (unaudited), respectively, and are included in interest income in the consolidated statements of operations. There were no gross realized losses.

 Revenue Recognition

   The Company recognizes revenue for providing services to customers. Such services include the delivery for customers of news and other Internet content (the "Cidera Cache Turbocharging" and "Cidera Usenet News" service), the delivery for a customer of streaming media content (the "Cidera Streaming Media" service) and the transmission for customers of large data files (the "Cidera Big File Mover" service). Substantially all customers purchasing the service related to the delivery of news and other Internet content subscribe to receive unlimited service under contracts which range from six months to a year for a fixed monthly fee. Customers purchasing the streaming media service and Cidera Big File Mover service are charged based upon the volume of data delivered or transmitted and other customer specific factors. Amounts billed to customers may decrease on a unit basis as the volume of data transmitted increases. To date, no customer contracts contain multiple elements that would require the Company to allocate value among various elements. Through March 31, 2000, substantially all revenue has related to services for the delivery of news and other Internet content.

   Revenue from services is recognized as the service is provided, assuming that evidence of an arrangement exists, the terms of the arrangement are fixed and determinable and collection of the resulting receivable is considered probable. Through March 31, 2000 the Company has not entered into relationships that would involve revenue sharing. Accordingly, revenue is recognized on a gross basis. Through March 31, 2000, the Company has not entered into any barter transactions.

   The sale terms of future products have not been determined. Accordingly, the Company has not determined how revenue associated with future products will be recognized.

 Basic and Diluted Loss Per Share and Unaudited Pro Forma Per Share Information

   Basic loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed based on the weighted average number of common shares outstanding adjusted for the dilutive effect of common stock, of common stock options and warrants and

                                  CIDERA, INC.

contingently issuable shares of common stock. For all periods presented, basic and diluted loss per share are identical as the effect of such common stock equivalents is antidilutive. Accordingly, no reconciliation of basic and diluted loss per share is presented.

   The following table sets forth the weighted average effect of the following securities that are not included in the basic and diluted net loss per share calculation for each respective period because all such securities are antidilutive.

                                                         Three Months Ended
                               Year Ended December 31,        March 31,
                              ------------------------- ---------------------
                              1997   1998       1999       1999       2000
                              ---- --------- ---------- ---------- ----------
                                                             (unaudited)
    Weighted average effect
     of common stock
     equivalents:
      Convertible preferred
     shares..................  --  4,065,454 12,619,346  7,066,147 18,305,203
      Options outstanding....  --  2,250,063  3,214,416  2,223,230  5,729,214
      Warrants...............  --  1,135,034  1,135,034  1,135,034  1,183,824
                              ---- --------- ---------- ---------- ----------
                               --  7,450,551 16,968,796 10,424,411 25,218,241
                              ==== ========= ========== ========== ==========

   Unaudited pro forma basic and diluted net loss per share have been computed assuming the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock, as if the shares had converted immediately as of the beginning of the period or upon their issuance.


   The table below reconciles the weighted average number of shares used in the unaudited pro forma net loss per share calculation.

                                                                 Three Months
                                                 Year Ended         Ended
                                              December 31, 1999 March 31, 2000
                                              ----------------- --------------
Weighted average number of shares used in
 basic and diluted loss per share............     5,793,324        6,510,510
Mandatorily redeemable convertible preferred
 stock:
 Series A....................................     7,066,147        7,267,282
 Series A Warrants...........................       333,834          132,699
 Series B....................................     5,553,199        9,887,403
 Series C....................................           --         1,329,308
                                                 ----------       ----------
Weighted average number of shares used in
 unaudited pro forma loss per share .........    18,746,504       25,127,202
                                                 ==========       ==========

Unaudited Pro Forma Stockholders' Equity

   The Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO all of the then outstanding shares of the Company's Series A, B and C mandatorily redeemable convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis. The conversion of the Series A, B and C mandatorily redeemable convertible preferred stock has been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred on March 31, 2000.

                                  CIDERA, INC.

 Internally Developed Software

   Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 1, 1999 and capitalized $139,239 in internally developed software costs during the year ended December 31, 1999 and $38,100 (unaudited) and $38,088 (unaudited) during the three months ended March 31, 1999 and 2000, respectively. Capitalized software costs are amortized on a straight-line basis over a useful life ranging from one to three years. Amortization related to the capitalized software was $70,211 for the year ended December 31, 1999 and $4,828 (unaudited) and $34,858 (unaudited) during the three months ended March 31, 1999 and 2000 , respectively.

 Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the various assets. The estimated useful lives are as follows:

       Computer equipment..............................................  3 years
       Telecommunications bandwidth.................................... 20 years
       Furniture and fixtures..........................................  7 years
       Leasehold improvements..........................................  5 years

   Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the appropriate consolidated statement of operations line based on the asset's functional classification.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company's cash and cash equivalents are held with several United States commercial banks. The Company has not experienced any losses related to its cash and cash equivalents. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

   The Company's customers are concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and, if necessary, establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have been within management's expectations.

 Income Taxes

   Prior to January 1998, the Company was taxed as an S Corporation and taxable income (loss) was included in the individual tax returns of the stockholders. Effective January 1998, the Company terminated its S Corporation election and became subject to federal and state income taxes. The Company recognizes deferred taxes using the asset and liability approach under which deferred income taxes are provided for differences between the financial reporting and tax bases of assets and liabilities based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

                                  CIDERA, INC.

 Stock Based Compensation

   The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS No. 123 which requires pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied.


 Foreign Currency Transactions

   The functional currency of the Company's European subsidiary is the United States dollar. Resulting foreign exchange gains and losses are included in operating results and have not been material to the Company's consolidated operating results, financial position, or cash flows in any period.

 Fair Value of Financial Instruments

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents and short term investments--The carrying amounts of these items approximate their fair value due to the short-term maturity of such instruments.

   Short-term bank credit, long-term bank loans and capital leases--The carrying amounts of the Company's borrowing arrangements approximate their fair value. Fair values are estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

 Impact of Recently Issued Accounting Standards

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." The Company is required to adopt SFAS 133 for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities. Because the Company currently holds no derivative financial instruments as defined by SFAS 133 and does not currently engage in hedging activities, adoption of SFAS 133 is expected to have no material effect on the Company's financial condition, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued SAB 101A, "Revenue Recognition in Financial Statements," which defers the effective date of SAB 101 from January 1, 2000 to April 1, 2000. The Company's revenue recognition policies are consistent with SAB 101 and the Company does not expect that implementation of SAB 101 will have a material impact on its financial condition, results of operations or cash flows.

   In March 2000, the FASB issued FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25" ("Fin No. 44"). The Interpretation clarifies the application of Opinion 25 for certain issues. Fin No. 44 is effective July 1, 2000, but certain conclusions may be applied earlier. The Company does not believe the adoption of Fin No. 44 will have a material effect on the Company's financial condition, results of operations or cash flows.

 Impairment of Long-Lived Assets

   The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 prescribes that an impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset. Impairment is recorded based on an estimate of future discounted cash flows.

                                  CIDERA, INC.

 Comprehensive Income/Loss

   The Company recognizes the unrealized gain and loss in available-for-sale securities and foreign currency translation adjustment in comprehensive loss. Foreign currency translation adjustments are immaterial for all periods presented.


3. Property and equipment

   Property and equipment consist of the following:

                                              December 31
                                        ------------------------   March 31,
                                           1998         1999         2000
                                        -----------  -----------  -----------
                                                                  (unaudited)
Computer equipment..................... $ 1,187,096  $ 5,436,387  $ 7,856,010
Telecommunications bandwidth...........         --     2,025,604    2,025,604
Furniture and fixtures.................       6,913      123,566      719,653
Leasehold improvements.................      10,860      223,485    1,002,389
                                        -----------  -----------  -----------
                                          1,204,869    7,809,042   11,603,656
Less: accumulated depreciation and
 amortization..........................    (167,266)  (1,161,539)  (1,786,518)
                                        -----------  -----------  -----------
                                        $ 1,037,603  $ 6,647,503  $ 9,817,138
                                        ===========  ===========  ===========

   As of December 31, 1998 and 1999 and March 31, 1999 and 2000, respectively, property and equipment under capital lease totaled $1,053,524, $4,737,437, $1,315,375 (unaudited) and $7,115,096 (unaudited), respectively. Telecommunications bandwidth purchased under indefeasible right of use agreements qualifying as capital leases are classified as property and equipment. Accumulated depreciation under capital leases was $147,786, $571,405, $241,910 (unaudited) and $1,394,860 (unaudited) for year ended December 31, 1998 and 1999, and for the three months ended March 31, 1999 and March 31, 2000, respectively. During 1999, the Company recognized a writedown of $192,163 which has been included as cost of services in the Company's consolidated statement of operations. The writedown recognized for certain satellite hardware which represent assets to be held and used, was measured as the amount by which the carrying amount of the asset exceeded the fair value of the hardware. Fair value was determined based on a estimate of the sale value of the equipment as determined by management.


4. Commitments and Contingencies

 Operating Leases

   The Company is obligated under operating lease agreements for equipment, satellite communication services and office space. Future minimum lease payments under these non-cancelable operating leases as of December 31, 1999 are as follows:

           2000.................................. $ 3,004,833
           2001..................................   4,792,586
           2002..................................   4,888,840
           2003..................................   4,910,345
           2004..................................   4,987,838
           Thereafter............................   9,411,604
                                                  -----------
             Total............................... $31,996,046
                                                  ===========

                                  CIDERA, INC.

   The Company accounts for operating leases with scheduled rent increases on a straight-line basis. Rental expense under these leases was $441,746, $1,358,602, $175,956 (unaudited) and $1,149,556 (unaudited) for the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and March 31, 2000, respectively.

   During 1998 and 1999 and the three months ended March 31, 1999 and March 31, 2000, respectively, the Company leased office space from a related party. Total rent expense in connection with the non-cancelable operating leases was $15,408, $48,024, $12,006 (unaudited) and $12,006 (unaudited) for the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and March 31, 2000, respectively.

 Capital Leases

   The Company is obligated under capital lease agreements for the purchase of computer equipment and an indefeasible right of use agreement for fiber optic cable. Future minimum lease payments under these non-cancelable capital leases as of December 31, 1999 are as follows:

   2000.............................................................. $1,708,370
   2001..............................................................  1,594,009
   2002..............................................................  1,082,780
   2003..............................................................     62,882
                                                                      ----------
                                                                       4,448,041
   Less: interest portion............................................    682,818
                                                                      ----------
                                                                       3,765,223
   Less: current portion of capital lease obligation.................  1,397,015
                                                                      ----------
   Long-term portion................................................. $2,368,208
                                                                      ==========

   During 1999, the Company negotiated lease facilities for $3,489,255 million of equipment. As of December 31, 1999 and March 31, 2000, the Company had drawn approximately $1,380,122, and $2,377,659 (unaudited) on these lease facilities in connection with the sale and leaseback of equipment. As of December 31, 1999 and March 31, 2000, the Company was not in compliance with one of the covenants under a capital lease facility. The lender waived the covenant compliance through December 31, 2000. In April 2000, the capital lease facility covenants were amended and the Company was in compliance through June 30, 2001.

 Line of Credit

   During 1998, the Company signed a line of credit with a financial institution for up to $750,000. The interest rate is prime plus 1.5% and the financial institution has a lien on all corporate assets. As of December 31, 1998 and 1999 and March 31, 2000, no borrowings were outstanding on this line.

   The financial institution has issued a $500,000 Irrevocable Standby Letter of Credit ("LoC") in favor of a vendor of the Company. The LoC expires on October 31, 2000 and reduces the available borrowing under the line of credit.

 Legal

   The Company is subject to various legal proceedings that arise in the ordinary course of business including certain inquiries about its intellectual property. The Company provides for any anticipated losses at the time an estimate can be made. Through March 31, 2000 no action has been brought against the Company that would require a reserve for any anticipated loss. Legal proceedings through March 31, 2000 have not had a material adverse effect on the financial position, results of operations, or cash flows.

                                  CIDERA, INC.

5. Accrued expenses

   Accruals consist of the following:

                                                 December 31,
                                               -----------------    March 31,
                                                 1998     1999      2000
                                               -------- -------- -----------
                                                                 (unaudited)
   Wages and taxes payable.................... $ 93,102 $209,476 $  143,465
   Vacation payable...........................      --    95,551    158,662
   Accrued professional fees..................      --       --     950,000
   Other......................................   40,504  112,519    404,417
                                               -------- -------- ----------
                                               $133,606 $417,546 $1,656,544
                                               ======== ======== ==========

6. Related party transactions

   During 1997, the Company earned revenues of $5,258 for consulting services performed for another company in which the Company's stockholders owned 18%.

   During 1998, the Company had a line of credit agreement with a stockholder and officer of the Company for $300,000. Subsequent to the Series A mandatorily redeemable convertible preferred stock offering, the line of credit was terminated.

   As of December 31, 1998 and 1999 and March 31, 1999 and 2000, the Company had $13,143, $24,140, $18,014 (unaudited) and $29,340 (unaudited), respectively, in loans due from employees.

   On June 1, 1998, the Company entered into a sublease for office space with an affiliate of the Company's chairman. This agreement was amended on March 7, 2000. The sublease expires on August 31, 2004, although the Company may terminate it on 30 days notice. The Company has the option to extend the sublease for an additional two years upon expiration of the initial term, with monthly rent equal to the fair market rental rate at that time. Concurrently with the sublease, the Company also entered into a license agreement with this affiliate to install, operate, maintain, repair, replace and remove up to three satellite dishes on the rooftop of the sublet building. The license is for a five year term, although the Company may terminate it on 30 days notice. For the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and March 31, 2000, the Company paid $26,246, $111,720, $12,230
(unaudited) and $30,054 (unaudited), respectively, to this affiliate for rent and associated services.

   On June 1, 1998, the Company entered into a colocation agreement to lease machine space in the facilities of another affiliate of its Chairman. This agreement was amended on March 7, 2000. The agreement expires on August 31, 2004. For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company paid $78,279 and $42,397 (unaudited), respectively to this affiliate for rent and associated services.

   On March 6, 2000, in connection with his employment agreement, the chief financial officer acquired 620,000 shares of the Company common stock at $13.00 per share. He purchased this stock by paying $80,000 in cash and executing a promissory note for the balance of $7,980,000. The note has a nine-year term and accrues interest at 6.2% per year. The promissory note is full recourse to the chief financial officer, and is secured by a security interest in his common stock.

7. Mandatorily redeemable convertible preferred stock and stockholders' (deficit) equity

 Common Stock

   On July 7, 1997, the founders of the Company purchased 100 shares of the Company's common stock for $350,000 in connection with the Company's formation. On January 1, 1998, the Company issued 5,768,549 shares

                                  CIDERA, INC.

of common stock in connection with a 57,686.49-to-1 stock split. All share and per share data have been adjusted to reflect this split as of the earliest period presented.

 Series A mandatorily redeemable convertible preferred stock

   The Series A mandatorily redeemable convertible preferred stock has a par value of $0.01 per share. The Company issued 7,066,147 shares of Series A mandatorily redeemable convertible preferred stock on June 4, 1998 for $0.898651 per share including the conversion of certain notes payable. At issuance, the Series A mandatorily redeemable convertible preferred stock had non-cumulative preferred dividends of 7.2% per share annually. Effective with the issuance of the Series B mandatorily redeemable convertible preferred stock on June 9, 1999, the Series A mandatorily redeemable convertible preferred stock has cumulative preferred dividends of 8% per year.

 Series B mandatorily redeemable convertible preferred stock

   The Series B mandatorily redeemable convertible preferred stock has a par value of $0.01 per share. The Company issued 9,887,403 shares of Series B mandatorily redeemable convertible preferred stock on June 9, 1999 for $2.022776 per share. The Series B mandatorily redeemable convertible preferred stock has cumulative preferred dividends of 8% per year.

 Series C mandatorily redeemable convertible preferred stock

   The Series C mandatorily redeemable convertible preferred stock has a par value of $0.01 per share. The Company issued 3,445,916 shares of Series C mandatorily redeemable convertible preferred stock on February 28, 2000 and 668,605 shares on March 15, 2000 for $8.75 per share. The Series C mandatorily redeemable convertible preferred stock has cumulative preferred dividends of 8% per year.

 Conversion

   Each share of preferred stock, is convertible into common stock, subject to the vote of the Preferred Stockholders, at the option of the holder at any time at the initial conversion ratio of 1-to-1. The conversion ratio is subject to adjustment for events such as a stock split, stock dividend, or a specified issuance of stock. At December 31, 1998 and 1999 the conversion ratio was 1-to-1.

   Automatic conversion is required if at any time the Company effects an initial public offering in which the price paid by the public is at least $30 million or at least 133%, 167%, or 200% of the conversion price of the Series C mandatorily redeemable convertible preferred stock prior to February 28, 2000, prior to August 28, 2000 or after August 28, 2000, respectively.

 Mandatory Redemption

   On June 5, 2003, the Company is required to redeem any and all Series A, Series B and Series C shares at cost, plus any unpaid and accrued dividends, at the request of each stockholder. The Series A mandatorily redeemable convertible preferred stock will be redeemed for $0.898651 per share plus accrued dividends, the Series B mandatorily redeemable convertible preferred stock will be redeemed for $2.022776 per share plus accrued dividends, and the Series C mandatorily redeemable convertible preferred stock for $8.75 per share plus accrued dividend.

   Accretion to the redemption amount of the mandatorily redeemable convertible preferred stock is determined using the interest method for the difference between the carrying value and the ultimate redemption amount. Dividends are recorded as an increase in the net loss applicable to common stockholders based on the dividend rates in effect for the series A, B, and C mandatorily redeemable convertible preferred stock.

 Liquidation Preferences

   In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A mandatorily redeemable convertible preferred stock, Series B mandatorily redeemable convertible preferred

                                  CIDERA, INC.

stock and Series C mandatorily redeemable convertible preferred stock will be entitled to a liquidation preference over the Company's common stock. The liquidation preference equals the original face amount plus any unpaid dividends which have been declared or accrued. After the liquidation preference is satisfied, the preferred stockholders and common stockholders shall share in the net assets of the Company until the preferred stockholders have received a per share amount equal to three times the original purchase price of each preferred share. Thereafter, the remaining net assets are distributed ratably among the common stockholders.

   The consolidation or merger of the Company with any other entity which results in the exchange of outstanding shares of the Company for securities or other consideration paid by such entity, and the sale, lease, abandonment, transfer to other disposition of substantially all its assets, shall be deemed to be a liquidation.

 Dividends, Voting and Other Rights

   The Company shall not declare or pay any distributions by dividend or otherwise, payable other than in common stock, until a dividend in an amount at least equal to the accrued and unpaid dividends due for each outstanding share of Series A mandatorily redeemable convertible preferred stock, Series B mandatorily redeemable convertible preferred stock and Series C manadatorily redeemable convertible preferred stock has been paid or declared and set apart.

   Each share of Series A, Series B, and Series C mandatorily redeemable convertible preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which each share of Series A, Series B, and Series C mandatorily redeemable convertible preferred stock could be converted.

   Holders of Series A, Series B, and Series C mandatorily redeemable convertible preferred stock, voting together as a class, have the right to elect two directors to the Board of Directors of the Company, as long as 500,000 shares of the Series A, Series B, and Series C mandatorily redeemable convertible preferred stock remain issued and outstanding.

   Based on the short period of time elapsed between the issuance of the Series C mandatorily redeemable convertible preferred stock on February 28, 2000 and March 16, 2000 and the initial filing of the Company's Registration Statement on Form S-1 on March 16, 2000, the Company has recorded a deemed dividend of $5.1 million based on the difference between the $8.75 conversion price of the Series C mandatorily redeemable convertible preferred stock and the $10.00 assumed midpoint of the per share price range in the initial public offering. The deemed dividend has been included in the accretion and accrued dividends related to the Series C mandatorily redeemable convertible preferred stock for purposes of determining basic and diluted loss per common share.

 Warrants

   In connection with the Series A mandatorily redeemable convertible preferred stock financing, the Company issued warrants to purchase 333,834 shares of the Company's Series A mandatorily redeemable convertible preferred stock at $0.898651 per share. The warrants are fully vested and exercisable beginning June 4, 1998 and expire at the earlier of the automatic conversion of all of the outstanding shares of Series A mandatorily redeemable convertible preferred stock or 7 years. The fair value of the Series A mandatorily redeemable convertible preferred stock warrants on the date of grant was $186,847 and is reflected as a reduction of the carrying value of the Series A mandatorily redeemable convertible preferred stock in the Company's statement of stockholders' (deficit) equity. The fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions:
53% volatility; 5.8% risk-free rate, no dividends, and a 7 year term.

   In connection with service implementation agreements that, among other things, allow the Company to install dishes at POP or data center locations, the Company has issued warrants to acquire 300,000 shares of its

                                 CIDERA, INC.

common stock. These warrants have an exercise price of $8.75 per share, were fully vested upon issuance and become exercisable in March 2005. However, the exercisability will be accelerated on the achievement of specified milestones, which generally relate to increases in the level of service that these content distributors use. The warrants expire in March 2005. The fair value of the warrants was calculated using the Black-Scholes option pricing model using the following assumptions: 50% volatility, 6.0% risk-free rate, no dividends and the five year term of the warrants.

8. Notes payable

   In February 1998, the Company entered into a financing agreement for $400,000 consisting of notes payable. In connection with the issuance of the notes payable, the Company issued warrants to purchase 801,200 shares of the Company's common stock at $0.49925 per share to the holders of the notes payable. The warrants are fully vested and expire during February 2005. The fair value of the common stock warrants on the date of grant was $48,072, calculated using the Black-Scholes option pricing model using the following assumptions: 55% volatility, 6.5% risk free rate, no dividends and a seven year term. The fair value of the warrants has been recorded as a discount on the notes payable and as additional paid-in capital in the Company's consolidated statement of stockholders' (deficit) equity. The Company also recognized $48,072 of interest expense related to the common stock warrants during the period the notes payable were outstanding.

   The notes payable were retired in June 1998 in connection with the Company's Series A mandatorily redeemable convertible preferred stock issuance. $350,000 of the notes payable were converted into Series A mandatorily redeemable convertible preferred stock and $50,000 was repaid in cash to the holders of the notes.

9. Income taxes
   The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
     Deferred tax assets:
       Net operating loss carryforwards............... $ 1,437,969  $ 5,882,955
       Other..........................................         --       185,582
                                                       -----------  -----------
       Total deferred tax assets......................   1,437,969    6,068,537
       Valuation allowance............................  (1,367,730)  (5,851,794)
                                                       -----------  -----------
         Total........................................      70,239      216,743
                                                       -----------  -----------
     Deferred tax liability:
       Property and equipment.........................     (70,239)    (211,743)
       Other..........................................         --        (5,000)
                                                       -----------  -----------
         Total deferred tax liability.................     (70,239)    (216,743)
                                                       -----------  -----------
     Net deferred tax assets.......................... $       --   $       --
                                                       ===========  ===========

   Based on the Company's limited operating history and management's expectation of future losses, management believes that the Company's deferred tax assets do not meet the "more likely than not" criteria under SFAS No. 109. Accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded.

   Ownership changes resulting from the Company's issuance of capital stock may limit the amount of net operating losses that can be utilized annually to offset future taxable income. The amount of annual limitation is determined based upon the Company's value immediately prior to the ownership change. Subsequent significant changes in the ownership could further affect the limitation in future years. As of December 31, 1999, the Company had approximately $15.2 million of net operating losses. The net operating losses will begin to expire in 2018.

                                  CIDERA, INC.

   A reconciliation between the statutory federal income tax rate and the effective rate of income tax expense follows:

                                                               December 31,
                                                               ---------------
                                                                1998     1999
                                                               ------   ------
     United States federal income tax rate....................  34.00 %  34.00 %
     State taxes..............................................   4.62     4.62
     Other....................................................  (0.62)   (0.12)
     Valuation allowance...................................... (38.00)  (38.50)
                                                               ------   ------
     Provision (benefit) for income taxes.....................    --  %    --  %
                                                               ======   ======

10. Stock Options

 Employee Stock Incentive Plan

   Effective January 1, 1998, the Company adopted the 1998 Employee Stock Incentive Plan (the "EIP"), under which incentive stock options and non-statutory stock options may be granted to employees, directors and consultants of the Company. Incentive stock options may only be granted to, and held by, employees of the Company. The EIP is administered by the Board of Directors. The options are not transferable and are subject to various restrictions outlined in the EIP. The Board determines the number of options granted to employees, directors or consultants, the vesting period and the exercise price. Options generally vest over a four year period which includes a one year cliff with monthly vesting thereafter. The option agreement includes a twelve month forward vesting provision in the event of a change in control. The exercise price for stock options granted shall not be less than the estimated fair value per share of common stock on the date of such grant for incentive stock options and not less than 110% of the estimated fair value per share of common stock on the date of such grant for stock options granted to an individual owning more than ten percent of the total combined voting power of all classes of stock of the Company.

   The Board of Directors had reserved 962,332 and 3,804,332 shares of common stock for option grants under the EIP as of December 31, 1998 and 1999, respectively. Effective February 24, 2000 the EIP was terminated. Upon termination, 1,530,987 shares that were authorized but unissued were transferred to the 2000 Equity Incentive Plan. Options granted under the plan expire ten years after the grant date. As of December 31, 1998 and 1999, the Board of Directors had granted options to purchase 885,011 and 1,935,762 shares, respectively under the Plan.


 2000 Equity Incentive Plan

   The Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 EIP") on February 24, 2000 and it became effective on that date. The 2000 EIP was approved by the Company's stockholders on February 24, 2000. Under the plan, the Board may award incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees, including officers and employee directors and nonstatutory stock options to employees, including officers and employee directors, directors and consultants, including non-employee directors. There are 4,913,153 shares of common stock reserved for issuance under the 2000 EIP. No person is eligible to be granted options covering more than 2,000,000 shares of common stock in any calendar year. The maximum term of options granted under the plan is ten years.

   The exercise price of options granted under the 2000 EIP is determined by the Board of Directors in accordance with the guidelines set forth in the 2000 EIP. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plan vest at the rate specified in the option agreement and the grant notice. The exercise price of incentive stock options granted to any person who at the time of grant owns stock

                                  CIDERA, INC.

representing more than 10% of the total combined voting power of all classes of the Company's capital stock must be at least 110% of the fair market value of such stock on the grant date and the term of such incentive stock option cannot exceed five years.

 2000 Employee Stock Purchase Plan

   On February 24, 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan. A total of 800,000 shares of common stock have been reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the purchase plan. Unless otherwise determined by the Board, employees are eligible to participate in the purchase plan only if they are customarily employed by the Company, or an affiliate designated by the Company's board of directors, for over 20 hours per week and more than five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the Board. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.


 2000 Non-Employee Directors' Stock Option Plan

   The Board of Directors adopted the 2000 Non-Employee Directors' Stock Option Plan on February 24, 2000. Our stockholders approved the directors' plan on February 24, 2000. The plan will become effective immediately following this offering. The Company has reserved a total of 400,000 shares of common stock for issuance under the directors' plan. The eligible participants in the directors' plan are the members of the Company's board of directors who are not employed by the Company or affiliates of the Company. The directors' plan provides for the issuance of non-statutory stock options. Options granted under the directors' plan will have a term that is no longer than ten years from the date of grant. The exercise price for an option will be at least 100% of the fair market value of our common stock on the date of grant. Options granted under the directors' plan are not transferable, and may only be exercised by a director during his or her lifetime. The option may be transferred, at the time of a director's death, by will or by the laws of descent and distribution. Under the directors' plan, a director may designate the recipient of the option on the director's death.

 Founders Stock Plan

   Effective January 1, 1998, the Company adopted the 1998 Founders Stock Incentive Plan (the "Founders Plan"), under which incentive stock options and non-statutory stock options may be granted to employees, directors and consultants of the Company. Incentive stock options may only be granted to, and held by, employees of the Company. The Founders Plan is administered by the Board of Directors. The options are not transferable and are subject to various restrictions outlined in the Founders Plan. The Board determines the number of options granted to employees, directors or consultants, the vesting period and the exercise price. The exercise price for stock options granted shall not be less than the estimated fair value per share of common stock on the date of such grant for incentive stock options and not less than 110% of the estimated fair value per share of common stock on the date of such grant for stock options granted to an individual owning more than ten percent of the total combined voting power of all classes of stock of the Company. As of both December 31, 1998 and 1999, the Board of Directors has reserved 1,370,052 shares of common stock for option grants under the Founders Plan. Options granted under the Founders Plan vest over three years and expire ten years after the grant date for all individuals other than those who own more than ten percent of the Company's total combined voting power on the date of grant. More than ten percent owner's options expire

                                  CIDERA, INC.

five years after the date of grant. As of both December 31, 1998 and 1999, the Board of Directors had granted options to purchase 1,370,052 shares under the Founders Plan. Effective February 24, 2000 the Founders Plan was terminated.



   During the year ended December 31, 1999 and the three months ended March 31, 2000, the Company determined that the fair value of the underlying common stock exceeded the exercise prices of certain employee stock options by $2,463,125 and $973,885, (unaudited), respectively. Such amounts will be amortized over the vesting period of the options. The Company recognized non cash stock compensation expense of $251,538 and $206,166 (unaudited) during the year ended December 31, 1999 and the three months ended March 31, 2000. Included in non cash compensation are options issued to the Advisory Board members and a consultant who are not employees for accounting purposes. Accordingly, these options were accounted for under EITF 96-18 using the Black-Scholes option model with the following assumptions: 50% volatility, 6.0% risk-free rate, no dividends, and 3-4 year terms. The Company did not incur stock-based compensation expense related to the years ended December 31, 1997 and December 31, 1998. The Company recognized stock-based compensation expense for the year ended December 31, 1999 in the amount of $1,282 for cost of sales, $46,867 for sales and marketing, $20,982 for research and development and $182,407 for general and administrative. For the period ended March 31, 2000, the Company had compensation expense for cost of sales of $780 (unaudited), $56,112 (unaudited) for sales and marketing, $14,528 (unaudited) for research and development and $134,659 (unaudited) for general and administrative.

   The following table summarizes information about stock options activity:

                                 Year Ended December 31,
                          --------------------------------------
                                                                 Three Months Ended
                                 1998               1999           March 31, 2000
                          ------------------ ------------------- --------------------
                                    Weighted            Weighted             Weighted
                                    Average             Average              Average
                                    Exercise            Exercise             Exercise
                           Shares    Price    Shares     Price     Shares     Price
                          --------- -------- ---------  -------- ----------  --------
                                                                     (unaudited)
Outstanding at beginning
 of period..............        --   $ --    2,250,063   $0.11    3,214,416   $0.48
Granted.................  2,250,063   0.11   1,155,750    1.16    3,734,680   10.70
Exercised...............        --     --      (91,398)   0.19   (1,199,716)   6.78
Cancelled...............        --     --      (99,999)   0.30      (20,166)   0.40
                          ---------          ---------           ----------
Outstanding at end of
 period.................  2,250,063   0.11   3,214,416    0.48    5,729,214    5.82
                          =========          =========           ==========
Exercisable at end of
 period.................    288,432   0.06   1,222,313    0.10      886,943    0.07
                          =========          =========           ==========

   The following table summarizes information about stock options outstanding at the following dates.

                                         December 31,
                          -------------------------------------------       March 31,
                                  1998                  1999                  2000
                          --------------------- --------------------- ---------------------
                                     Weighted              Weighted              Weighted
                                      Average               Average               Average
                                       Years                 Years                 Years
                                     Remaining             Remaining             Remaining
                                    Contractual           Contractual           Contractual
Exercise Price Per Share   Shares      Life      Shares      Life      Shares      Life
------------------------  --------- ----------- --------- ----------- --------- -----------
                                                                           (unaudited)
$13.00..................        --      --            --      --        357,750     9.5
$10.00..................        --      --            --      --      2,500,430     9.9
$8.75...................        --      --            --      --        256,500     9.9
$3.00...................        --      --         15,000    10.0        15,000     9.8
$1.25...................        --      --        945,750     9.8       939,750     9.6
$0.50...................        --      --        180,000     9.3       159,166     9.1
$0.20...................    880,011     9.7       708,614     8.5       428,156     8.3
$0.06...................  1,370,052     9.0     1,365,052     7.7     1,072,462     7.0

                                  CIDERA, INC.

   The Company calculates the fair value of stock options at the date of grant using an option pricing model. The Company has elected the "pro forma, disclosure only" option permitted under SFAS 123 "Accounting For Stock Based Compensation" instead of recording a charge to operations. The following table reflects pro forma net loss had the Company elected to adopt the fair value approach of valuing stock options of SFAS 123:

                                                    Year ended December 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
   Net loss applicable to common stockholders:
     As reported................................... $(3,663,418) $(12,905,800)
     Pro forma.....................................  (3,783,600)  (12,959,838)
   Loss per share applicable to common
    stockholders:
     As reported................................... $     (0.64) $      (2.23)
     Pro forma.....................................       (0.66)        (2.24)

   The weighted-average exercise price and the weighted-average grant date fair value of options granted whose exercise price equals, exceeds or is less than the market price of the stock at the date of grant is as follows:

                                                   December 31,
                                        -----------------------------------
                                              1998              1999
                                        ----------------- -----------------
                                        Weighted Weighted Weighted Weighted
                                        Average  Average  Average  Average
                                        Exercise   Fair   Exercise   Fair
Exercise Price                           Price    Value    Price    Value
--------------                          -------- -------- -------- --------
Equals market price....................  $0.12    $0.05    $0.35    $0.35
Exceeds market price...................    --       --       --       --
Less than market price.................    --       --      1.31     7.13

                                                                 Year Ended
                                                                December 31,
                                                              -----------------
Options Granted                                                 1998     1999
---------------                                               --------- -------
Equals market price.......................................... 2,250,063 732,250
Exceeds market price.........................................       --      --
Less than market price.......................................       --  423,500

   The estimated fair value of each option is calculated using the Black-Scholes option-pricing model. The following table summarizes the weighted-average of the assumptions used for stock options granted during 1998 and 1999:

                                                                     1998  1999
                                                                     ----  ----
   Risk-free interest rate.......................................... 6.5%   6.1%
   Expected years until exercise.................................... 9.3   10.0
   Expected volatility.............................................. --     --
   Dividend yield................................................... --     --

   The weighted-average per share fair value of options granted in 1998 and 1999 was $0.12 and $1.19, respectively.

                                  CIDERA, INC.

11. 401 (k) Plan

   On January 1, 1998, the Company adopted the Cidera, Inc. 401(k) Plan. All employees of the Company are eligible to participate in the 401(k) Plan. Participants may contribute up to 15% of their eligible earnings. The Company may make additional contributions to the plan, although it is not required to do so. Participants are fully vested in contributions made directly to the plan and vest over a five-year period for contributions made by the Company. Total costs recognized by the Company related to the plan were not material for all periods presented.

12. Geographic and Segment Information

   The Company markets its services primarily from its operations in the United States, and operates in a single industry segment. Information regarding operations in different geographic regions is as follows:

                             Period from
                            July 7, 1997            Year Ended            Three Months Ended
                         (date of inception)       December 31,                March 31,
                           to December 31,   -------------------------  ------------------------
                                1997            1998          1999         1999         2000
                         ------------------- -----------  ------------  -----------  -----------
                                                                              (unaudited)
Net revenue:
  United States.........      $   5,407      $     5,471  $    252,725  $    27,999  $   119,355
  Europe................            --               --        105,485        5,218       67,742
                              ---------      -----------  ------------  -----------  -----------
    Total...............      $   5,407            5,471       358,210  $    33,217  $   187,097
                              =========      ===========  ============  ===========  ===========
Operating loss:
  United States.........      $(270,310)      (3,584,630)  (11,034,110)  (1,651,556)  (8,468,234)
  Europe................            --               --       (765,100)    (201,339)    (498,077)
                              ---------      -----------  ------------  -----------  -----------
    Total...............      $(270,310)     $(3,584,630) $(11,799,210) $(1,852,895) $(8,966,311)
                              =========      ===========  ============  ===========  ===========
                                         December 31,
                         ---------------------------------------------   March 31,
                                1997            1998          1999         2000
                         ------------------- -----------  ------------  -----------
                                                                        (unaudited)
Identifiable assets:
  United States.........      $ 111,597      $ 3,786,012  $ 16,084,147  $48,268,507
  Europe................            --               --        222,256      331,615
                              ---------      -----------  ------------  -----------
    Total...............      $ 111,597      $ 3,786,012  $ 16,306,403  $48,600,122
                              =========      ===========  ============  ===========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

   Registration fee................................................. $   22,770
   NASD filing fee..................................................      9,125
   Nasdaq Stock Market Listing Application fee......................     95,000
   Blue sky qualification fees and expenses.........................     25,000
   Printing and engraving expenses..................................    400,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    350,000
   Transfer agent and registrar fees................................     25,000
   Miscellaneous....................................................    398,105
                                                                     ----------
     Total.......................................................... $1,725,000
                                                                     ==========

---------------------
* to be filed by amendment

Item 14. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   The Registrant's Amended and Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its Directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

   The Registrant has agreed to indemnify each of its Directors and executive officers against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

   At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

   The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

   Since July 10, 1997, the Registrant has sold and issued the following unregistered securities:

     (a) On March 13, 2000, Cidera issued warrants to acquire 100,000 shares of its common stock to ServiceCo LLC ("Road Runner"), an accredited investor, in conjunction with Cidera's service implementation agreement with Road Runner. The warrants have an exercise price of $8.75 per share and expire on March 13, 2005. On March 15, 2000, Cidera issued warrants to acquire 200,000 shares of its common stock to Digital Island, Inc, an accredited investor, in conjunction with Cidera's service implementation agreement with Digital Island. The warrants have an exercise price of $8.75 per share and expire on March 15, 2005. Cidera issued these warrants to Road Runner and Digital Island in a private transaction not involving a public offering. Cidera relied on the exemption provided by Section 4(2) under the Act for the issuance of the warrants.

     (b) On March 15, 2000, Cidera issued and sold 668,605 shares of its Series C Convertible Preferred Stock to certain accredited investors, in an offering involving no general solicitation, for an aggregate purchase price of $5,848,960, or $8.75 per share. Upon the closing of this offering the shares of Series C Preferred Stock will automatically convert into 668,605 shares of common stock. Cidera relied on the exemption provided by Section 4(2) under the Act and Rule 506 of Regulation C promulgated thereunder for the sale of its Series C Convertible Preferred Stock.

     (c) On March 6, 2000, Cidera issued and sold 620,000 shares of common stock to Edward D. Postal pursuant to our 2000 Equity Incentive Plan for a purchase price of $13.00 per share. Mr. Postal paid for these shares through a combination of $80,000 cash and a promissory note issued to the company for $7,980,000. The note has a nine-year term and accrues interest at 6.2% per year. The note is a full recourse obligation of Mr. Postal and is secured by the shares. These shares were issued in a compensatory arrangement pursuant to a written compensatory plan. Cidera relied on the exemption provided by Rule 701 under the Act for the issuance of the shares.

     (d) On February 28, 2000, Cidera issued and sold 3,445,916 shares of its Series C Convertible Preferred Stock to certain accredited investors, in an offering involving no general solicitation, for an aggregate purchase price of $30,150,042, or $8.75 per share. Upon the closing of this offering the shares of Series C Preferred Stock will automatically convert into 3,445,916 shares of common stock. Cidera relied on the exemption provided by Section 4(2) under the Act and Rule 506 of Regulation D promulgated thereunder for the sale of its Series C Convertible Preferred Stock.

     (e) On November 10, 1999, Cidera issued 56,250 shares of common stock to Howard Fisher Associates International, an executive search firm, in consideration for its services in recruiting a new chief financial officer and chief executive officer. Cidera issued these shares in a private transaction not involving any public offering. Cidera relied on the exemption provided by
  Section 4(2) under the Securities Act for the issuance of the shares of common stock.

     (f) On June 9, 1999, Cidera issued and sold 9,887,403 shares of its Series B Convertible Preferred Stock to certain accredited investors, in an offering involving no general solicitation, for an aggregate purchase price of $20,000,002, or $2.02 per share. Upon the closing of this offering, the shares of Series B Preferred Stock will automatically convert into 9,887,403 shares of common stock. Cidera relied on the exemption provided by Section 4(2) under the Act and Rule 506 of Regulation D promulgated thereunder for the sale of its Series B Convertible Preferred Stock.

     (g) On June 4, 1998, Cidera issued and sold 7,066,147 shares of its Series A Convertible Preferred Stock to certain accredited investors, in an offering involving no general solicitation, for an aggregate purchase price of $6,350,000, or $.90 per share. Upon the closing of this offering, the shares of Series A Preferred Stock will automatically convert into 7,066,147 shares of common stock. Cidera relied on the exemption provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder for the sale of its Series A Convertible Preferred Stock.

     (h) On June 4, 1998, in consideration for services provided in the Series A financing, Cidera issued 333,834 warrants to purchase Series A Convertible Preferred Stock to nine accredited investors and sophisticated purchasers. The exercise price of these warrants is $0.90 per share. The warrants may be exercised by applying the value of a portion of the warrants (equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the Series A Convertible Preferred Stock less the aggregate per share exercise price) in lieu of payment of the exercise price per share. The warrants will expire on the earlier of February 16, 2005 or Cidera's initial public offering. Cidera issued these warrants in a private transaction involving no public offering. Cidera relied on the exemption provided by Section 4(2) under the Act for the issuance of these warrants.

     (i) On February 16, 1998, in a bridge financing, Cidera issued promissory notes in the aggregate amount of $400,000 and 801,200 warrants to purchase common stock to eleven accredited investors. All promissory notes were retired on June 4, 1998 in connection with issuance of the Series A Convertible Preferred Stock. The exercise price of the warrants is $0.50 per share. The warrants may be exercised by applying the value of a portion of the warrants (equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the common stock, less the aggregate per share exercise price) in lieu of payment of the exercise price per share. The warrants will expire on February 16, 2005. Cidera relied on the exemption provided by Section 4(2) under the Act for the bridge financing.

     (j) On September 5, 1997, Cidera issued 5,768,649 shares of common stock to its founders, Douglas E. Humphrey and Lisa M. Losito, for $.06 per share. Cidera relied on the exemption provided by Section 4(2) under the Act for the issuance of stock to the founders. Mr. Humphrey and Ms. Lasito are both accredited investors and acquired these shares in a transaction not involving any public offering.

     (k) Since inception, Cidera has issued options to purchase a total of 8,236,527 options for shares of its common stock at exercise prices ranging from $0.06 to $13.00 per share to employees, consultants, directors and other service providers pursuant to Cidera's 1998 Equity Incentive Plan and the 2000 Equity Incentive Plan. As of May 31, 2000, optionees have exercised 758,142 options at a weighted-average exercise price of $0.49 and 6,858,385 options are outstanding. All of these options have been granted in compensatory arrangements pursuant to written compensatory benefit plans established by Cidera. Cidera relied on the exemption provided by Rule 701 under the Act for the issuance of these options.

   The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Cidera.

Item 16. Exhibits and Financial Statement Schedules.
   (a) Exhibits.

 Exhibit
 Number                             Description of Document
 -------                            -----------------------
  1.1    Form of Underwriting Agreement.(1)
  3.1    Second Amended and Restated Certificate of Incorporation.*
  3.2    Second Amended and Restated Bylaws.*
  4.1    Specimen Stock Certificate.(1)
  4.2    Registration Rights Agreement.*
  4.3    Amendment No. 1 to Registration Rights Agreement.*
  4.4    Amendment No. 2 to Registration Rights Agreement.*
  5.1    Opinion of Cooley Godward LLP.(1)
 10.1    1998 Founders Stock Incentive Plan.*
 10.2    1998 Equity Incentive Plan.*
 10.3    Form of Incentive Stock Option Agreement pursuant to the 1998 Equity
         Incentive Plan.*
 10.4    Form of Non-Qualified Stock Option Agreement pursuant to the 1998 Equity
         Incentive Plan.*
 10.5    2000 Equity Incentive Plan.*
 10.6    Form of Stock Option Agreement for Incentive and Nonstatutory Stock Options
         pursuant to the 2000 Equity Incentive Plan.*
 10.7    2000 Non-Employee Directors Stock Option Plan.*
 10.8    2000 Employee Stock Purchase Plan.*
 10.9    Employment Agreement dated June 1, 1998 with Douglas E. Humphrey.*
 10.9a   Amendment to Employment Agreement with Douglas E. Humphrey, dated May 31,
         2000.
 10.10   Employment Agreement dated July 1, 1998 with Robert Marggraf.*
 10.11   Employment Agreement dated June 1, 1998 with Robert M. Dunham.*
 10.11a  Amendment to Employment Agreement with Robert M. Dunham, dated May 31, 2000.
 10.12   Employment Agreement dated February 17, 2000 with Edward D. Postal.*
 10.13   Employment Agreement dated March 16, 2000 with Richard J. Hanna.
 10.14   Strategic Partnership Agreement with bCandid, dated July 16, 1999. +*
 10.15   Service Implementation Agreement with Akamai Technologies, Inc. dated May
         22, 2000.+
 10.16   Software Distribution Agreement with RealNetworks, Inc., dated January 25,
         2000. +*
 10.17   License Agreement with Microsoft, dated February 17, 2000. +*
 10.18   Exodus Alliance Partnership Agreement, dated March 30, 1999. +*
 10.19   Satellite Transponder Service Agreement with GE American Communications,
         Inc., dated November 2, 1999. +*
 10.20   Satellite Transponder Agreement with GE Capital Europe Limited, dated
         November 1, 1999. +*
 10.21   Office Sublease with Phase 1 Incubator, Inc., dated June 1, 1998.*
 10.22   Rooftop Space License with Phase 1 Incubator, Inc., dated June 1, 1998.*
 10.23   Colocation Agreement with The Colocation Corporation, dated March 7, 2000.*
 10.24   Digital Satellite Uplink Service Agreement with Kingston Satellite Services,
         Ltd., dated November 10, 1998.+*
 10.25   Amendment to Office Sublease and Rooftop Space license with Phase1
         Incubator, Inc., dated March 7, 2000.*
 21.1    List of Subsidiaries.*
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1    Power of Attorney (contained on page II-5).*
 27.1    Financial Data Schedule.

---------------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1)    To be filed by amendment.

 * Previously filed.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laurel, State of Maryland, on June 21, 2000.

                                                /s/ Douglas E. Humphrey
                                          By: _________________________________
                                                    Douglas E. Humphrey

                                                 Chairman of the Board


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board         June 21, 2000
______________________________________
         Douglas E. Humphrey

         /s/ Richard J. Hanna          President, Chief Executive    June 21, 2000
______________________________________  Officer and Director
           Richard J. Hanna             (principal executive
                                        officer)

                  *                    Executive Vice President      June 21, 2000
______________________________________  and Chief Financial
           Edward D. Postal             Officer (principal
                                        financial and accounting
                                        officer)

                  *                    Director                      June 21, 2000
______________________________________
          Brian W. Hayhurst

                  *                    Director                      June 21, 2000
______________________________________
             John Landry

                  *                    Director                      June 21, 2000
______________________________________
             Peter Barris

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                      June 21, 2000
______________________________________
           Suzanne H. King

                  *                    Director                      June 21, 2000
______________________________________
          J. Mitchell Reese

                  *                    Director                      June 21, 2000
______________________________________
          Robert M. Stewart

    /s/ Douglas E. Humphrey

*By: _______________________

       Douglas E. Humphrey

        (Attorney-in-Fact)

                                 EXHIBIT INDEX

 Exhibit
 Number                             Description of Document
 -------                            -----------------------
  1.1    Form of Underwriting Agreement.(1)
  3.1    Second Amended and Restated Certificate of Incorporation.*
  3.2    Second Amended and Restated Bylaws.*
  4.1    Specimen Stock Certificate.(1)
  4.2    Registration Rights Agreement.*
  4.3    Amendment No. 1 to Registration Rights Agreement.*
  4.4    Amendment No. 2 to Registration Rights Agreement.*
  5.1    Opinion of Cooley Godward LLP.(1)
 10.1    1998 Founders Stock Incentive Plan.*
 10.2    1998 Equity Incentive Plan.*
 10.3    Form of Incentive Stock Option Agreement pursuant to the 1998 Equity
         Incentive Plan.*
 10.4    Form of Non-Qualified Stock Option Agreement pursuant to the 1998 Equity
         Incentive Plan.*
 10.5    2000 Equity Incentive Plan.*
 10.6    Form of Stock Option Agreement for Incentive and Nonstatutory Stock Options
         pursuant to the 2000 Equity Incentive Plan.*
 10.7    2000 Non-Employee Directors Stock Option Plan.*
 10.8    2000 Employee Stock Purchase Plan.*
 10.9    Employment Agreement dated June 1, 1998, with Douglas E. Humphrey.*
 10.9a   Amendment to Employment Agreement with Douglas E. Humphrey, dated May 31,
         2000.
 10.10   Employment Agreement dated July 1, 1998, with Robert Marggraf.*
 10.11a  Amendment to Employment Agreement with Robert M. Dunham, dated May 31, 2000.
 10.11   Employment Agreement dated June 1, 1998 with Robert M. Dunham.*
 10.12   Employment Agreement dated February 17, 2000 with Edward D. Postal.*
 10.13   Employment Agreement dated March 16, 2000 with Richard J. Hanna.
 10.14   Strategic Partnership Agreement with bCandid, dated July 16, 1999.+*
 10.15   Service Implementation Agreement with Akamai Technologies, Inc., dated May
         22, 2000.+
 10.16   Software Distribution Agreement with RealNetworks, Inc., dated January 25,
         2000.+*
 10.17   License Agreement with Microsoft, Inc., dated February 17, 2000.+*
 10.18   Exodus Alliance Partnership Agreement, dated March 30, 1999.+*
 10.19   Satellite Transponder Service Agreement with GE American Communications,
         Inc., dated November 2, 1999.+*
 10.20   Satellite Transponder Agreement with GE Capital Europe Limited, dated
         November 1, 1999.+*
 10.21   Office Sublease with Phase 1 Incubator, Inc., dated June 1, 1998.*
 10.22   Rooftop Space License with Phase 1 Incubator, Inc., dated June 1, 1998.*
 10.23   Colocation Agreement with The Colocation Corporation, dated March 7, 2000.*
 10.24   Digital Satellite Uplink Service Agreement with Kingston Satellite Services,
         Ltd., dated November 10, 1998.+*
 10.25   Amendment to Office Sublease and Rooftop Space license with Phase1
         Incubator, Inc., dated March 7, 2000.*
 21.1    List of Subsidiaries.*
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1    Power of Attorney (contained on page II-5).*
 27.1    Financial Data Schedule.

---------------------
 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1)   To be filed by amendment.

 *   Previously filed.